      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2002

                                                      REGISTRATION NO. 333-86288
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                              STOLT OFFSHORE S.A.

             (Exact name of Registrant as specified in its charter)

                                 NOT APPLICABLE

                (Translation of Registrant's name into English)

          LUXEMBOURG                NOT APPLICABLE
 (State or other jurisdiction      (I.R.S. Employer
     of incorporation or         Identification No.)
        organization)

                           --------------------------

                          C/O STOLT OFFSHORE M.S. LTD.
                                 DOLPHIN HOUSE
                                 WINDMILL ROAD
                               SUNBURY-ON-THAMES
                          MIDDLESEX, TW16 7HT ENGLAND
                               (44) 1932-773-720

   (Address and telephone number of Registrant's principal executive offices)
                           --------------------------

                              ALAN B. WINSOR, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                               STOLT-NIELSEN INC.
                       8 SOUND SHORE DRIVE, P.O. BOX 2300
                          GREENWICH, CONNECTICUT 06836
                                 (203) 625-3667

           (Name, address and telephone number of agent for service)
                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

           GREGORY PRYOR, ESQ.                              TODD R. CHANDLER, ESQ.
             WHITE & CASE LLP                             WEIL, GOTSHAL & MANGES LLP
       1155 AVENUE OF THE AMERICAS                             767 FIFTH AVENUE
         NEW YORK, NEW YORK 10036                          NEW YORK, NEW YORK 10153
          PHONE: (212) 819-8200                             PHONE: (212) 310-8000
           FAX: (212) 354-8113                               FAX: (212) 310-8007

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                           --------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MAY 30, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                            8,000,000 COMMON SHARES



         [LOGO]             STOLT OFFSHORE S.A.


             ------------------------------------------------------


We are offering 1,607,522 of our common shares, and our indirect wholly owned subsidiary, Stolt Offshore Investing Ltd., is offering 6,392,478 of our common shares. The net proceeds from the sale of our common shares by us and our subsidiary will be applied to repay indebtedness as described under "Use of Proceeds". The common shares may be offered in the form of American Depositary Shares, or ADSs, or in the form of common shares. Each ADS represents one common share.



Our ADSs are quoted on the Nasdaq National Market under the symbol "SOSA" and our common shares are listed on the Oslo Stock Exchange under the symbol "STO." On May 23, 2002, the last reported sale price of our ADSs on Nasdaq was $8.15 per ADS and the closing price of our common shares on the Oslo Stock Exchange was NOK 65.00 per share.



                 INVESTING IN OUR COMMON SHARES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.



                                                                 PER SHARE              TOTAL
Public Offering Price.....................................           $                    $
Underwriting Discounts and Commissions....................           $                    $
Proceeds to Stolt Offshore S.A............................           $                    $
Proceeds to Stolt Offshore Investing Ltd..................           $                    $


We have granted Lehman Brothers a 30-day option to purchase up to 1,200,000 additional common shares on the same terms and conditions set forth above to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers expects to deliver the common shares on or about          ,
2002.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

            , 2002.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................      5

OTHER MATTERS...............................................     10

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     11

USE OF PROCEEDS.............................................     11

PRICE RANGE AND MARKET FOR OUR COMMON SHARES................     12

CAPITALIZATION..............................................     13

SELECTED CONSOLIDATED FINANCIAL DATA........................     14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION........................     16

BUSINESS....................................................     30

RELATIONSHIP WITH SNSA......................................     44

BACKGROUND OF THE OFFERING..................................     45

SELLING SHAREHOLDER.........................................     45

TAXATION....................................................     46

UNDERWRITING................................................     50

EXPENSES OF THE ISSUE.......................................     54

WHERE YOU CAN FIND ADDITIONAL INFORMATION...................     54

INCORPORATION OF DOCUMENTS BY REFERENCE.....................     55

LEGAL MATTERS...............................................     55

EXPERTS.....................................................     55

INDEX TO FINANCIAL STATEMENTS...............................    F-1


    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

    This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase common shares or ADSs by any person in any jurisdiction where it is unlawful to make such an offer or solicitation. The distribution of this prospectus and the offering or sale of the common shares or ADSs in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Persons into whose possession this prospectus may come are required to inform themselves about and to observe such restrictions. Further information with regard to restrictions on offers and sales of the common shares or ADSs and the distribution of this prospectus is set out under "Underwriting."

                         NOTICE TO RESIDENTS OF NORWAY

    This document is not a prospectus under Norwegian legislation and has not been approved by the Oslo Stock Exchange. We are not making an offering subject to prospectus requirements under Norwegian legislation.

                   NOTICE TO RESIDENTS OF THE UNITED KINGDOM


    This communication is directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) fall within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc") of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.



    Lehman Brothers has represented and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of the offering, will not offer or sell any common shares or ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000 (the "FSMA"); (ii) it has communicated or caused to be communicated and will communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any common shares or ADSs only in circumstances in which section 21(1) of the FSMA does not apply to Stolt Offshore; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares or ADSs in, from or otherwise involving the United Kingdom.


                          NOTICE TO RESIDENTS OF JAPAN


    Lehman Brothers has represented and agreed that it has not offered or sold and will not offer or sell any common shares or ADSs, directly or indirectly, in Japan or to or for the account of any resident of Japan except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.


                         NOTICE TO RESIDENTS OF GERMANY


    The offer and sale of shares within Germany is subject to restrictions set forth in the German Securities Selling Prospectus Act (WERTPAPIER-VERKAUFSPROSPEKTGESETZ). Lehman Brothers has agreed that it will not offer, sell or deliver common shares or ADSs in Germany as part of a public offering. Common shares or ADSs will be offered, sold or delivered in Germany exclusively to professional investors within the meaning of Section 2 of the German Securities Selling Prospectus Act.


                     NOTICE TO RESIDENTS OF THE NETHERLANDS

    The common shares and ADSs may not be offered, transferred, delivered or sold in The Netherlands as part of the initial distribution or any time thereafter, and this prospectus may not be distributed and circulated in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational institutions and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).

                       NOTICE TO RESIDENTS OF LUXEMBOURG


    We are not making, and we have not authorized anyone to make, a public offering of common shares or ADSs in Luxembourg.



                               MARKET INFORMATION



    Information regarding our position as a leading offshore services contractor is based on information contained in Spears & Associates, Inc.'s OILFIELD MARKET REPORT 2001 and information compiled by other third party sources. While we take responsibility for extracting this information, we have not independently verified it and cannot assure you as to its accuracy.

                               PROSPECTUS SUMMARY


    THIS SUMMARY HIGHLIGHTS MATERIAL INFORMATION REGARDING OUR BUSINESS AND THE OFFERING. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION CONTAINED UNDER "RISK FACTORS" AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN OUR COMMON SHARES OR ADSS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" AND "OUR" REFER TO STOLT OFFSHORE S.A. AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS. UNLESS OTHERWISE INDICATED, WE ASSUME IN THIS PROSPECTUS THAT THE UNDERWRITER WILL NOT EXERCISE ITS OVER-ALLOTMENT OPTION.


                                 STOLT OFFSHORE

OVERVIEW


    We are one of the largest offshore services contractors in the world. We design, procure, build, install and service a range of offshore surface and subsurface infrastructure for the global oil and gas industry. We specialize in creating and applying innovative and efficient solutions in response to the technical complexities faced by offshore oil and gas companies as they explore and develop production fields in increasingly deeper water and more demanding offshore environments. Our revenues for the year ended November 30, 2001 were $1.3 billion, and our order backlog on May 29, 2002 was $1.7 billion, an increase of approximately 35.5% over our order backlog of $1.2 billion at May 29, 2001.



    We provide services and products that add value for our customers at all phases of offshore oil and gas field exploration, development and production. We survey the seabed and provide other support services for drilling test holes during the exploration phase. When a field is being developed, we apply our technical expertise and knowledge of regional conditions to offer conceptual and engineering designs for the field. We also procure or fabricate and install equipment used in field development. We combine our design and fabrication expertise to manage the building of floating facilities (known as FPSOs) that process, store and offload oil and which are used in very deep water where a platform or topside would be impractical. During the time that the field is producing oil or gas, we inspect, maintain and repair this equipment. Once the field has been depleted and is to be abandoned, we provide field decommissioning services which include the removal of offshore structures and equipment.



    We are one of only a few companies that can offer a full range of offshore development and construction services on a global basis. We have operated in more than 60 countries and currently operate in over 34 countries.



    We have a world class fleet of highly specialized ships, barges and unmanned underwater remotely operated vehicles, or ROVs, deployed in the world's major offshore oil and gas exploration regions, including:


    - 9 construction support ships;

    - 4 flowline lay ships;


    - 9 survey/inspection, repair and maintenance ships;



    - 11 anchored construction and maintenance ships;



    - 1 heavy lift ship;



    - 7 pipelay barges;



    - 4 tugs and other ships;



    - 95 ROVs (5 of which are owned by a joint venture); and



    - 11 hardsuits for manned dives.

MARKET DYNAMICS



    Our market research indicates that demand for the kind of offshore services we offer could grow by up to 50% between 2001 and 2002 and up to an additional 43% between 2002 and 2004, with much of it relating to deepwater developments in West Africa and the Gulf of Mexico. Deepwater developments such as these are typically of a larger scale, have a longer duration and occur in harsh environments such as high pressure and difficult currents, making them less sensitive to short-term fluctuations in prices of oil and gas. Deepwater development requires the use of specialized construction equipment which we believe is currently employed at high utilization rates. Furthermore, oil and gas companies are increasingly outsourcing the design and construction of large deepwater projects. We believe we are well positioned to meet the needs of our customers, and are one of a limited number of companies that has the resources to compete for and undertake all aspects of the engineering, procurement, installation and commissioning of major projects, known in the industry as EPIC.


COMPETITIVE STRENGTHS


    We believe we have the following competitive strengths:



    - We are able to supply a full complement of services for the development and construction of offshore oil and gas fields in each of the major offshore markets.



    - We own or charter an impressive array of offshore assets including the largest fleet of sophisticated deepwater construction assets in the world.



    - We possess innovative deepwater technologies and unique experience in deep-water developments such as the TotalFinaElf Girassol and Amerada Hess La Ceiba projects.



    - We maintain geographically diverse operations.



    - We are a market leader in offshore West Africa, which we expect will be the highest growth market for large deepwater developments over the next three years.


RECENT DEVELOPMENTS


    For the first quarter of 2002, we reported a net profit of $0.2 million, or approximately a break-even result per share, on net operating revenue of $294.1 million, compared with a net loss of $15.5 million, or $0.18 per share, on net operating revenue of $191.1 million for the first quarter of 2001. The improvement primarily resulted from improved operating performance and the recovery of losses on the Girassol project recorded in 2001. These recoveries reflect the negotiation of variation orders in which our customer agreed to reimburse us for costs incurred in 2001.



    In May 2002, we and a joint venture partner were awarded the ChevronTexaco Sanha Bomboco project, a $660.0 million EPIC contract for the engineering, fabrication and installation of five offshore platforms in West Africa, the modification of three existing platforms and the installation of 100 kilometers of subsea pipelines in an average water depth of 100 meters. Our share of the project represents $240.0 million, of which we expect to recognize
$15.0 million as revenue in 2002.



BACKGROUND OF THE OFFERING



    In May 2002, our indirect wholly owned subsidiary, Stolt Offshore
Investing Ltd., the selling shareholder, purchased 6,142,857 of our common shares from Vinci S.A. We had issued those shares to Vinci as partial consideration for our acquisition of ETPM S.A. in December 1999. The purchase agreement relating to the ETPM acquisition contained provisions pursuant to which we effectively guaranteed that, in the event of a sale of those shares by Vinci, it would receive a minimum of $18.50 per share. The aggregate of the purchase price that the selling shareholder paid for the common shares and the payment that we made in settlement of the associated minimum share price guarantee was $113.6 million. The shares purchased by the selling shareholder are included in the shares offered by this prospectus.



    In February 2002, one of our group companies purchased 249,621 of our common shares from NKT Holdings A/S for an aggregate price of $3.4 million. We had issued these shares to NKT Holdings in December 1999 as consideration for our acquisition of a 49% joint venture interest in NKT Flexibles I/S. The shares were purchased for a guaranteed price of $13.65 per share in accordance with the terms of the acquisition agreement for our joint venture interest. These common shares were later transferred to the selling shareholder and are included in the shares offered by this prospectus.



CORPORATE MATTERS



    We are an indirect subsidiary of Stolt-Nielsen S.A. ("SNSA"), whose shares are quoted on the Nasdaq National Market and listed on the Oslo Stock Exchange. Through its subsidiaries, SNSA is engaged in three businesses: transportation services, subsea services and seafood. As of May 15, 2002, SNSA retained an economic interest of approximately 57% and a voting interest of approximately 65% in us. Assuming that all of the shares offered pursuant to this prospectus are sold, and that SNSA does not purchase any of the offered shares, following the offering, SNSA's economic interest would be 52% and its voting interest would be 60%.



    Our registered office is located at 26, rue Louvigny, Luxembourg, and we are registered in the Companies' Registrar of the Luxembourg District Court under the designation "R.C. Luxembourg B 43172." The address of our principal executive offices is c/o Stolt Offshore M.S. Ltd., Dolphin House, Windmill Road, Sunbury-on-Thames, Middlesex TW16 7HT, England, telephone number
(44) (0) 1932-773-700. Our web site address is www.stoltoffshore.com. The information on our web site is not part of or incorporated by reference into this prospectus.

                                  THE OFFERING


Total shares offered.........................  8,000,000 shares.
  Common shares offered by Stolt
    Offshore S.A.............................  1,607,522 common shares.
  Common shares offered by Stolt Offshore
    Investing Ltd., our indirect wholly owned  6,392,478 common shares, representing all of subsidiary...............................  our common shares owned by it.
Common shares and common share equivalents to
  be outstanding after the offering..........  71,836,058 common shares and 17,000,000 common share equivalents. Our common share
                                               equivalents are comprised of 34,000,000 class
                                               B shares, $2.00 par value per share, which
                                               are convertible into common shares on a
                                               two-for-one basis.
Use of proceeds..............................  Based on the closing price of our ADSs reported by the Nasdaq National Market on
                                               May 23, 2002, we estimate that the aggregate
                                               net proceeds from the offering will be
                                               approximately $62.2 million, after deducting
                                               underwriting discounts and commissions and
                                               estimated offering expenses payable by us.
                                               We intend to use the net proceeds from the
                                               sale of our common shares (including those
                                               received by our indirect wholly owned
                                               subsidiary) to repay debt incurred to
                                               purchase common shares from Vinci S.A. that
                                               we issued in the ETPM acquisition and to
                                               settle the associated share price guarantees.
                                               We incurred $110.0 million of debt for these
                                               purposes in May 2002, including
                                               $65.0 million borrowed from our parent
                                               company and $45.0 million borrowed from banks
                                               under our existing credit facilities. We
                                               intend to apply the net proceeds of the
                                               offering first, to the repayment of the debt
                                               owing to SNSA and then, if there are any
                                               remaining proceeds, to the repayment of bank
                                               debt. See "Use of Proceeds" and "Background
                                               of the Offering."
Risk Factors.................................  Investing in our common shares involves risks. See "Risk Factors."
Nasdaq National Market symbol................  SOSA
Oslo Stock Exchange symbol...................  STO



    The number of common shares and common share equivalents to be outstanding after the offering is based on the number of common shares and class B shares outstanding as of May 15, 2002. This number does not include:


    - an aggregate of 1,200,000 common shares subject to an option granted to the underwriter to cover over-allotments, if any;


    - an aggregate of 3,773,782 common shares reserved for issuance upon the exercise of options outstanding as of May 15, 2002; and



    - 3,906,218 additional common shares available for further grants under our stock plans.

                                  RISK FACTORS


    If you purchase our common shares, you will take on a financial risk. In deciding whether to invest, you should carefully consider the following factors and the information contained in this prospectus, including the information incorporated by reference into this prospectus. The following is a summary of all of the risks applicable to our business operations and to an investment in our common shares that we consider to be material. If any of the events described below actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.



OUR BUSINESS IS AFFECTED BY EXPENDITURES BY PARTICIPANTS IN THE OIL AND GAS INDUSTRY.



    Demand for our services depends on expenditures by participants in the oil and gas industry and particularly on capital expenditure budgets of the companies engaged in the exploration, development and production of offshore oil and gas. In particular, the oil and gas industry has been consolidating. There are fewer and larger oil and gas companies that control expenditures for the types of services and products that we and our competitors provide. Offshore oil and gas field capital expenditures are also influenced by many other factors beyond our control, including:


    - prices of oil and gas and anticipated growth in world oil and gas demand;

    - the discovery rate of new offshore oil and gas reserves;

    - the economic feasibility of developing particular offshore oil and gas fields;

    - the production from existing producing oil and gas fields;

    - political and economic conditions in areas where offshore oil and gas exploration and development may occur;

    - policies of governments regarding the exploration for, pricing and production and development of their oil and gas reserves; and

    - the ability of oil and gas companies to access or generate capital and the cost of such capital.

UNEXPECTED COSTS MAY ADVERSELY AFFECT THE AMOUNT WE REALIZE FROM FIXED-PRICE CONTRACTS.


    A significant proportion of our business is performed on a fixed-price or turnkey basis. In 2001, 2000 and 1999, approximately 72%, 74% and 47%, respectively, of our revenue was derived from fixed-price contracts. Long-term fixed-priced contracts are inherently risky because of the possibility that we may incur costs that we did not expect at the time of bidding, including the cost of satisfying post-completion warranty obligations. The cost and gross profit realized on such contracts can vary from those expected because of changes beyond our control, including but not limited to:


    - unanticipated technical problems with the equipment we are supplying or developing which may require that we spend our own money to remedy the problem;

    - unanticipated changes in the costs of components, materials or labor;

    - unanticipated difficulties in obtaining required governmental permits or approvals;

    - project modifications creating unanticipated costs;

    - delays caused by local weather and soil conditions; and

    - suppliers' or subcontractors' failure to perform.

    These risks are exacerbated if the duration of the project is long-term, because there is more time for and, therefore, an increased risk that the circumstances upon which we originally bid and developed a price will change in a manner that increases our costs. Our long-term projects often subject us to penalties if we cannot complete portions of the projects in accordance with agreed-upon time limits.

WE MAY BE LIABLE TO THIRD PARTIES FOR THE FAILURE OF OUR JOINT VENTURE PARTNERS TO FULFILL THEIR OBLIGATIONS.

    Under some of our joint venture agreements, we and our partners are jointly and severally liable to the customer for the performance of the contract. If our joint venture partner in such arrangement fails to fulfill its obligations, we could have to carry the resultant liability toward the customer and would have to rely on our ability to obtain reimbursement from our joint venture partner. If our joint venture partner became insolvent or ceased operations, this might not be possible.

OUR METHOD OF ACCOUNTING FOR PROJECTS COULD RESULT IN A REDUCTION OR ELIMINATION OF PREVIOUSLY REPORTED PROFITS.

    Substantially all of our projects are accounted for on the "percentage-of-completion" method, which is standard for our industry and in compliance with U.S. generally accepted accounting principles. Under the percentage-of-completion method, estimated contract revenues are accrued based on the ratio of costs incurred to date to the total estimated costs, taking into account the level of physical completion. Estimated contract losses are recognized in full when determined. Contract revenues and total cost estimates are reviewed and revised periodically as work progresses and as change orders are approved, and adjustments based on the percentage of completion are reflected in contract revenues in the reporting period when these estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported contract revenues, we would recognize a charge against current earnings that may be significant depending on the size of the project or the adjustment.

OUR BUSINESS COULD SUFFER AS A RESULT OF CURRENT OR FUTURE LITIGATION.


    We are subject to legal claims by customers, sub-contractors, employees, joint venture partners, government agencies and competitors. In particular, our competitor, Coflexip S.A., has commenced legal proceedings through the U.K. High Court against three of our subsidiaries claiming infringement of a certain patent held by Coflexip relating to flexible flowline laying technology in the United Kingdom. Judgment was rendered on January 22, 1999 and January 29, 1999. The disputed patent was held valid. We appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. We have applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. The result of these court decisions is that the flexible lay system tower on SEAWAY FALCON, and the process by which this system lays flexible conduits, has been held to infringe Coflexip's patent in the United Kindgom. During 2001, Coflexip submitted an amended claim for damages claiming lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The claim is for approximately $89.0 million, up from approximately $14.0 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible lay system tower on the SEAWAY FALCON was brought into U.K. waters. We estimate that the total claim will amount to approximately $115.0 million. In the alternative, Coflexip claims a reasonable royalty for each act of infringement, interest and legal costs. Coflexip has not quantified this claim, but we expect that it will be considerably less than the claim to lost profits. We, in consultation with our advisers, have assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115.0 million and have determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies", we have reserved $1.5 million in the financial statements, being the lower amount of the range. The amount of damages is nevertheless uncertain, and no assurance can be given that the provided amount is sufficient. If the amount we are ultimately determined to owe, if any, is substantially more than we have currently reserved or if we increase the amount of the reserve for this claim, it could have a material adverse effect on our results of operations.


    Furthermore, there can be no assurance that the results of the litigation described above or other legal proceedings will not materially harm our business or reputation.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO CHANGES IN FOREIGN REGULATIONS AND OTHER RISKS INHERENT TO INTERNATIONAL BUSINESS, ANY OF WHICH COULD AFFECT OUR OPERATING RESULTS.

    Our operations in the South America, Asia-Pacific and Southern Europe/Africa/Middle East regions are mainly performed in emerging markets such as Angola, Nigeria, Brazil and Indonesia. In total, these regions accounted for 49%, 55% and 24% of our net operating revenue in 2001, 2000 and 1999 respectively. Operations in these emerging markets present risks including:

    - economic instability, which could make it difficult for us to anticipate future business conditions in these markets;

    - political instability, which could discourage investment and complicate our dealings with governments;

    - boycotts and embargoes that may be imposed by the international community on countries in which we operate;

    - labor unrest, particularly in Nigeria and Angola where our large workforces are prone to strike action;

    - disruptions due to civil war, election outcomes, shortages of commodities, power interruptions or inflation;

    - the imposition of unexpected taxes or other payments on our revenues in these markets; and

    - the introduction of exchange controls and other restrictions by foreign governments.

OUR QUARTERLY RESULTS MAY FLUCTUATE DUE TO ADVERSE WEATHER CONDITIONS DURING THE WINTER.


    Over the past three years, a substantial portion of our revenue has been generated from work performed in the North Sea and North America. Adverse weather conditions during the winter months in these regions usually result in low levels of activity. Additionally, during certain periods of the year, we may encounter adverse weather conditions such as hurricanes or tropical storms in the Gulf of Mexico. During periods of curtailed activity due to adverse weather conditions, we continue to incur operating expenses, but our revenues from operations are delayed or reduced. As a result, full-year results are not likely to be a direct multiple of any particular quarter or combination of quarters.


WE FACE COMPETITION WHICH COULD HAVE AN ADVERSE EFFECT UPON OUR OPERATING RESULTS AND FINANCIAL CONDITION.

    The offshore oil and gas services business is highly competitive, and offshore contractors compete intensely for available projects. Contracts for our services are generally awarded on a competitive bid basis, and although customers may consider, among other things, the availability and capability of equipment and the reputation and experience of the contractor, price is a primary factor in determining which contractor is awarded a contract. Several of our competitors and potential competitors are larger than we are and have greater financial and other resources than we have. This intense competition could result in pricing pressures, lower sales and reduced margins which would have an adverse effect upon our operating results and financial condition.

WE DEPEND ON CERTAIN SIGNIFICANT CUSTOMERS AND LONG-TERM CONTRACTS AND THE LOSS OF ONE OR MORE SIGNIFICANT CUSTOMERS OR THE FAILURE TO REPLACE OR ENTER INTO NEW LONG-TERM CONTRACTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS.


    In 2001, TotalFinaElf accounted for 24% of our net operating revenue and Williams Gas accounted for 11% of our net operating revenue. In 2000, TotalFinaElf accounted for 24%, and Shell accounted for 10%, of our net operating revenue. During 2001 and 2000, our ten largest customers accounted for 76% and 67%, respectively, of our net operating revenue, and over that period seven customers, including BP, ChevronTexaco, Petrobras, Shell, Statoil, TotalFinaElf and Triton Energy (acquired in 2001 by Amerada Hess) consistently numbered among our ten largest customers. Revenues from our largest customers are often related to specific long-term contracts that upon completion may not be replaced by contracts of equivalent size. Our inability to replace significant long-term projects on similar terms or the loss of any one or more of our significant customers or a substantial decrease in demand by our significant customers could result in a substantial loss of revenues which could have a material adverse effect on us.


WE COULD BE ADVERSELY AFFECTED IF WE FAIL TO KEEP PACE WITH TECHNOLOGICAL CHANGES, AND CHANGES IN TECHNOLOGY COULD RESULT IN WRITE-DOWNS OF ASSETS.


    Our customers are constantly seeking to develop oil and gas fields in deeper waters. To meet our customers' needs, we must continuously develop new, and update existing, technology for the installation, repair and maintenance of offshore structures. In addition, rapid and frequent technology and market demand changes can often render existing technologies obsolete requiring substantial new capital expenditures and/or write-downs of assets. Our failure to anticipate or to respond adequately and timely to changing technology, market demands and/or customer requirements could adversely affect our business and financial results.


OUR INTERNATIONAL OPERATIONS EXPOSE US TO THE RISK OF FLUCTUATIONS IN CURRENCY EXCHANGE RATES.

    The results of operations and financial position of most of our non-U.S. subsidiaries are initially reported in the local currencies of countries in which those subsidiaries reside. That financial information is then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. For 2001, approximately 26.0% of our consolidated net operating revenues were generated in local currencies and translated into U.S. dollars. Approximately 0.4%, 16.7% and 8.8% of our revenue was generated in Euros, British pounds and Norwegian kroner, respectively. The exchange rate between these currencies and the U.S. dollar can fluctuate substantially, which could have a significant translation effect on our reported consolidated results of operations and financial position.

    In addition, we are subject to currency risk exposure when our sales are denominated in currencies that are different from those in which our expenses are incurred. In this case, if the value of the currency in which sales are recorded weakens relative to the currency in which we incur expenses, then there is a negative impact on our profit margin.

WE ARE EXPOSED TO SUBSTANTIAL HAZARDS AND RISKS THAT ARE INHERENT IN THE OFFSHORE SERVICES BUSINESS FOR WHICH LIABILITIES MAY POTENTIALLY EXCEED OUR INSURANCE COVERAGE AND CONTRACTUAL INDEMNITY PROVISIONS.

    Our operations are subject to all the risks normally associated with offshore development and production and could result in damage to or loss of property, suspension of operations or injury or death to personnel or third parties. We insure our assets at levels which our management believes reflect their current market value. Such assets include all capital items such as ships, major equipment and land-based property. The only assets not insured are those where the cost of such insurance would be disproportionate to their value.


    Our operations are conducted in hazardous environments where accidents involving catastrophic damage or loss of life could result, and litigation arising from such an event may result in our being named a defendant in lawsuits asserting large claims. We insure for liability arising from our operations, both onshore and offshore, including loss, of or damage to third-party property, death or injury to employees or third parties, statutory workers compensation protection and pollution. Although there can be no assurance that the amount of insurance we carry is sufficient to protect us fully in all events, all such insurance is carried at levels of coverage and deductibles that we consider financially prudent. A successful liability claim for which we are underinsured or uninsured could have a material adverse effect on us.


    We generally seek to obtain indemnity agreements whenever possible from our customers requiring those customers to hold us harmless in the event of structural damage, loss of production or liability for pollution that originates below the water surface. Such contractual indemnification, however, does not generally cover liability resulting from the gross negligence or willful misconduct of, or violation of law by, our employees or subcontractors. Additionally, if we suffer a loss for which we are entitled to indemnity, we are dependent on our customer's ability to satisfy its indemnity obligation. If the customer cannot satisfy its obligation, we could suffer losses.

OUR LEVEL OF DEBT MAY CONSTRAIN OUR OPERATIONS.


    As of April 30, 2002, we had an aggregate of $370.9 million of debt outstanding. The degree to which we are leveraged may affect our ability to obtain additional financing in the future for working capital, capital expenditures, product and service development and general corporate purposes, to utilize cash flow from operations for purposes other than debt service, and to overcome seasonal or other cyclical variations in our business. Our ability to satisfy our obligations and to reduce our debt depends on our future performance.


SNSA EXERCISES A CONTROLLING INFLUENCE OVER MATTERS REQUIRING SHAREHOLDER APPROVAL, WHICH COULD PREVENT A CHANGE OF CONTROL.


    As of May 15, 2002, a wholly owned subsidiary of SNSA owned 29,275,223 of our common shares and all 34,000,000 of our Class B shares. This ownership represents an economic interest in us of approximately 57% and a voting interest of approximately 65%. Assuming that all of the shares offered pursuant to this prospectus are sold, and that SNSA does not purchase any of the offered shares, following the offering, SNSA's economic interest would be 52% and its voting interest would be 60%. As of May 15, 2002, the Stolt-Nielsen family, directly and indirectly through Fiducia Ltd., controlled approximately 60% of the outstanding shares of SNSA entitled to vote generally on matters brought to a vote of shareholders of SNSA.


    SNSA currently exercises a controlling influence over our operations and has sufficient voting power to control the outcome of matters requiring shareholder approval including: the composition of our Board of Directors which has the authority to direct our business and to appoint and remove our officers; approving or rejecting a merger, consolidation or other business combination; raising future capital; and amending our Articles of Incorporation which govern the rights attached to our common shares. This control may also make it difficult to take control of Stolt Offshore without the approval of SNSA. Additionally, the interests of SNSA may conflict with those of other shareholders.

OUR ARTICLES OF INCORPORATION IMPOSE RESTRICTIONS ON THE OWNERSHIP OF OUR SECURITIES.

    Our Articles of Incorporation state that no one U.S. person (defined to include any person who is a citizen or resident of the United States, a corporation organized under the laws of the United States and certain other entities and their affiliates and associates) may own, directly or indirectly, more than 9.9% of our total outstanding shares at any time. In addition, the Articles provide that all shareholders of any single country may not own, directly or indirectly, more than 49.9% of our outstanding shares, and no person may own, directly or indirectly, more than 20% of our outstanding shares unless a majority of our Board of Directors shall have authorized such shareholding in advance. The Board of Directors may take remedial action if it determines that we are threatened with "imminent and grave damage" (as defined in the Articles). We have been advised by our Luxembourg counsel, Elvinger, Hoss & Prussen, that there are no Luxembourg judicial interpretations of such phrase, but that situations involving hostile takeovers, adverse tax consequences to us or governmental sanctions are likely to be among the situations covered by that phrase. These defensive measures may have the effect of making more difficult a merger involving us, or a tender offer, open-market purchase program or other purchase of our shares, in circumstances that could give shareholders the opportunity to realize a premium over the then prevailing market price for their shares.


IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND OUR DIRECTORS OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN LUXEMBOURG OR SERVE PROCESS ON OUR OFFICERS OR DIRECTORS.



    We are a corporation organized under the laws of Luxembourg. Several of our directors and officers reside and maintain most of their assets outside the United States and it may not be possible to effect service of process within the United States on us or on such persons, or to enforce against us or them in U.S. courts judgments obtained in such courts based on the civil liability provisions of the U.S. federal securities laws. We have been advised by Elvinger, Hoss & Prussen, our Luxembourg counsel, that there is substantial doubt as to whether the courts of Luxembourg would
(1) enforce judgments of U.S. courts obtained in actions against us or such directors and officers based on the civil liability provisions of the U.S. federal securities laws or (2) entertain original actions brought in Luxembourg against us or such directors and officers predicated solely upon the civil liability provisions of the U.S. federal securities laws. There is no treaty in effect between the United States and Luxembourg providing for such enforcement, and there are grounds upon which Luxembourg courts may choose not to enforce judgments of U.S. courts. Certain remedies available under the U.S. federal securities laws would not be enforced by Luxembourg courts as contrary to that nation's public policy.


                                 OTHER MATTERS


    Our independent public accountant is the United Kingdom member firm ("AAUK") of Andersen Worldwide. On March 14, 2002, the U.S. member firm, Arthur Andersen LLP was indicted by the U.S. Department of Justice on federal obstruction of justice charges in connection with its alleged destruction of documents related to Enron Corp. In connection with this offering, we are required to obtain a written consent from our independent public accountants in order to include their audit report covering the audited financial statements included in this prospectus. We have received all required consents for this offering to date, but we will require AAUK's consent again before the registration statement for this offering is declared effective by the SEC.



    AAUK has indicated that it is currently willing and expects to be able to deliver all consents required for this offering. In the event we are unable to obtain any necessary consent, we may file subsequent amendments to our registration statement in reliance on temporary relief that has been provided by the SEC. If we do not obtain a consent from AAUK, you would not be able to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in the registration statement and prospectus, including the financial statements covered by the report. Furthermore, relief which may be available to shareholders under the federal securities laws against auditing firms may not be available as a practical matter against AAUK should it cease to operate or be financially impaired.



    We have been informed by AAUK that they believe this situation will not be affected by the recent announcement of the agreement between AAUK and the United Kingdom firm of Deloitte & Touche on April 10, 2002 under which, subject to regulatory consent, partners and staff from AAUK will join the United Kingdom firm of Deloitte & Touche. However, under that agreement Deloitte & Touche expressly does not intend to assume any obligations or liabilities that AAUK may have or may incur prior to completion of that agreement and accordingly it may be more difficult for you to recover damages from AAUK if liability were to be established.


    As a public company, we are required to file with the SEC annual financial statements audited by our independent public accountants. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Our future access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited by AAUK, if AAUK becomes unable to make the required representations to us or if for any other reason is unable to perform required audit-related services.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and some of the documents incorporated by reference in this prospectus include "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to our expectations, beliefs, intentions or strategies regarding the future. These statements may be identified by the use of words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project," "will," "should," and "seek" and similar expressions. Forward-looking statements include, but are not limited to, statements about the following subjects:

- business strategies                          - budgets for capital and other expenditures

- growth opportunities                         - timing and cost of completion of projects

- market outlook                               - performance of contracts

- competitive position                         - outcome of legal proceedings

- expected results of operations               - adequacy of insurance

- financing plans


    The forward-looking statements that we make reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors, including those discussed in this prospectus under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Many of these factors are beyond our ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                USE OF PROCEEDS


    Based on the closing price of our ADSs reported by the Nasdaq National Market on May 23, 2002, we estimate that the aggregate net proceeds from the offering will be approximately $62.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



    We intend to use the net proceeds from the sale of our common shares (including those received by our indirect, wholly owned subsidiary) to repay debt incurred to purchase common shares from Vinci S.A. that we issued in the ETPM acquisition and to settle the associated share price guarantees as described in "Background of the Offering." We incurred $110.0 million of debt for these purposes in May 2002, including $65.0 million borrowed from SNSA, our parent corporation, under a bridge loan, and $45.0 million borrowed from banks under our existing credit facilities. Our primary credit facility is a five-year revolving credit facility, with interest rates ranging from 0.75% to 1.75% over the London InterBank Offer Rate or LIBOR. The bridge loan is subordinated to our principal credit facility, bears interest at 4.75% per annum and matures on August 2, 2002. We intend to apply the net proceeds of the offering first, to the repayment of the debt owing to SNSA and then, if there are remaining proceeds, to the repayment of bank debt.



    Of the estimated aggregate net proceeds of approximately $62.2 million, the net proceeds from the sale of our common shares by our indirect wholly owned subsidiary, which we estimate to be $49.7 million, will be paid to it. These proceeds will be applied to repay the indebtedness as set forth above.

                  PRICE RANGE AND MARKET FOR OUR COMMON SHARES

    Our common shares trade as ADSs in the United States on the Nasdaq National Market under the symbol "SOSA" and are listed in Norway on the Oslo Stock Exchange under the symbol "STO."

    The following table sets forth the high and low last reported sale prices for our ADSs reported on the Nasdaq National Market and the closing prices for our common shares reported on the Oslo Stock Exchange during the indicated periods.


                                                                   ADSS*             COMMON SHARES
                                                                  NASDAQ          OSLO STOCK EXCHANGE
                                                              (U.S. DOLLARS)      (NORWEGIAN KRONER)
                                                            -------------------   -------------------
                                                              HIGH       LOW        HIGH       LOW
                                                            --------   --------   --------   --------
ANNUAL HIGHS AND LOWS
1997......................................................   22.14       4.95      181.76      57.36
1998......................................................   24.42       7.88      178.09      61.00
1999......................................................   14.94       6.13      117.00      48.00
2000......................................................   16.38       9.13      150.00      85.50
2001......................................................   15.88       6.15      141.00      57.00
QUARTERLY HIGHS AND LOWS
Fiscal 2000
  Second Quarter..........................................   16.38      11.88      146.00     105.00
  Third Quarter...........................................   15.56      13.07      139.00     112.00
  Fourth Quarter..........................................   16.00       9.13      150.00      95.00
Fiscal 2001
  First Quarter...........................................   15.25       9.50      138.00      88.00
  Second Quarter..........................................   15.88      12.69      141.00     117.00
  Third Quarter...........................................   14.65       8.46      137.00      80.00
  Fourth Quarter..........................................    9.40       6.15       85.00      57.00
Fiscal 2002
  First Quarter...........................................    9.29       6.25       80.00      54.50
MONTHLY HIGHS AND LOWS
Fiscal 2001
  November................................................    7.80       6.15       69.50      57.00
  December................................................    9.00       6.25       79.00      54.50
Fiscal 2002
  January.................................................    9.29       6.83       80.00      58.00
  February................................................    7.12       6.55       64.00      58.00
  March...................................................    8.48       6.80       72.00      60.00
  April...................................................    9.17       8.40       80.00      73.00
  May (to May 23, 2002)...................................    8.70       8.10       73.00      65.00


------------------------

* Prior to March 7, 2001, common shares did not trade in the form of ADSs on the Nasdaq National Market, but traded as common shares. All share prices have been adjusted to reflect the two-for-one stock split completed on January 9, 1998, the class A share distribution on June 25, 1998 and the reclassification of class A shares to common shares on a one-for-one basis on March 7, 2001.

    The bid prices reported for these periods reflect inter-dealer prices, rounded to the nearest cent, and do not include retail markups, markdowns or commissions, and may not represent actual transactions.


    On May 23, 2002, the last reported sale price of our ADSs on the Nasdaq National Market was $8.15 per ADS, and the closing price of our common shares on the Oslo Stock Exchange was NOK 65.00 per share.



    As of May 15, 2002, and before the issuance of our common shares pursuant to this prospectus, we had 63,836,058 shares outstanding, excluding an aggregate of 3,773,782 common shares reserved for issuance upon exercise of options outstanding as of May 15, 2002 and 3,906,218 additional common shares available for further grants under stock plans.

                                 CAPITALIZATION


    The following table sets forth our consolidated capitalization as of April 30, 2002 on a historical basis, on a pro forma basis to give effect to the incurrence of debt to fund the purchase of a total of 6,142,857 of our common shares and to give effect to the purchase of those shares and on a pro forma as adjusted basis to give effect to the consummation of the offering and the application of the net proceeds thereof. This table should be read in conjunction with "Use of Proceeds," "Background of the Offering," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements included elsewhere in this prospectus.



                                                                       AS OF APRIL 30, 2002
                                                                          (IN MILLIONS)
                                                                           (UNAUDITED)
                                                          ----------------------------------------------
                                                                                            PRO FORMA
                                                           ACTUAL       PRO FORMA(1)      AS ADJUSTED(1)
                                                          --------      ------------      --------------
Cash and cash equivalents...............................  $   14.4        $   10.8           $   10.8

Long-term debt, including current portion
  Long-term debt(2).....................................     370.9           480.9              418.8
  Capitalized leases....................................       0.1             0.1                0.1
                                                          --------        --------           --------
    Total debt..........................................  $  371.0        $  481.0           $  418.9
                                                          ========        ========           ========
Shareholders' equity:
  Common shares and common share equivalents;
    140,000,000 common shares authorized, 69,978,915
    common shares issued and outstanding (63,836,058 pro
    forma and 71,836,058 pro forma as adjusted);
    17,000,000 common share equivalents authorized,
    issued and outstanding..............................     208.5           208.5              211.7
  Paid-in surplus.......................................     462.0           401.8              405.5
  Accumulated other comprehensive loss..................     (63.8)          (63.8)             (63.8)
  Retained earnings.....................................      44.6            44.6               44.6

  Treasury shares:
  249,621 common shares (6,392,478 pro forma and no
    shares pro forma as adjusted).......................      (1.8)          (55.2)                --
    Total shareholders' equity..........................     649.5           535.9              598.0
                                                          --------        --------           --------
      Total capitalization..............................  $1,020.5        $1,016.9           $1,016.9
                                                          ========        ========           ========


------------------------------


(1) The pro forma and pro forma as adjusted columns have been calculated using the share price of $8.15, which was the last reported sale price on the
    Nasdaq National Market on May 23, 2002.



(2) The purchase of 6,142,857 common shares was funded by an increase in long-term debt of $110.0 million.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data presented below for the fiscal years ended November 30, 2001, 2000, 1999, 1998 and 1997 and as of November 30, 2001, 2000, 1999, 1998 and 1997 have been taken or are derived from our audited consolidated financial statements for those periods, and the selected consolidated financial data for the three months ended February 28, 2002 and 2001 and as of February 28, 2002 have been taken or are derived from our unaudited consolidated financial statements for those periods. The financial information presented below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and related notes included elsewhere in this prospectus.



                                                          THREE MONTHS
                                                              ENDED
                                                          FEBRUARY 28,                     YEAR ENDED NOVEMBER 30,
                                                       -------------------   ----------------------------------------------------
                                                         2002       2001       2001       2000       1999       1998       1997
                                                       --------   --------   --------   --------   --------   --------   --------
                                                           (UNAUDITED)             (IN MILLIONS, EXCEPT PER SHARE DATA)(A)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net operating revenue................................   $294.1     $191.1    $1,255.9   $ 983.4     $640.7    $ 649.8    $ 431.1
Operating expenses...................................    269.5      183.1     1,161.6     930.0      568.3      540.9      353.4
                                                        ------     ------    --------   -------     ------    -------    -------
Gross profit.........................................     24.6        8.0        94.4      53.4       72.4      108.9       77.7
Equity in net income of non-consolidated joint
  ventures...........................................      0.1        2.5        11.7       5.8        5.2       14.8       12.2
Administrative and general expenses..................     16.9       17.3        64.0      60.9       51.8       45.9       31.4
Impairment of Comex trade name(b)....................       --         --        (7.9)       --         --         --         --
Restructuring charges(c).............................       --         --          --      (3.3)      (1.6)        --       (4.2)
                                                        ------     ------    --------   -------     ------    -------    -------
Net operating income (loss)..........................      7.8       (6.9)       34.1      (5.0)      24.2       77.8       54.3
Interest expense, net................................      4.0        7.4        26.8      30.0       16.7        5.1        9.5
Other income (expense), net..........................      0.4       (0.3)        2.0      (0.7)       0.3       (0.5)       5.1
Income tax (provision) benefit.......................     (1.3)      (0.5)      (20.6)      3.8        8.5      (17.5)     (11.1)
Minority interests...................................     (2.6)      (0.5)       (2.8)     (2.5)        --       (0.4)        --
Net (loss) income before cumulative effect of change
  in accounting policy...............................      0.2      (15.5)      (14.2)    (34.4)      16.2       54.2       39.0
Cumulative effect of a change in accounting policy...       --         --          --        --         --        3.1         --
                                                        ------     ------    --------   -------     ------    -------    -------
Net (loss) income after cumulative effect of change
  in accounting policy...............................   $  0.2     $(15.5)   $  (14.2)  $ (34.4)    $ 16.2    $  57.1    $  39.0
Net (loss) income per common share and common share
  equivalent before cumulative effect of change in
  accounting policy(d)
    Basic............................................      0.0      (0.18)      (0.16)    (0.44)      0.27       0.92       0.83
    Diluted..........................................      0.0      (0.18)      (0.16)    (0.44)      0.27       0.91       0.82
Net (loss) income per common share and common share
  equivalent after cumulative effect of change in
  accounting policy(d)
    Basic............................................      0.0      (0.18)      (0.16)    (0.44)      0.27       0.97       0.83
    Diluted..........................................      0.0      (0.18)      (0.16)    (0.44)      0.27       0.96       0.82
Weighted average number of common shares and common
  share equivalents outstanding(d)
    Basic............................................     87.2       87.2        87.2      78.8       59.1       59.0       47.0
    Diluted..........................................     87.5       87.2        87.2      78.8       59.5       60.0       47.6
STATEMENT OF CASH FLOWS DATA:
Net cash provided by operating activities............   $ 29.3     $ 24.8    $    4.5   $  58.2     $ 40.3    $ 103.7    $   2.9
Net cash used in investing activities................    (10.2)     (28.0)      (71.2)   (160.6)     (75.8)    (328.2)    (101.3)
Net cash (used in) provided by financing
  activities.........................................    (21.6)      58.9        72.5     103.8       34.7      225.3      102.3
OTHER FINANCIAL DATA:
Depreciation and amortization........................   $ 22.8     $ 20.6    $   91.8   $  82.1     $ 56.1    $  35.5    $  25.5
Adjusted EBITDA(e)...................................     28.3       13.0       132.9      77.2       82.1      112.4       89.3

BALANCE SHEET DATA:


                                                                 AS OF
                                                              FEBRUARY 28,                    AS OF NOVEMBER 30,
                                                              ------------   ----------------------------------------------------
                                                                  2002         2001       2000       1999       1998       1997
                                                              ------------   --------   --------   --------   --------   --------
Current assets less current liabilities(f)..................    $   81.7     $  101.8   $   16.5    $ 82.4     $ 70.1     $ 79.1
Fixed assets, net...........................................       764.7        779.5      803.4     436.1      408.8      244.4
Total assets................................................     1,476.1      1,560.3    1,402.8     843.4      877.0      457.4
Long-term debt, including current portion(g)................       325.1        358.7      292.5     200.7      221.2        2.6
Capital stock, including paid in surplus....................       670.5        672.1      671.7     330.9      330.4      330.4
Shareholders' equity........................................       653.0        660.0      669.4     408.4      400.6      348.0


------------------------------


(a)  Totals may not add due to rounding.



(b) In 2001, in light of the increased worldwide recognition of the Stolt Offshore name, we determined that the value of our former trade name, Comex, had been impaired and recorded a charge to write down the value of the trade name.



(c) In 2000, following the acquisition of ETPM, we implemented a reorganization plan to remove duplicate capacity in the United Kingdom and Southern Europe, Africa and the Middle East regions. We recorded $2.6 million of restructuring costs in 2000 related to severance costs and the closure of facilities in the United Kingdom and France. The remainder related to the introduction of common information systems and processes across our company. In 1999, we implemented a reorganization of our North Sea operations and closed offices in the United Kingdom and Norway. Non-recurring costs primarily relating to redundancy costs of $1.6 million were expensed in that year. In 1997 we recognized a SFAS 121 impairment loss of $4.2 million on certain subsea assets which were unable to generate sufficient cash flow to support their net book value and which were written down to their fair market value.



(d) All share data and per share data have been restated to reflect the two-for-one stock split completed on January 9, 1998, the class A share distribution on June 25, 1998 and the reclassification of class A shares to common shares on a one-for-one basis on March 7, 2001.



(e) Adjusted EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation and amortization expense, impairment of the Comex trade name and the cumulative effect of a change in accounting policy and restructuring charges) is frequently used by securities analysts and is presented here to provide additional information about our operations. Adjusted EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows from operations as a measure of liquidity. Our measure of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.



(f) Excludes current maturities of long-term debt and capital lease obligations and short-term debt due to affiliate.



(g)  Includes capital lease obligations and long-term debt due to affiliate.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

HISTORY AND DEVELOPMENT OF STOLT OFFSHORE


    A publicly traded company since May 1993, we were established through the merger of the businesses of two leading diving support services companies, Comex Services S.A. (Comex) and Stolt-Nielsen Seaway A/S, which were acquired by SNSA in separate transactions in 1992. At the time of acquisition, Comex was a leading worldwide subsea services contractor that pioneered deepwater saturation diving and subsea construction using both manned and unmanned techniques. Stolt-Nielsen Seaway A/S operated principally in the North Sea and pioneered the development and use of specially designed, technologically sophisticated diving support ships and ROVs to support operations in hostile deepwater environments.



    In August 1998, we acquired the Houston-based Ceanic Corporation, a publicly traded subsea contractor, for approximately $218.9 million. Ceanic provided a range of subsea services and products to the offshore oil and gas industry in the Gulf of Mexico and inland underwater services to domestic and governmental customers. With this acquisition we acquired a substantial fleet of ships mostly designed for shallow water work, ROVs and other related technologies. Our acquisition of Ceanic was strategically important in that it provided significant operations in the Gulf of Mexico. These operations, combined with our deepwater technology and know-how, allow us to participate in the growing deepwater construction market in the Gulf of Mexico and give us the ability to build relationships with Houston-based oil and gas companies that conduct much of their worldwide business from Houston.


    In December 1998, we acquired the ROV business of Dolphin A/S for approximately $16.9 million. This acquisition, which included 21 ROVs mostly on long-term contracts to Norwegian oil companies, strengthened our position in the ROV drill support market in Norway.


    On December 7, 1999, we completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and risers for the offshore oil and gas industry. We own 49% of NKT, and the remaining 51% is owned by NKT Holdings A/S. The total consideration for our share in the joint venture was $36.0 million funded partly by cash and partly by the issuance of class A shares. The class A shares were subsequently reclassified as common shares on a one-for-one basis. This investment secures our supply of flexible products.



    On December 16, 1999, we acquired the French offshore construction and engineering company ETPM S.A., a wholly owned subsidiary of Groupe GTM S.A. Groupe GTM was subsequently acquired by Groupe Vinci S.A. The total consideration for this acquisition, including debt assumed, was approximately $350.0 million, funded partly by cash and partly by the issuance of 6.1 million class A shares. The class A shares were subsequently reclassified as common shares on a one-for-one basis. The acquisition of ETPM provided us with a strong market position in West Africa, which is one of the fastest growing markets for our services. We also gained significant engineering skills, particularly in conceptual engineering and offshore design of both subsea structures and of fixed and floating production platforms, in addition to a fleet of pipelay barges which broadened our range of pipelay capabilities.


    On July 18, 2001, we acquired the Paris-based engineering company Ingerop Litwin from Vinci. On September 4, 2001, we acquired a controlling interest in the Houston-based engineering company, Paragon Engineering Services, Inc. We paid a total of $16.7 million of cash for these two companies, $4.3 million of which in relation to the Paragon acquisition has been deferred until March 2005. These acquisitions, by adding conceptual design and detailed engineering skills, will enable us to better undertake all of the engineering required on many of the large engineering, procurement, installation and commission type contracts that we expect to come into the market in the next few years.

    The market for our services is dependent upon the success of exploration and the level of investment in offshore exploration and production by the major oil companies, which is cyclical in nature. There has been a progressive increase in investment in offshore exploration and production by the major oil companies since 1999. It takes time for the benefits of this investment to flow through to the offshore construction sector. We expect to see a continued expansion of demand in 2002 for the services that we provide, with this trend continuing over the next few years.

SHIP UTILIZATION


    The following table sets forth the average ship utilization by fiscal quarter for our fleets of dynamically positioned deepwater heavy construction ships, light construction and survey ships and trunklines, barges and anchor ships. The utilization rate is calculated by dividing the total number of days for which the ships were engaged in project-related work in a quarter by
87.5 days per quarter or 350 days annually, expressed as a percentage. The remaining 15 days are attributable to routine maintenance.



                                                                                UTILIZATION RATE
                                                              ----------------------------------------------------
                                                               QTR 1      QTR 2      QTR 3      QTR 4       YEAR
                                                              --------   --------   --------   --------   --------
Deepwater Heavy Construction Ships
2001........................................................     80%        85%        93%        94%        88%
2000........................................................     69%        74%        77%        93%        78%
1999........................................................     95%        92%        97%        75%        90%
Light Construction and Survey Ships
2001........................................................     43%        52%        85%        84%        66%
2000........................................................     36%        42%        64%        49%        48%
1999........................................................     64%        62%        67%        54%        62%
Trunklines, Barges and Anchor Ships
2001........................................................     34%        47%        66%        75%        56%
2000........................................................     31%        30%        36%        45%        35%
1999........................................................     33%        33%        55%        40%        40%



    Utilization of the deepwater heavy construction fleet in 2001 was higher than in 2000. This was a result of growth in demand in the North Sea, Gulf of Mexico and West Africa, particularly on the ship-intensive Girassol project. Utilization in 2000 was lower than in 1999, due in part to the non-availability of the SEAWAY CONDOR and low utilization of the SEAWAY POLARIS resulting from poor market conditions in the United Kingdom and North America. The poor market conditions in 2000 were more pronounced for the light construction and survey fleet and the trunkline, barges and anchor fleet.


    We expect the demand for our fleets to remain stable in 2002 due to a sustained level of demand in our main operating markets. The market growth in 2002 is primarily in West Africa in the form of large projects in which the procurement and engineering phases of those projects occupy the early years, having little or no impact on our fleet utilization.

RESULTS OF OPERATIONS

    The following table shows annual net operating revenue and income before tax (after minority interests) for each of our business segments for the past three fiscal years.


    The Asia Pacific region includes all activities east of the Indian sub-continent including Australasia; the North America region includes all activity in Canada, the United States and Central America; the Norway region includes all activities in Scandinavia and the Baltic states; the SEAME region covers activities in Southern Europe and Africa, India and the Middle East; the South America region includes activities in South America and the islands of the southern Atlantic Ocean; the U.K. region includes all activities in the United Kingdom, Ireland, Germany, Belgium, The Netherlands and the northern Atlantic Ocean.



    The Corporate segment includes items which cannot be allocated to one particular region. These include the activities of Seaway Heavy Lifting Limited ("SHL"), a joint venture with a subsidiary of the Russian oil company Lukoil-Kaliningradmorneft plc ("Lukoil"); NKT; Serimer DASA, a contract welding services entity employed both onshore and offshore by pipelay contractors; and Paragon Engineering Services, Inc. and Paragon Litwin S.A., both of which provide engineering services for the offshore oil and gas industry. Also included in the Corporate segment are assets which have global mobility including construction support ships, ROVs and other assets that are used globally and therefore cannot be attributed to any one region; and management and corporate services provided for the benefit of the whole group, including the engineering, finance and legal departments.


                                                                 YEAR ENDED NOVEMBER 30,
                                             ---------------------------------------------------------------
                                                    2001                  2000                  1999
                                             -------------------   -------------------   -------------------
                                                $          %          $          %          $          %
                                             --------   --------   --------   --------   --------   --------
                                                                     ($ IN MILLIONS)
NET OPERATING REVENUE
Asia Pacific region........................      39.4       3.2       40.5        4.1       42.7        6.7
North America region.......................     276.7      22.0      122.3       12.4      156.4       24.4
Norway region..............................     110.6       8.8      198.8       20.2      164.5       25.7
SEAME region...............................     520.2      41.4      444.9       45.2       57.1        8.9
South America region.......................      50.5       4.0       52.8        5.4       56.4        8.8
U.K. region................................     214.7      17.1      123.6       12.6      162.0       25.3
Corporate..................................      43.8       3.5        0.5        0.1        1.6        0.2
                                             --------    ------     ------     ------    -------     ------
    TOTAL..................................   1,255.9     100.0      983.4      100.0      640.7      100.0
                                             ========    ======     ======     ======    =======     ======
NET (LOSS) INCOME BEFORE TAX (AFTER
  MINORITY INTERESTS)
Asia Pacific region........................        --        --      (14.9)     (39.0)      (5.0)     (64.9)
North America region.......................     (36.2)   (565.6)     (21.2)     (55.5)      (6.1)     (79.2)
Norway region..............................      11.7     182.8        3.0        7.9       15.8      205.2
SEAME region...............................      24.5     382.8       20.1       52.6        3.4       44.1
South America region.......................       5.5      85.9        8.4       22.0        8.8      114.3
U.K. region................................       1.3      20.3       (9.2)     (24.1)       0.5        6.5
Corporate..................................      (0.4)     (6.2)     (24.4)     (63.9)      (9.7)    (126.0)
                                             --------    ------     ------     ------    -------     ------
    TOTAL..................................       6.4     100.0      (38.2)    (100.0)       7.7      100.0
                                             ========    ======     ======     ======    =======     ======

OVERALL

    Net operating revenue increased to $1,255.9 million in 2001 from $983.4 million in 2000 largely due to greater activity on major projects in the Gulf of Mexico and West Africa. During the year, the Girassol and Gulfstream projects suffered from project delays, cost overruns and delays in settling variation orders which negatively impacted our results. The project delays also tied up some of our major construction assets reducing our capacity to participate in the spot market which can be significant in the second half of the year. Despite these factors, the improved market conditions resulted in an improvement in the results before tax from a loss of $38.2 million last year to a profit before tax in 2001 of $6.4 million.


    In 2000, net operating revenue increased to $983.4 million from $640.7 million in 1999 largely as a result of the acquisition of ETPM; the majority of this increase was in West Africa. There were poor market conditions in the United Kingdom, North America and Asia Pacific and severe project delays in the North Sea in the first quarter due to adverse weather conditions. Poor project performance in the

North Sea and Asia Pacific also had a significant negative impact on earnings. The poor market conditions together with the interest expense incurred on borrowings, which increased as a result of the ETPM acquisition, also contributed to a decrease in net income before tax (after minority interests) from $7.7 million in 1999 to net a loss before tax (after minority interests) of $38.2 million in 2000.


ASIA PACIFIC REGION

    In 2001, net operating revenue remained stable at $39.4 million compared to $40.5 million in 2000. We will continue to focus on our established core business of shallow water pipelay and diving work mostly in Indonesia until more of the planned deepwater developments for this region come to the market, but for 2002 it is likely that there will be a similar level of activity as seen in 2001.

    Net operating revenue decreased from $42.7 million in 1999 to $40.5 million in 2000. This was due to a slight deterioration in the market for ROVs and in the Indonesian market in general.


    In 2001, a break-even result compared to a net loss before tax (after minority interests) of $14.9 million in 2000. The improvement in 2001 was the result of efforts carried out in 2000 to reduce the local fixed cost structure and focus on the target niche market, and the poor performance in 2000 on two projects in Indonesia was not repeated.


    In 2000, the net loss before tax (after minority interests) of $14.9 million compared to a net loss before tax (after minority interests) of $5.0 million in 1999. This loss largely resulted from poor project performance on two projects in Indonesia where unexpected soil conditions made the trenching of two pipelines very difficult.

NORTH AMERICA REGION

    Net operating revenue increased from $122.3 million in 2000 to $276.7 million in 2001. Contrary to expectations, higher oil and gas prices did not result in improved margins during 2001, although they did increase the level of activity in the region with the pipelay project for Gulfstream National Gas LLC (a joint venture between Duke Energy and Williams Companies) contributing to this increase.


    Although there are a number of bids now coming into the market for larger field developments such as the BP Thunder Horse field, it is expected that the activity level in the Gulf of Mexico in 2002 will decrease compared to 2001 as the Gulfstream project is expected to be completed in the third quarter of 2002. It is also anticipated that there will be some slight strengthening of margins for local business in 2002.


    Net operating revenue decreased from $156.4 million in 1999 to $122.3 million in 2000. The year was disappointing due to the very poor market conditions in the Gulf of Mexico where activity levels were at a 30-year low due to the depressed price for oil and gas for most of 2000.

    Poor performance on the Gulfstream project resulted in an increased net loss before tax (after minority interests) in 2001 of $36.2 million compared to a net loss before tax (after minority interests) in 2000 of $21.2 million. Margins on other activity in the Gulf of Mexico have been increased by cost reduction actions in 2000 and exiting non-profitable businesses. In 2000, poor market conditions resulted in a net loss before tax (after minority interests) of $21.2 million, which compared to a net loss before tax (after minority interests) in 1999 of $6.1 million.

NORWAY REGION

    Net operating revenue in 2001 was $110.6 million compared to $198.8 million in 2000. The decrease was due to the absence of any major pipelay projects. In general, the market in Norway in 2002 will be similar to 2001 although the market for inspection, maintenance and repair work on producing fields is one that continues to grow throughout the North Sea. As a result, a strong profit performance is anticipated in 2002.

    Net operating revenue in 2000 was $198.8 million compared to $164.5 million in 1999. The increase in 2000 was due to improvements in the market for ROV services and additional projects undertaken as a result of the ETPM acquisition.

    Net income before tax (after minority interests) in 2001 was $11.7 million compared to a net income before tax (after minority interests) of $3.0 million in 2000. This improvement was largely due to the good performance on subsea construction projects.

    Net income before tax (after minority interests) in 2000 was $3.0 million compared to $15.8 million in 1999. This decrease was largely the result of project delays caused by adverse weather conditions early in the year.

SEAME REGION

    Net operating revenue has increased to $520.2 million in 2001 compared to $444.9 million in 2000. This increase is largely the result of the Girassol project in Angola and traditional pipelay contracts on offshore projects in Nigeria.


    We expect the offshore market in West Africa to more than double in 2002. Several new large field developments are expected to be awarded to subsea contractors in 2002 including the ChevronTexaco Agbami project, the ExxonMobil Ehra project and the TotalFinaElf Dahlia project. We have bid on, or expect to bid on several of these projects, but there is no guarantee that they will be awarded to us or, if any project is awarded to us, that we will generate revenue in 2002 from such projects. In May 2002, we and a joint venture partner were awarded the ChevronTexaco Sanha Bomboco project, a $660.0 million EPIC contract for the engineering, fabrication and installation of five offshore platforms in West Africa, the modification of three existing platforms and the installation of 100 kilometers of subsea pipelines in an average water depth of 100 meters. Our share of the project represents $240.0 million, of which we expect to recognize $15.0 million as revenue in 2002.


    Net operating revenue in 2000 of $444.9 million compared favorably to net operating revenue in 1999 of $57.1 million. The increase was due to the acquisition of ETPM, which has the majority of its activities in the SEAME region.

    Net income before tax (after minority interests) was $24.5 million in 2001 compared to $20.1 million in 2000 and $3.4 million in 1999. The increase in 2001 is due to successful progress on several major turnkey projects, notably Amanan, Hyundai South Pars and Triton La Ceiba.

    Net income before tax (after minority interests) in 2000 was $20.1 million compared to $3.4 million in 1999. The low net income in 2000, and particularly in 1999, reflect high procurement content and winter contracts undertaken at lower margins than would have been achieved during the summer in order to prevent vessels lying idle.

SOUTH AMERICA REGION

    Net operating revenue was down slightly at $50.5 million in 2001, compared to $52.8 million in 2000 and $56.4 million in 1999. The reduction in net operating revenue was due primarily to the expiry in early 2001 of a long-term diving contract in Argentina.

    Revenue in 2002 is likely to stay flat although there are some new construction projects starting to emerge, such as the Bijupera and Salema fields for Enterprise Oil plc and the Roncador and Albacora Leste fields for Petrobras. It is not expected that these projects will have any effect before 2003.

    Revenue in 2000 was impacted by the currency devaluation in Brazil, where some of our revenues are in local currency, partially offset by compensation from Petrobras under the contract and savings on local costs, which are also denominated in local currency.

    Net income before tax (after minority interests) for 2001 of $5.5 million was a reduction from $8.4 million in 2000 and $8.8 million in 1999. The fall in profitability was due to the expiry of the Argentina diving contract.

U.K. REGION

    Net operating revenue in 2001 was $214.7 million, compared to $123.6 million in 2000. The increase in revenue is due to the improved market conditions in the region. The market for 2002 in the U.K. region is expected to remain similar to 2001.

    In 2000, revenue decreased from $162.0 million in 1999 to $123.6 million in 2000. This was entirely due to the poor market conditions in the region resulting from a slow recovery after a period of low oil prices and consolidation among our customers whose capital expenditure plans were delayed as a result.

    The net income before tax (after minority interests) of $1.3 million was an improvement compared to the net loss before tax (after minority interests) of $9.2 million in 2000. The increased market activity and the better asset utilization largely explains this improvement.

    The net loss before tax (after minority interests) of $9.2 million in 2000 deteriorated from net income before tax (after minority interests) of $0.5 million in 1999 largely due to the reduced market activity in the region, which reduced margins and impaired asset utilization.

CORPORATE


    Corporate items represent activities that are not directly attributable to specific regions. This item includes revenues generated by our specialist engineering and welding subsidiaries in respect of work performed for third parties. The net residual costs incurred centrally are also included, net of amounts charged to other group businesses.


    Net operating revenue in 2001 amounted to $43.8 million compared to $0.5 million in 2000 and $1.6 million in 1999. The increase largely results from the acquisition of Paragon Engineering Services, Inc. and Ingerop Litwin, a Paris-based engineering company.


    Net loss before tax (after minority interests) for 2001 was $0.4 million compared to losses of $24.4 million in 2000 and $9.7 million in 1999. Certain expenditures are incurred centrally on behalf of all of our business segments, including interest and ship-owning costs. These costs are recovered from the regional operations based upon their expected pro rata utilization of shared company resources and assets. The losses primarily result from interest expense and asset utilization costs which were not billed to the regions.


DEPRECIATION AND AMORTIZATION

    Depreciation and amortization in 2001 was $91.8 million, compared to $82.1 million in 2000. The increase was due to a larger fixed asset base and the writedown of certain small assets. Amortization of the goodwill arising on the acquisition of Ceanic amounted to $5.0 million in 2001.

    Depreciation and amortization in 2000 of $82.1 million compared to $56.1 million in 1999. This increase was due largely to the assets acquired with ETPM. Amortization of the goodwill on Ceanic amounted to $5.0 million in 2000.

EQUITY IN NET INCOME OF NON-CONSOLIDATED JOINT VENTURES

    Equity in net income of non-consolidated joint ventures in 2001 was $11.7 million, compared to $5.8 million in 2000 and $5.2 million in 1999. The increase in 2001 was largely due to the successful year for joint venture operations in the North Sea.

    The increase in 2000 over 1999 was largely due to the Mar Profundo Girassol joint venture that is included in the SEAME region.

ADMINISTRATIVE AND GENERAL EXPENSES

    Administrative and general expenses in 2001 were $64.0 million, compared to $60.9 million and $51.8 million in 2000 and 1999, respectively. The increase in 2001 was largely due to the acquisitions of Paragon and Litwin.

    The increase in 2000 over 1999 was largely due to the full year effect of the ETPM acquisition.

IMPAIRMENT AND RESTRUCTURING CHARGES

    In 2001, in light of the increased worldwide recognition of the Stolt Offshore name, we determined that the value of the former Comex trade name had been impaired and recorded a charge of $7.9 million in its results of operations for the write-down of the trade name.


    During 2000, following the acquisition of ETPM, we implemented a reorganization plan to remove duplicate capacity in the U.K. and SEAME regions. The costs associated with closing ETPM's United Kingdom offices were $1.0 million after tax, and were capitalized as adjustments to the purchase price of ETPM. A further $0.9 million was incurred for redundancies in the United Kingdom. In France, redundancy costs of $1.7 million were incurred to close our Marseille office. Finally, costs of $0.7 million were incurred to integrate systems and standardize processes across our enlarged operations. All redundancy, integration and lease costs have been fully paid, and there is no outstanding provision for such costs at November 30, 2001.


NON-OPERATING (EXPENSE) INCOME

NET INTEREST EXPENSE

    In 2001, net interest expense decreased to $26.8 million from $30.0 million in 2000. This decrease was due primarily to reductions in interest rates during the year.

    In 2000, net interest expense increased to $30.0 million from $16.7 million in 1999. This increase resulted primarily from the acquisition of ETPM, which was partly debt financed.

OTHER INCOME, NET

    In 2001, we recognized other non-operating income of $2.3 million. This primarily related to a gain of $1.2 million on the sale of the assets of Hard Suits Inc., a specialized diving company.

INCOME TAX PROVISION (BENEFIT)

    We recorded a net tax charge of $20.6 million in 2001, compared to a net tax benefit of $3.8 million in 2000, and a net tax benefit in 1999 of $8.5 million.

    In 2001, the tax charge largely resulted from withholding taxes imposed by tax authorities in certain territories in West Africa which had higher revenue in 2001 than in previous years. Additionally, in the current year, we did not recognize a deferred tax asset for the losses in the North America Region as had been done in previous years.


    Partially offsetting these items was the release of a portion of the deferred tax liability for accelerated United Kingdom shipping allowances as a result of the United Kingdom shipping companies electing to join the United Kingdom tonnage tax regime.


    The tax credit in 2000 largely resulted from poor results in the North Sea and North America where deferred tax assets were recognized.

    The tax credit in 1999 mainly resulted from the disappointing year in the North America region, where substantial pre-tax losses were recognized.

SHARE CAPITAL AND EARNINGS PER SHARE


    On March 7, 2001, our non-voting class A shares were reclassified as common shares on a one-for-one basis. The objective of the reclassification was to create a simplified and more transparent share capital structure to give all shareholders a vote on all matters and to increase the liquidity of the common share public float by approximately 50%.


    As a result of this reclassification, we had outstanding 70.2 million common shares and 34.0 million class B shares (which are economically equivalent to 17.0 million common shares and are all owned by SNSA) for a total of
87.2 million common share equivalents. The reclassification did not change the underlying economic interests of existing shareholders or the number of shares used for earnings per share purposes.

LIQUIDITY AND CAPITAL RESOURCES


    Our primary liquidity needs are to fund working capital, capital expenditures and drydock costs. Our principal sources of funds have been cash generated from operations, borrowings from commercial banks and SNSA and the issuance of share capital.



    Our principal credit facility is a $440 million Secured Multi-Currency Revolving Facility (referred to as the "Secured Credit Facility") with a syndicate of banks, the lead banks being Den norske Bank ASA, Banc of America LLC, Salomon Brothers International Limited, HSBC Bank plc and ING Barings LLC.


    The Secured Credit Facility was entered into on September 22, 2000, and is a five-year revolving credit facility which reduces to $385 million on August 31, 2002 and $330 million on August 31, 2003. The interest rate on outstanding debt is based on the ratio of our debt to earnings before interest, taxes, depreciation and amortization. The interest charge will range from 0.75% to 1.75% over the London InterBank Offer Rate, commonly known as LIBOR. Debt under the Secured Credit Facility is secured by a first mortgage on certain of our ships and barges.

    As of November 30, 2001, we had available bank facilities of $485.9 million, of which $340.2 million were utilized. As of March 31, 2002, we had available bank facilities of $485.9 million of which $378.5 million were utilized. Of the bank facilities utilized, $335.0 million was classified as long-term debt.

    Net cash provided by operating activities was $4.5 million during 2001 compared to $58.2 million in 2000. Improved operating performance in 2001 was largely offset by a build up in working capital, particularly unbilled receivables from customers, where under the terms of the contract, invoices cannot yet be raised. Average accounts receivable increased to 125 days at November 30, 2001 from 111 days at November 30, 2000. Accounts payable days of 134 days at November 30, 2001 compared to 131 days in 2000.

    Net cash provided by operating activities during 2000 was $58.2 million compared to $40.3 million in 1999. Average accounts receivable days outstanding decreased slightly to 111 days at November 30, 2000 from 113 days at November 30, 1999. Average accounts payable days outstanding of 131 days at November 30, 2000 compared to 91 days in 1999.


    The other year to year fluctuations in cash from operating activities are due to fluctuations in net operating income as discussed under "--Results of Operations."



    Net cash used in investing activities in 2001 was $71.2 million compared to $160.6 million in 2000. In 2001, the acquisition of Paragon and Litwin accounted for $0.1 million, net of cash acquired, $62.9 million was used to purchase fixed assets, $26.1 million was paid in respect of investments in non-consolidated joint ventures and dividends of $12.2 million were received from non-consolidated joint ventures.

    Net cash used in investing activities in 2000 was $160.6 million compared to $75.8 million in 1999. In 2000, $111.2 million, net of cash acquired, was paid to acquire ETPM and 49% of NKT, $61.7 million was used to purchase fixed assets and $6.9 million was paid in respect of investments in joint ventures. Partially offsetting these expenditures was $19.2 million for the proceeds from the sale of fixed assets. Net cash used in investing activities in 1999 was $75.8 million. The $90.9 million paid to purchase fixed assets was partially offset by dividends from joint ventures of $11.6 million and proceeds from sales of fixed assets of $2.8 million.


    Net cash provided by financing activities in 2001 was $72.5 million, compared to $103.8 million in 2000 and $34.7 million in 1999. In 2001, this was composed of an increase in long-term debt of $70.0 million, a $3.3 million additional drawdown on short-term facilities, a $2.6 million decrease of restricted cash and a $3.8 million repayment of capital lease obligations. In 2000, net cash provided by financing activities mainly comprised the proceeds of $199.8 million from the issuance of 19,775,223 class A shares for further investment from SNSA; a net increase in long-term debt of $14.4 million was offset by the $104.3 million repayment of short-term facilities most of which were assumed through the acquisition of ETPM; the $5.4 million repayment of capital lease obligations; and a $2.6 million increase in restricted cash. In 1999, the net cash provided by financing activities mainly comprised an increase in long-term debt of $32.6 million, $5.6 million additional drawdown on short-term facilities, $1.0 million increase of restricted cash and $3.1 million repayment of capital lease obligations.



    In February 2002, one of our group companies purchased 249,621 shares from NKT for an aggregate purchase price of $3.4 million. In May 2002, our indirect wholly owned subsidiary, Stolt Offshore Investing Ltd., purchased 6,142,847 of our common shares from Vinci. The aggregate purchase price that Stolt Offshore Investing Ltd. paid for the common shares and the payment that we made in settlement of the associated minimum share price guarantee was $113.6 million. We incurred $110.0 million of debt for these purposes in May 2002, including $65.0 million borrowed from SNSA and $45.0 million borrowed from banks under our Secured Credit Facility. This purchase will be treated as a reduction in shareholders' equity. During 2002, we also expect to make capital expenditures of approximately $42.1 million of which approximately $15.1 million was committed at November 30, 2001. In January 2002, we exercised the early purchase option on a hire purchase arrangement for two barges for $23.6 million. Expected debt service is $25.1 million for the year 2002. Based on the current level of activity, cash provided from operations is expected to be approximately
$112.0 million, which results in a funding requirement for the expenditures discussed above of approximately $116.0 million. This funding requirement will be met through the use of existing credit facilities, sale of treasury shares and the issuance of new common shares offered by this prospectus.


    The following table sets forth our contractual obligations and other commercial commitments as at November 30, 2001:

                                                                         LESS
                                                                         THAN       1-3        4-5      AFTER 5
                                                             TOTAL      1 YEAR     YEARS      YEARS      YEARS
                                                            --------   --------   --------   --------   --------
                                                                                    ($ IN MILLIONS)
CONTRACTUAL OBLIGATIONS
Long-term debt............................................   335.0         --        5.0      330.0         --
Capital lease obligations.................................    23.7       23.7         --         --         --
Operating leases..........................................   103.6       25.8       38.4       25.1       14.3
    TOTAL.................................................   462.3       49.5       43.4      355.1       14.3
OTHER COMMERCIAL COMMITMENTS
Performance guarantees....................................   418.2      263.3       99.0       44.5       11.4


    We have an outstanding guarantee in favor of NKT Holdings guaranteeing that 879,121 common shares in Stolt Offshore paid as part consideration when we acquired 49% of NKT can be sold for a minimum of $15.30 per share. This guarantee expires on December 7, 2002. The guarantee will apply to any common shares held by NKT Holdings on December 7, 2002 and is subject to the conditions that the average closing price of the common shares during the twenty days immediately preceding December 7, 2002 is less than $15.30 per share, and that the price of the common shares not having been $16.30 or more during any period of twenty-five consecutive trading days since December 7, 1999. We have an option to organize the sale of the shares which are subject to this guarantee.


MULTI-CURRENCY ACTIVITIES

    Our reporting currency is the U.S. dollar. The majority of net operating expenses are denominated in the functional currency of the individual operating subsidiaries. The U.S. dollar is the functional currency of the most significant subsidiaries within the Asia Pacific, North America, SEAME and South American regions. In the Norway and U.K. regions, the functional currencies are the Norwegian kroner and the British pound, respectively.

    We enter into forward exchange and options contracts to hedge capital expenditures and operational non-functional currency exposures on a continuing basis for periods consistent with our committed exposures. We do not engage in currency speculation.

MARKET RISK

    We are exposed to market risk, including changes in interest rates and currency exchange rates. To manage the volatility relating to these exposures on a consolidated basis, we enter into derivative instruments to hedge currency exposures in accordance with our policies. The financial impact of these instruments is offset by corresponding changes in the underlying exposures being hedged. We do not hold or issue derivative instruments for trading purposes.

CURRENCY RATE AND INTEREST RATE EXPOSURE


    Our exposure to currency rate fluctuations results from our net investments in foreign subsidiaries, primarily in the United Kingdom, Norway, France and Brazil, and from our share of the local currency earnings in our operations in the United Kingdom, Norway and SEAME. We are also exposed to fluctuations in several other currencies resulting from operating expenditures and one-off liabilities.


    Our currency rate exposure policy prescribes the range of allowable hedging activity. We primarily use forward exchange contracts. We do not use derivative instruments to hedge the value of investments in foreign subsidiaries.

    Our exposure to third-party interest rate fluctuations results primarily from floating-rate short-term lines of credit as well as floating-rate long-term revolving credit facilities tied into LIBOR.

    We use a value-at-risk ("VAR") model to estimate the maximum potential loss on financial instruments that could occur from adverse movements in either interest rates or foreign exchange rates, which uses a variance/covariance modeling technique. The VAR model uses historical foreign exchange rates and interest rates to estimate the volatility and correlation of these rates in future periods. It estimates a potential one-day loss in the fair market value of the instruments using statistical modeling techniques and including substantially all market risk exposures, specifically excluding joint venture investments. The VAR model estimates were made assuming normal market conditions and a 95% confidence level.

    The 95% confidence level signifies our degree of confidence that actual losses would not exceed the estimated losses shown in the table below. The amounts shown here disregard the possibility that interest rates and foreign currency rates could move favorably. The VAR model assumes that all movements in these rates would be adverse. Actual experience has shown that gains and losses tend to offset each other over time, and it is highly unlikely that we could experience losses such as these over an extended period of time. These amounts should not be considered to be projections of future losses, since actual results may differ significantly depending upon activity in the global financial markets.

    The fair value losses shown in the table below have no impact on our results or financial condition.


                                                              VAR
                                                      --------------------
                                                       AS OF NOVEMBER 30
                                                      --------------------
                                                        2001        2000
                                                      --------    --------
                                                        ($ IN MILLIONS)
Interest rates....................................       0.4         1.3
Foreign exchange rates............................       0.9         1.1


    A discussion of our accounting policies for financial instruments is included in Note 2 to the Consolidated Financial Statements, and disclosure relating to the financial instruments is included in Note 23 to the Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

    Our significant accounting policies are described in Notes 2 and 10 to the Consolidated Financial Statements. We believe that the following policies are the critical accounting policies as they may involve a high degree of judgment and complexity.

REVENUE RECOGNITION

    A significant portion of our revenue is derived from long-term contracts and is recognized using the percentage-of-completion accounting method. Under the percentage-of-completion method, estimated contract revenues are accrued based on the ratio of costs incurred to date to the total estimated costs, taking into account the level of estimated physical completion. Management reviews these estimates monthly and revenue and gross profit are recognized each period unless the stage of completion is insufficient to enable a reasonably certain forecast of revenue to be established. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenues and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. Accordingly, favorable changes in estimates result in additional revenue and profit recognition, and unfavorable changes in estimates result in a reduction of recognized revenue and profits. These changes may be significant depending on the size of the project or the adjustment. When estimates indicate that a loss will be incurred on a contract on completion, a provision for the expected loss is recorded in the period in which the loss becomes known.

    A major portion of our revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement from the customers has been reached on the scope of work and fees to be charged. Variation orders often arise during the life of a contract and estimated revenues and costs are adjusted for change orders that have been approved as to scope and fees.

RECOGNITION OF PROVISIONS FOR LEGAL CLAIMS, SUITS AND COMPLAINTS

    In the ordinary course of business, we are subject to various claims, suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in the financial statements if the contingency had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. In accordance with SFAS No. 5, "Accounting for Contingencies" if we have determined that the reasonable estimate of the loss is a range and that there is no best estimate within the range, we will provide the lower amount of the range. The provision is subject to uncertainty and no assurance can be given that the amount provided in the financial statements is the amount that will be ultimately settled. Our results may be adversely affected if the provision proves not to be sufficient. The notable legal claims made against us are discussed fully in Note 22 to the Consolidated Financial Statements and are summarized below.


    Coflexip S.A. has commenced legal proceedings through the United Kingdom High Court against three of our subsidiaries claiming infringement of a certain patent held by Coflexip relating to flexible flowline laying technology in the United Kingdom. Judgment was rendered on January 22, 1999 and January 29, 1999. The disputed patent was held valid. We appealed, and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. We applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. The result of these court decisions is that the flexible lay system tower on SEAWAY FALCON and the process by which this system lays flexible conduits, has been held to infringe Coflexip's patent in the United Kingdom. During 2001, Coflexip submitted an amended claim for damages claiming lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The claim is for approximately $89.0 million, up from approximately $14.0 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible lay system tower on the SEAWAY FALCON was brought into U.K. waters. We estimate that the total claim will amount to approximately $115.0 million. In the alternative, Coflexip claims a reasonable royalty for each act of infringement, interest and legal costs. Coflexip has not quantified this claim, but we expect that it will be considerably less than the claim to lost profits. We, in consultation with our advisers, have assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115.0 million and have determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, we have reserved $1.5 million in the financial statements, this being the lower amount of the range.



    In September 1999, we terminated our charter of the ship, TOISA PUMA, for default. We are currently in arbitration with the owners, who are contesting that the termination was wrongful. During 2001, the owner has quantified his claim to approximately $8.0 million. We have disputed the magnitude of the claim in relation to lack of instigation, lack of cost savings and lack of actual loss for parts of the claim. In addition, we have a counterclaim related to the breakdown of the ship. In consultation with our advisers, we have assessed the range of possible outcomes for the resolution of damages with the upper amount being $8.0 million. We have determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, we have provided in the financial statements an amount to cover the liability for damages which is at the lower amount of the range. The amount of such liability is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.


INCOME TAXES

    We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires that the deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that the deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

    As at November 30, 2001 and 2000, we had deferred tax assets in excess of deferred tax liabilities of $52.0 million and $7.9 million, respectively. For the reasons cited below, as at November 30, 2001, management determined that it is more likely than not that $13.0 million and $13.7 million, respectively, of such assets will be realized, resulting in a valuation allowance of $57.1 million and $21.0 million, respectively. We evaluate quarterly the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factor used to assess the likelihood of realization is our forecast of future taxable income. Factors that may affect our ability to achieve sufficient forecasted taxable income include, but are not limited to, the following: increased competition, a decline in sales or margins or loss of market share.

IMPLEMENTATION OF SFAS NO. 133


    Effective December 1, 2000, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The impact of adopting this standard on December 1, 2000 was to increase forward contract liabilities by $4.9 million and forward contract assets by $2.7 million, with an offsetting amount of $2.2 million recorded in other comprehensive income.

IMPACT OF NEW ACCOUNTING STANDARDS

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 applies to all business combinations with a closing date after June 30, 2001 and eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with determinable useful lives will continue to be amortized. The amortization provisions apply to goodwill and to other intangible assets acquired after June 30, 2001. Goodwill and other intangible assets acquired prior to June 30, 2001 will be affected upon adoption. We will adopt SFAS No. 142 for the fiscal year commencing December 1, 2002 which will require us to cease amortization of our remaining net goodwill balance and perform an impairment test of our existing goodwill based on a fair value concept. We have not determined the impact that these statements will have on goodwill and other intangible assets or whether a cumulative effect adjustment will be required upon adoption to reflect the impairment of previously recognized goodwill and other intangible assets.

    In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Changes in the liability for an asset retirement due to the passage of time shall be recognized as an increase in the carrying amount of the liability and as an operating expense in the statement of operations. SFAS
No. 143 is effective for fiscal years beginning after June 15, 2002. We do not anticipate that adoption of SFAS No. 143 will have a material impact on our results of operations or our financial position.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of by sale that is consistent with the fundamental provisions of SFAS No. 121. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. We currently have no plans to dispose of any operations and, accordingly, do not anticipate that adoption of SFAS
No. 144 will have a material impact on our results of operations or our financial position.

                                    BUSINESS

OVERVIEW


    We are one of the largest offshore services contractors in the world. We design, procure, build, install and service a range of offshore surface and subsurface infrastructure for the global oil and gas industry. We specialize in creating and applying innovative and efficient solutions in response to the technical complexities faced by offshore oil and gas companies as they explore and develop production fields in increasingly deeper water and more demanding offshore environments. Our revenues for the year ended November 30, 2001 were $1.3 billion, and our order backlog on May 29, 2002 was $1.7 billion, an increase of approximately 35.5% over our order backlog of $1.2 billion at May 29, 2001. Of the May 29, 2002 backlog amount, we expect that $0.9 billion will be recognized as revenue in 2002 and $0.8 billion will not be filled in the current year.



    We provide services and products that add value for our customers at all phases of offshore oil and gas field exploration, development and production. We survey the seabed and provide other support services for drilling test holes during the exploration phase. When a field is being developed, we apply our technical expertise and knowledge of regional conditions to offer conceptual and engineering designs for the field. We also procure or fabricate and install equipment used in field development. This equipment includes the above-water topsides and platforms used for processing recovered oil and gas, wellheads, pipelines and electrical and hydraulic cables, known as umbilicals, that are used to control subsea wells. The pipelines are used to transport oil and gas underwater and to the production and processing facilities at the surface. They may be steel pipe, referred to as rigid pipe, or of a bonded structure, referred to as flexible pipe, depending on technical requirements, and may be narrow (flowlines) or wide (trunklines) depending on production volumes and pressure. We also combine our design and fabrication expertise to manage the building of floating facilities (known as FPSOs) that process, store and offload oil and which are used in very deep water where a platform or topside would be impractical. During the time that the field is producing oil or gas, we inspect, maintain and repair this equipment. Once the field has been depleted and is to be abandoned, we provide field decommissioning services which include the removal of offshore structures and equipment.



    We are one of only a few companies that can offer a full range of offshore development and construction services on a global basis. Our worldwide operations are managed through six regional offices. We employ approximately 500 engineers worldwide. We have operated in more than 60 countries and currently operate in over 34 countries.


    We have a world class fleet of highly specialized ships, barges and unmanned underwater remotely operated vehicles, or ROVs, deployed in the world's major offshore oil and gas exploration regions, including:

    - 9 construction support ships;

    - 4 flowline lay ships;


    - 9 survey/inspection, repair and maintenance ships;



    - 11 anchored construction and maintenance ships;



    - 1 heavy lift ship;



    - 7 pipelay barges;



    - 4 tugs and other ships;



    - 95 ROVs (5 of which are owned by a joint venture); and



    - 11 hardsuits for manned dives.



    Projects relating to the engineering and construction of new offshore oil and gas fields, which typically last more than one year, accounts for approximately 95% of our revenues while work related to the inspection, repair and maintenance of oil and gas fields throughout their time in production accounts for the remaining 5% of revenues.


    Our services cover all phases of offshore oil and gas operations, from exploration to decommissioning. We offer our products and services through the following lines of business:


    - The PIPELAY AND ENGINEERING, PROCUREMENT, INSTALLATION AND COMMISSIONING
      (EPIC) business line involves offshore fields where platforms are part of the infrastructure or where there is a large diameter pipeline or a major offshore element of pipeline work. These activities may include platform design and fabrication or tieback projects, which involve pipelaying or pipeline procurement to connect a new production well to an existing structure.


    - The SUBSEA CONSTRUCTION business line involves projects where there may be one or more of the following elements: well control umbilical laying; burying rigid or flexible pipelines in the seabed to protect and insulate them (trenching); laying flexible pipelines; installing short pipes that connect other pipelines (jumpers); and/or hyperbaric welding (which is welding performed in a dry atmosphere in an underwater chamber).

    - The DEEPWATER DEVELOPMENT business line involves large or complex offshore projects where we have some influence over the architecture of the oil or gas infrastructure and could include the design, manufacturing and installation of flowlines, production risers and other subsea structures.

    - The FLOATING PRODUCTION business line involves the design and management of the building of FPSOs for use in very deep water.


    - The REGIONAL SERVICES business line handles local business projects including seabed survey and positioning for drill rig location or defining pipeline routes, engineering studies, drilling support, shallow water pipelay or inspection, repair and maintenance operations.


    We also provide field decommissioning services at the end of the working life of an offshore oilfield.


    We offer heavy lift floating crane services through a joint venture company, SHL. SHL charters the heavy lift barge STANISLAV YUDIN from a subsidiary of Lukoil, our joint venture partner in SHL. We also manufacture flexible flowlines and dynamic flexible risers (which are flexible pipelines from the sea floor to the surface) through the joint venture company NKT, in which we have a 49% interest. The remainder of the joint ventures in which we have interests have been formed either with a national oil company, such as Sonangol in Angola or Socar in Azerbaijan, or on a project-specific basis to enhance the range of services provided to the customer. We typically have interests ranging from 25% to 55% in these joint ventures.


MARKET DYNAMICS

    We are positioned as a comprehensive service provider to the global offshore oil and gas industry. This market sector is attractive to us because:


    - WE EXPECT CONTINUED GROWTH IN OUR MAJOR MARKETS. Our own market research indicates that demand for the offshore services we offer could grow by up to 50% between 2001 and 2002 and up to an additional 43% between 2002 and 2004. We expect that much of this growth will come from deepwater developments in West Africa and the Gulf of Mexico. Douglas Westwood's THE WORLD DEEPWATER REPORT III predicts annual global deepwater capital expenditure will increase from approximately $5.0 billion in 2000 to approximately $10.0 billion by 2005. We are poised to benefit from this expected increase in demand.


    - DEEPWATER DEVELOPMENTS HAVE UNIQUE CHARACTERISTICS. The development of deepwater oil and gas reserves is technically challenging. Accessing the field often requires subsea construction and maintenance work in an environment of high pressure and difficult currents. Deepwater projects are typically of a larger scale and longer duration than conventional offshore projects, making them less sensitive to short-term fluctuations in the price of oil and gas and providing foreseeable revenue for service contractors and investors.

    - SPECIALIZED CONSTRUCTION EQUIPMENT IS IN LIMITED SUPPLY. We expect that demand for the kind of specialized construction support ships and barges we operate to increase with the development of deepwater reserves. The existing world fleet of this type of asset is currently employed at high utilization rates and, to our knowledge, there are no additional specialized construction ships currently on order, creating the opportunity for increasing contract margins.


    - SUBSEA TECHNOLOGY IS BECOMING MORE IMPORTANT. The trend toward developing reserves in deeper waters requires the use of subsea technology. In addition, when developing a new oil or gas field, whether in deep or shallow waters, it is often more economical to tie back new subsea wellheads to existing production facilities by laying pipelines and well control umbilicals on the seabed between the new wellheads and the existing production facilities. These tieback projects are part of our core business. Similarly, offshore inspection, repair and maintenance services are increasingly dependent on the efficient deployment of subsea equipment.


    - DEMAND IS GROWING FOR TURNKEY PROJECT CAPABILITIES. Oil and gas companies are increasingly outsourcing the design and construction of large deepwater projects. The breadth of services required to undertake all aspects of the engineering, procurement, installation and commissioning of major projects, known in the industry as EPIC, has limited the number of companies that have the resources to compete for these projects.

STRATEGIC ACQUISITIONS


    We have historically had a strong position in the North Sea and Brazil since offshore oil exploration started in these regions in the early 1970s. With our acquisition of ETPM S.A. in 1999 and Ceanic Corporation in 1998, we significantly strengthened our market position in the high growth markets of West Africa and the Gulf of Mexico, respectively. Our 49% interest in the NKT joint venture secures our supply of flexible flowlines. Last year, we acquired Ingerop Litwin, now called Paragon Litwin, and a controlling interest in Paragon Engineering Services, to strengthen our engineering capabilities. We now have the necessary engineering, construction and technological assets to undertake all aspects of EPIC projects for virtually any new offshore oil and gas field in each of the major offshore markets. We believe that we are well positioned to continue to capture a large portion of this market and have assembled an asset base that can support annual revenues well in excess of those in 2001 without making additional investments.


COMPETITIVE STRENGTHS

    We believe we are well positioned to execute our strategy as a result of the following competitive strengths:


    - WE OFFER A FULL RANGE OF GLOBAL OFFSHORE DEVELOPMENT AND CONSTRUCTION SERVICES. We are able to supply a full complement of services for the development of offshore oil fields in each of the major offshore markets. Only three of our competitors have a similar range of services, while a number of other competitors offer a much more limited range of services in a limited number of geographic markets.


    - WE OWN OR CHARTER AN IMPRESSIVE ARRAY OF OFFSHORE ASSETS. We believe that we have the largest fleet of sophisticated deepwater construction assets in the world, some of which are capable of operating at water depths of up to 2,500 meters. These assets position us for premium contracts and give us the capability to execute highly complex and demanding projects.

    - WE POSSESS INNOVATIVE DEEPWATER TECHNOLOGIES AND UNIQUE EXPERIENCE IN DEEPWATER DEVELOPMENTS. We have a long history of innovation and development of new technologies that have contributed significantly to the evolution of the offshore oil and gas industry. Particular strengths include our deepwater construction techniques, including deepwater pipeline laying and umbilicals, remote intervention technologies and automated welding systems. We believe our customers value our experience with groundbreaking projects such as the TotalFinaElf Girassol and the Amerada Hess La Ceiba projects.


    - WE MAINTAIN GEOGRAPHICALLY DIVERSE OPERATIONS. We can follow major customers wherever they operate, maximize the use of our assets and transfer knowledge gained from market to market.



    - WE ARE A MARKET LEADER IN OFFSHORE WEST AFRICA. Based upon our internal market analysis, we expect West Africa to be the highest growth market for large deepwater developments over the next three years. We have won 7 of the 21 most recent projects with revenues greater than $100 million that we have bid in West Africa in the past four years. These projects represent 34% of the total revenue of the 21 projects. The experience gained from these projects, our historical connection with the area and our onshore fabrication facilities in Nigeria and Angola position us to take advantage of future opportunities in this market.

MAJOR ASSETS


    The following table describes our major assets as of May 21, 2002:



                                                                                        LENGTH
                                                          YEAR BUILT/                  OVERALL       OWNED/
NAME                             CAPABILITIES           MAJOR UPGRADES        ROVS     (METERS)    CHARTERED
----                       -------------------------  -------------------   --------   --------   ------------
CONSTRUCTION SUPPORT
  SHIPS

SEAWAY HARRIER...........  Subsea construction                       1985         1        84     Owned(1)
SEAWAY HAWK..............  Subsea construction                       1978        --        93     Owned
SEAWAY OSPREY............  Flexible flowline and
                           umbilical lay, accepts
                           coiled tubing,
                           straightener for tubing,
                           stern roller                    1984/1992/1996         2       102     Owned(1)
SEAWAY EAGLE.............  Flexible flowline lay,
                           multi-purpose subsea
                           construction                              1997         2       140     Owned(1)
SEAWAY LEGEND............  ROV and hardsuit diving
                           support, subsea
                           construction                         1985/1998         2        73     Owned
DISCOVERY................  Flexible flowline lay,
                           subsea construction                       1990         1       120     Chartered(2)
SEAWAY KINGFISHER........  Diverless inspection,
                           repair and maintenance               1990/1998         2        90     Chartered(3)
STEPHANITURM.............  Diving support, light
                           construction                    1978/1994/1995         1        73     Chartered(4)
SEAWAY EXPLORER..........  Trenching ship                            1984        --        80     Owned(1)

FLOWLINE LAY SHIPS
SEAWAY CONDOR............  Flexible flowline and
                           umbilical lay, module
                           handling system,
                           trenching                       1982/1994/1999         2       141     Owned(1)
SEAWAY FALCON............  Rigid and flexible
                           flowline and umbilical
                           lay                             1976/1995/1997         2       162     Owned(1)
SEAWAY POLARIS...........  Deepwater derrick/pipelay
                           barge                      1979/1991/1996/1999        --       137     Owned
SEAWAY KESTREL...........  Rigid reel lay ship             1976/1991/1995        --        99     Owned(1)

SURVEY/IRM SHIPS
SEAWAY COMMANDER.........  Survey                          1967/1982/1988         2        75     Chartered(5)
SEAWAY DEFENDER..........  ROV and hardsuit diving
                           support, subsea
                           construction                              1976         1        67     Owned
SEAWAY PIONEER...........  ROV and hardsuit diving
                           support, subsea
                           construction                         1966/1996         1        64     Owned
SEAWAY INVINCIBLE........  ROV support, subsea
                           construction                              1971        --        71     Owned
SEAWAY ROVER.............  ROV support, subsea            1966/1972/1983/
                           construction                              1991        --        71     Owned

                                                                                        LENGTH
                                                          YEAR BUILT/                  OVERALL       OWNED/
NAME                             CAPABILITIES           MAJOR UPGRADES        ROVS     (METERS)    CHARTERED
----                       -------------------------  -------------------   --------   --------   ------------
ELANG LAUT...............  Multi-role shallow
                           seismic/ multibeam survey
                           and geotechnical service
                           ship                                      1978        --        35     Owned
FAR SAGA.................  ROV support, subsea
                           construction                              2001         2        89     Chartered(6)
POLAR BJORN..............  ROV support, subsea
                           construction                              2001         2        90     Chartered(7)
ERNEST SHACKLETON........  ROV support, subsea
                           construction                              1999         2        80     Chartered(8)

ANCHORED CONSTRUCTION AND
  MAINTENANCE SHIPS
AMERICAN PRIDE...........  Four-point anchor system             1977/1992        --        59     Owned
AMERICAN CONSTITUTION....  Four-point anchor system,
                           saturation diving,
                           moonpool                                  1974        --        64     Owned
AMERICAN EAGLE...........  Four-point anchor system                  1976        --        50     Owned
AMERICAN INDEPENDENCE....  Four-point anchor system                  1970        --        52     Owned
AMERICAN RECOVERY........  Tug, diving support                  1965/1995        --        43     Owned
AMERICAN STAR............  Four-point anchor system,
                           saturation diving                    1967/1998        --        53     Owned
AMERICAN TRIUMPH.........  Four-point anchor system             1965/1997        --        53     Owned
AMERICAN VICTORY.........  Four-point anchor system             1976/1997        --        50     Owned
AMERICAN LIBERTY.........  Four-point anchor system                  1974        --        33     Owned
PIPELINE SURVEYOR........  Diving support                       1965/1996        --        33     Owned
AMERICAN DIVER...........  Diving support                            1964        --        33     Owned

HEAVY LIFT SHIPS AND
  BARGES
STANISLAV YUDIN..........  Heavy lift, 2,500-ton
                           crane                                     1985        --       183     Chartered(9)
ANNETTE..................  Pipelay barge, marine
                           construction                    1972/1989/1997        --        61     Owned
ARWANA...................  Pipelay barge                             1998        --        70     Owned
JASAMARINE V (EX SIN THAI  Flat top barge fitted out
  HIN IV)................  for inshore diving/
                           construction                              1978        --        55     Owned
SEAWAY ORION.............  Pipelay barge                   1977/1984/1997        --        85     Owned
DLB 801..................  Derrick lay barge               1978/1980/1989        --       107     Owned
LB 200...................  Pipelay barge                        1975/1996        --       168     Owned(1)

TUGS AND OTHER
DLB 1....................  Barge                                     1956        --        91     Owned
GOLEK....................  Transport barge                      1983/1992        --        46     Owned
POLKA....................  River tug and anchor
                           handler                                   1971        --        12     Owned
SEAWAY SABIA.............  Anchor mooring support                    2002        --        37     Owned


--------------------------

(1) Subject to mortgage under our current credit facilities.

(2) Chartered from Friary Ocean Surveyor NV through September 2002, with options to extend through 2011 and with options to purchase.

(3) Chartered from Kingfisher DA in which we have a 50% ownership, for five years starting in 1998, with 10 one-year options to extend through December 2013 and with options to purchase.


(4) Chartered from Horizon Offshore from March 1, 2000 through February 2003 with 2 one-year options to extend.


(5) Chartered from DSND Shipping A/S through December 2002.


(6) Chartered from Farstad Supply AS for five years beginning in 2002 with three one-year options to extend.



(7) Chartered from Polar Ship Investment AS for three years beginning in 2002.



(8) Chartered from Silverseas Shipping Limited for one year beginning in 2001 with four one-year options to extend.



(9) Chartered to SHL by a subsidiary of the ship's owner, Lukoil, through October 2004.

OTHER PROPERTIES


    As of April 30, 2002 we owned or held under long-term leases real estate property as described below:



                                                                     WORK OR STORAGE
                                                    OFFICE SPACE      SPACE OR LAND
                                                   (SQUARE METERS)   (SQUARE METERS)      STATUS
                                                   ---------------   ---------------   -------------
Aberdeen, Scotland...............................       6,028            102,793       Owned/Leased
Baku, Azerbaijan.................................          66                 --          Leased
Bergen, Norway...................................         100                 --          Leased
Buenos Aires, Argentina..........................         100                 --          Leased
Cairo, Egypt.....................................         250                 --          Leased
Dhahran, Saudi Arabia............................         330                750          Leased
East Kalimantan, Indonesia.......................          --            190,267          Leased
Houston, Texas...................................       5,156              2,971          Leased
Houston, Texas...................................      10,105             15,663          Leased
Jakarta, Indonesia...............................         915                601          Leased
Kristiansund, Norway.............................         120                800          Leased
Lagos, Nigeria...................................         200                 --          Leased
Lobito, Angola...................................       5,945            554,431          Leased
Luanda, Angola...................................          53                690          Leased
Macae City, Brazil...............................       1,286             20,300       Owned/Leased
Nanterre, France.................................      22,364                 --          Leased
New Orleans, Louisiana...........................         305             56,658          Leased
Perth, Australia.................................       1,456              3,818          Leased
Port Gentil, Gabon...............................         305              5,070          Owned
Port of Fourchon, Louisiana......................         650             74,240          Leased
Port of Iberia, Louisiana........................       1,796             95,688          Leased
Rio de Janeiro, Brazil...........................         295                 --          Leased
Rotterdam, The Netherlands.......................          --              4,200          Leased
Rueil, France....................................       5,235                 --          Leased
Sharjah, United Arab Emirates....................       1,570              5,147          Leased
Singapore........................................         928              4,606          Leased
Stavanger, Norway................................       7,721                562          Leased
Sunbury, England.................................         616                 --          Leased
Tanager, Norway..................................         250             18,200          Leased
Tchengue, Gabon..................................       1,486             60,000          Leased
Teesside, England................................          --             19,667          Leased
Tehran, Iran.....................................         600                 --          Leased
Warri, Nigeria...................................       1,765            222,582          Leased

BUSINESS SEGMENTS


    Our operations are managed through six regional offices: Aberdeen, Scotland for the United Kingdom and Southern North Sea; Stavanger, Norway for the Scandinavian region; Singapore for Asia Pacific; Nanterre, France for Southern Europe, Africa and the Middle East (SEAME); Macae City, Brazil for South America; and Houston, Texas for the Gulf of Mexico. We provide our conceptual design and engineering services for all regional operations through our offices in Houston, Texas and Nanterre, France. We assemble and construct offshore infrastructure equipment at our fabrication yards in Nigeria and Angola. Our principal executive offices are located in Sunbury, near London, England.


    We have business segments based on the geographic distribution of our activities as follows:


SEGMENT                                                     GEOGRAPHIC COVERAGE
-------                                        ---------------------------------------------
Asia Pacific Region..........................  All activities east of the Indian sub-continent, including Australasia

North America Region.........................  All activities in Canada, the United States and Central America, including the Gulf of
                                               Mexico

Norway Region................................  All activities in Scandinavia and the Baltic states

SEAME Region.................................  All activities in Southern Europe, Africa,
                                               India and the Middle East

South America Region.........................  All activities in South America and the islands in the southern Atlantic Ocean

U.K. Region..................................  All activities in the United Kingdom,
                                               Ireland, Germany, Belgium, The Netherlands
                                               and islands in the northern Atlantic Ocean

Other Corporate..............................  Includes items that cannot be allocated to one particular region, including:

                                               - activities of the SHL and NKT joint
                                               ventures and the Paragon companies;

                                               - global assets including all construction
                                               support ships and ROVs and related assets
                                                 that are used globally and cannot be
                                                 attributed to any one region;

                                               - activities of Serimer Dasa, our welding
                                                 technology company, in research and
                                                 development of welding procedures and
                                                 equipment; and

                                               - management and corporate services provided
                                                 for the benefit of our entire company
                                                 including the engineering, finance and
                                                 legal departments.


ASIA PACIFIC REGION

    The Asia Pacific region is characterized by long distances between areas of offshore oil operations and from other areas of the world that have offshore development activities. We are active in ROV work, drilling support, survey and subsea construction in this region. In Indonesia, our operations are performed through a subsidiary, PT Komaritim, which carries out shallow water pipelay and construction work. The most significant project during fiscal year 2001 in this region was the pipeline repair work undertaken for Total Indonesia in the Makaham Delta.

U.K. REGION


    The U.K. region's business consists of pipelay and EPIC projects, subsea construction and inspection, maintenance and repair contracts. The majority of these maintenance and repair contracts are short-term in nature. Included in backlog for the U.K. region are: a long-term construction and maintenance contract for BP, which is expected to be completed in 2005; the Corrib project for Enterprise Oil; the BP Magnus E.O.R. project; and other subsea construction projects.


NORWAY REGION


    The Norway region's business consists of pipelay and EPIC projects and inspection, maintenance and drill support work for major oil producing companies. We have undertaken a significant project with Shell (Draugen) which involves pipelay and EPIC work. We have a long-term survey and pipeline inspection contract with Statoil. We also have a long-term contract with Statoil for construction and maintenance that is performed through our joint venture with Halliburton.


SEAME REGION

    The majority of our business in the SEAME region is in West Africa and the Middle East and involves pipelay and EPIC projects, subsea construction, field development, drill support, diving and ROV services as well as the operation of two fabrication yards. Significant projects undertaken in 2001 include the development of the TotalFinaElf Girassol field and the Amerada Hess La Ceiba field, and subsea construction projects with Mossgass. We also have pipelay and EPIC projects with Shell, TotalFinaElf and ChevronTexaco. In 2001 we were awarded the Shell Forcados Yokri field development and the installation of the Shell Offshore Gas Gathering System, both of which are in Nigeria. We were also awarded the Scarab and Saffron development for the Burullus Gas Company in the Eastern Mediterranean.

SOUTH AMERICA REGION

    The majority of our operations in South America are located in Brazil, which currently operates mostly as a single customer market controlled by Petrobras, the Brazilian state oil company. Brazil has now opened offshore oil and gas fields to foreign operators who will finance the growth of Brazilian offshore oil production by means of production sharing contracts.

    The Brazilian market contains a number of large fields which are located in deep water and will require extensive use of diverless subsea construction techniques. We believe we are well positioned to capitalize upon our expertise in these techniques.


    We currently have a four-year contract with an optional four-year extension for the charter of the SEAWAY CONDOR with Petrobras which begins in August 2002 when its present contract will be completed. The ship will be upgraded for this new contract. We also have a two-year contract with Petrobras for the SEAWAY HARRIER, which started in July 2001 and runs until July 2003. The contracts are for flowline lay, diving support and ROV services. We also operate a number of ROVs to provide construction and drilling support services, usually under long-term contracts.


NORTH AMERICA REGION

    Based in Houston, Texas and Port of Iberia, Louisiana, our North American regional business incorporates deepwater and shallow water pipelay and construction work, dayrate diving and ROV inspection, repair and maintenance work and the manufacture of sophisticated flanges and connectors for offshore construction and repair works. A significant number of contracts in this region are short-term construction, repair and maintenance projects. In 2001, we were awarded a large pipelay project for Gulfstream Natural Gas LLC for the installation of the Gulfstream natural gas transmission pipeline from Mississippi Sound to Tampa Bay, Florida. This project is now close to completion.

OTHER CORPORATE


    The Corporate segment includes activities that cannot be readily assigned to a specific business segment due to the provision of services to our entire company. These include the activities of SHL, a joint venture with a subsidiary of the Russian oil company Lukoil; NKT; Serimer Dasa, a contract welding services entity employed both onshore and offshore by pipelay contractors; and the Paragon companies, now incorporating Litwin, which provide engineering support particularly for large EPIC contracts. Also included in the Corporate segment are global assets including all construction support ships, ROVs and other deepsea assets that are used globally and therefore cannot be allocated to any specific region, as well as management and corporate services for the benefit of the entire company including engineering, finance and legal departments.


MARKET, SALES AND COMPETITION

CUSTOMERS


    In 2001, we had 166 customers worldwide, of which 36 were major national and international oil and gas companies. The level of construction services required by any particular customer depends on the size of that customer's capital expenditure budget devoted to construction plans in a particular year. Consequently, customers that account for a significant portion of contract revenue in one fiscal year may represent an immaterial portion of contract revenue in subsequent fiscal years. In 2001, TotalFinaElf accounted for 24% of our net operating revenue and Williams Gas accounted for 11% of our net operating revenue. In 2000, TotalFinaElf accounted for 24%, and Shell accounted for 10%, of our net operating revenue. During 2001 and 2000, our ten largest customers accounted for 76% and 67%, respectively, of our net operating revenue, and over that period seven customers, including BP, ChevronTexaco, Petrobras, Shell, Statoil, TotalFinaElf and Triton Energy (acquired in 2001 by Amerada
Hess) consistently numbered among our ten largest customers.


COMPETITION

    The offshore contracting business is highly competitive. The consolidation in the offshore oil and gas services industry in the last few years has resulted in fewer but more substantial competitors. Although we believe that customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is the primary factor in determining which qualified contractor with available equipment will be awarded a contract. Our ships are specialized and have few alternative uses and, because of their nature and the environment in which they work, have relatively high maintenance costs whether or not they are operating. Because these costs are essentially fixed, and in order to avoid additional expenses associated with temporarily idling our ships, we may from time to time be required to bid our ships in projects at lower margins depending on the prevailing contractual rates in a given region.


    We believe that we are one of only four companies capable of providing a wide range of offshore services on a worldwide basis in the major offshore oil and gas producing regions. Competition in most of the range of services that we offer to our customers is limited to three main competitors, Technip-Coflexip, the Halliburton-DSND joint venture, now trading under the name "Subsea 7" and Saipem S.p.A. who has announced the imminent acquisition of another competitor, Bouygues Offshore. We are subject to intense competition from these offshore contractors. In North America, J. Ray

McDermott Inc., Global Industries Inc., Cal Dive International and Horizon Offshore Contractors Inc. also provide similar services to those that we provide. Additionally, these services are provided by J. Ray McDermott Inc. in Asia Pacific and the Middle East and by Global Industries Inc. in Asia Pacific and West Africa. However, we believe that these companies are not capable of operating in all the major oil and gas producing regions worldwide. We also compete with Allseas Marine Contractors and Heerema who operate in the worldwide market, providing trunkline and rigid pipelay services and heavy lifting services, respectively. We also face substantial competition from smaller regional competitors and less integrated providers of offshore services.


SUPPLIES AND RAW MATERIALS

    We generally do not manufacture the components used in the offshore services that we provide, but rather supply, assemble and install equipment manufactured by others. We coordinate our procurement and supply activities on a regional basis with group level management overseeing the procurement and supply function for all of our operations.

    The majority of raw materials that we use have not been subject to significant price volatility; however, suppliers occasionally levy surcharges on materials to reflect the escalation of fuel prices. We do not believe that long-term contracts for the supply of materials are appropriate as there is often a long lead time from the bid to contract award date, which can expose us to price fluctuations in materials. We may be exposed to increased prices for raw materials on individual contracts. We actively challenge suppliers to offer competitive prices on materials by inviting bids for supply contracts and introducing new suppliers. Over the last year, our results have not been significantly affected by increased prices for raw materials.

INTELLECTUAL PROPERTY

    Under our intellectual property policy, we protect ourselves through patents, publications and other available means. Some of our operations are conducted under licensing agreements allowing us to make use of specific techniques or equipment patented by third parties. However, none of the operations conducted under patents that we hold or under license agreements represents a significant percentage of our net operating revenue.

RESEARCH AND DEVELOPMENT

    We have a long history of innovation and development of new technologies that have contributed significantly to the evolution of the offshore oil and gas industry. Particular strengths include our construction techniques, which include but are not limited to: deepwater pipeline laying and umbilicals, remote intervention technologies and automated welding systems.


    Two of our notable developments are currently being used extensively in water depth of 1,400 meters. These developments are our J-Lay tower on the SEAWAY POLARIS used to lay pipeline, which enables rigid pipe to be laid from the barge at a steep angle allowing for efficient pipelay, and MATIS-TM-, an automatic bolted flange connection system for deepwater pipeline spools. A deepwater pipeline spool is a length of pipe, typically between 20 and 100 meters in length that connects a subsea pipeline to a structure on the seabed. Our MATIS-TM- trademark is registered in the United Kingdom and Norway and is currently in the process of U.S. federal trademark registration.


    Serimer Dasa, our welding technology company, continues to improve welding procedures and equipment to meet the technical demands of both new steels and riser installation techniques. Among the research and development programs currently in progress are the development of high speed welding techniques for large diameter pipelines, the welding of high strength steels, the development of laser welding techniques and a number of studies relating to the fabrication and inspection of steel catenary risers.

    A major problem facing the offshore oil and gas industry is the repair of damaged pipelines in water depths that are too deep for divers. Such repairs must be made by robotic means, which is both time-consuming and costly. We are developing a number of solutions to this problem based on the MATIS-TM- tie-in equipment and the friction stitch welding process. The development of this process will offer significant advantages to subsea pipeline operators who will no longer be required to hold inventories of expensive repair connectors. If these technologies are developed successfully, we will be able to provide repair services to subsea pipeline customers quickly by using off-the-shelf flange connectors or friction stitch welding.


    Our current research and development program also includes elements of architecture of a field development, which includes, but is not limited to, different types of risers or flowline systems including insulation, coating, buoyancy and conditions monitoring to be offered to customers as part of their infrastructure to produce and transport hydrocarbons in deepwater.

    Our research and development activities are primarily customer and project specific development efforts that we undertake to tailor equipment and systems to the needs of a customer in connection with specific orders or projects. Order-related development amounts are paid by customers as part of the contract price.

OTHER MATTERS

SAFETY AND QUALITY ASSURANCE


    We maintain a stringent quality assurance program encompassing all areas of our operations in accordance with ISO 9001, an international standard established by the International Organization for Standardization to certify quality assurance systems. Each of our regional operations has dedicated safety and quality assurance staff who are responsible for overseeing the projects in that particular region. In addition, a quality assurance manager located in Aberdeen, Scotland formulates corporate quality assurance policies and oversees the implementation and enforcement of such policies on a company-wide basis.


RISKS AND INSURANCE

    Our operations are subject to all the risks normally associated with offshore development and production and could result in damage to or loss of property, suspension of operations or injury or death to personnel or third parties. We insure our assets at levels which our management believes reflect their current market value. Such assets include all capital items such as ships, major equipment and land-based property. The only assets not insured are those where the cost of such insurance would be disproportionate to their value. We believe our insurance should protect us against, among other things, the cost of replacing our ships as a result of total or constructive total loss.

    Our operations are conducted in hazardous environments where accidents involving catastrophic damage or loss of life could result, and litigation arising from such an event may result in our being named a defendant in lawsuits asserting large claims. We insure for liability arising from our operations, both onshore and offshore, including loss of or damage to third-party property, death or injury to employees or third parties, statutory workers compensation protection and pollution. Although there can be no assurance that the amount of insurance we carry is sufficient to protect us fully in all events, all such insurance is carried at levels of coverage and deductibles that we consider financially prudent. A successful liability claim for which we are underinsured or uninsured could have a material adverse effect on us.

CLIENT FINANCIAL STANDING AND CREDIT RISK



    We believe we take appropriate measures to protect against the risk of our clients' inability to pay. Our clients range from global oil companies to medium-sized offshore operators and contractors and project consortiums. Generally, where the contract counterparty is a major oil company, we do not require any evidence of ability to pay and we rely on the credit of such company. Where the contract counterparty is a newly-formed project consortium or otherwise gives us reason to believe that we may be assuming some credit risk, we take steps to mitigate that risk. The specific steps we take vary according to the financial status of our clients. Where appropriate, we assist our client in obtaining project financing, but we do not require project financing to be in place in all cases before we execute a contract. Before starting work for smaller clients, we obtain credit agency references. Furthermore, we limit our risk of nonpayment by structuring our contract to provide for progress payments or payments based on milestones. Because our remuneration typically does not depend on the volume of oil or gas that our clients ultimately extract, our pre-contractual procedures do not include verification of recoverable reserves.


GOVERNMENT REGULATION

    Our business is subject to international conventions and governmental regulations that strictly regulate various aspects of our operations. The maritime laws and the diving, health and safety regulations of the jurisdictions in which we operate govern our operations in these areas. In the North Sea, these regulations include established working hours and a specified working environment for divers, as well as standards for diving procedures, equipment and diver health. The North Sea standards are among the most stringent in the world. In the absence of any specific regulation in other geographic regions, we closely follow the standards set by the International Marine Contractor Association.


    Our operations in the United Kingdom are subject to a variety of employee and European community safety laws. The Health and Safety at Work Act of 1974, and regulations made thereunder, mandate general requirements for safe workplaces for all employees. Similar regulations apply in Norway, France and other European countries in which we operate.



    In the United States, we are subject to the jurisdiction of the U.S. Coast Guard, the National Transportation Safety Board and the U.S. Customs Service, as well as private industry organizations such as the American Bureau of Shipping. The Coast Guard and the National Transportation Safety Board set safety standards and are authorized to investigate vessel accidents and recommend improved safety standards. The Customs Service is authorized to inspect vessels at will. The exploration and development of oil and gas properties located on the Outer Continental Shelf of the United States is regulated by the Minerals Management Service. Our U.S. operations are also affected by numerous federal, state, and local laws and regulations relating to safety and health of employees and protection of the environment including the Occupational Safety & Health Act of 1970, the Resource Conservation & Recovery Act of 1976, the Outer Continental Shelf Lands Act of 1953, the Federal Water Pollution Control Act of 1972, and the Oil Pollution Act of 1990.



    The International Maritime Organization recently made the regulations of the International Safety Management (ISM) Code mandatory. The ISM Code provides an international standard for the safe management and operation of ships, pollution prevention and certain crew and vessel certifications which is effective, unless extended by governmental authorities, on July 1, 2002. We believe that we are currently in compliance with these standards or will be in compliance in all relevant jurisdictions by the effective date.



    Compliance with current environmental, safety and other laws and regulations is an ordinary part of our business. These laws change frequently and, as an ordinary part of our business, we incur costs to maintain compliance with such laws. Although these costs have not had a material impact on our financial condition or results of operations in recent years, there can be no assurance that they will not have such an impact in the future. Moreover, although it is our objective to maintain compliance with all such laws and regulations applicable to us, there can be no assurance that we will avoid material costs, liabilities and penalties imposed as a result of governmental regulation in the future.



    In addition, we are required by various governmental and other regulatory agencies, including the agencies referred to above to obtain certain permits, licenses and certificates with respect to our equipment and operations. The kind of permits, licenses and certificates required in our operations depends upon a number of factors but are normally of a type required of all operators in a given jurisdiction. We believe that we have or can readily obtain all permits, licenses and certificates necessary to conduct our operations. Some countries require that we enter into joint venture or similar business arrangements with local individuals or businesses in order to conduct business in such countries.



    Our operations are affected from time to time and to varying degrees by political developments and federal and local laws and regulations. In particular, oil and gas production operations and economics are affected by price control, tax and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations. Such developments directly or indirectly may affect our operations and those of our customers.


INSPECTION BY A CLASSIFICATION SOCIETY AND DRYDOCKING

    The hull and machinery (including diving equipment) of most of our ships must be "classed" by a classification society authorized by its country of registry. The classification society certifies that the ship is safe and seaworthy in accordance with the classification rules as well as with applicable rules and regulations of the country of registry of the ship and the international conventions of which that country is a member. Certain of our ships are not required to be classed, but do comply with applicable regulations.

    Each classed ship is inspected by a surveyor of the classification society. A visual inspection is carried out annually to ascertain the general condition of the ship or relevant items. Intermediate surveys are carried out at the second or third annual survey. This survey includes a visual inspection of the hull structure, machinery and electrical installations and equipment. Renewal surveys which involve a major inspection of the hull structure, machinery installations and equipment are carried out at five-year intervals. A classed ship is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the ship. As a general policy, we drydock our classed ships every second year during the winter off-season. Should any defect be found, the classification society surveyor will issue its report as to appropriate repairs which must be made by the ship owner within the time limit prescribed. Insurance underwriters make it a condition of insurance coverage that a classed ship be "in class." All of our major classed ships currently meet that condition.


    Our U.S. flagged ships that are U.S. Coast Guard inspected but not classed are drydocked twice during each five-year cycle. The intermediate drydocking is due between the end of the second and third years of the cycle. Our U.S. flagged Load Line only ships as well as the un-classed Panama and Honduras flagged ships are drydocked according to the same schedule for condition surveys as required by the respective national Load Line regulations. The annual topside safety and equipment surveys are very similar to and parallel the traditional class surveys.

                             RELATIONSHIP WITH SNSA

SHARE OWNERSHIP


    As of May 15, 2002, a wholly owned subsidiary of SNSA owned 29,275,223 of our common shares and all 34,000,000 of our Class B shares. This ownership represents an economic interest in us of approximately 57% and a voting interest of approximately 65%. Assuming that all of the shares offered pursuant to this prospectus are sold, and that SNSA does not purchase any of the offered shares, following the offering, SNSA's economic interest would be 52% and its voting interest would be 60%. As of May 15, 2002, the Stolt-Nielsen family, directly and indirectly through Fiducia Ltd., controlled approximately 60% of the outstanding shares of SNSA entitled to vote generally on matters brought to a vote of shareholders of SNSA.


ARRANGEMENTS AND TRANSACTIONS WITH SNSA

    We and SNSA have developed a number of arrangements and engage in various transactions as affiliated companies. We believe that these arrangements and transactions, taken as a whole, are based on arm's length principles to accommodate our respective interests in a manner that is fair and beneficial to both parties. However, because of the scope of the various relationships between us and SNSA (and our respective subsidiaries), we cannot assure you that each of the agreements and transactions, if considered separately, has been or will be effected on terms no less favorable to us than could have been obtained from unaffiliated third parties.

    All material arrangements with SNSA are reviewed by the audit committee of our Board of Directors consisting of directors who are not employees or officers of either SNSA or Stolt Offshore and who are not related to the Stolt-Nielsen family. Existing material arrangements include agreements with an affiliate of SNSA under which the affiliate provides certain management, administrative, accounting, financial and other services to us. From time to time, some of our financing may be provided for or guaranteed by SNSA or its affiliates, and our continued access to such financing would depend on a number of factors, including compliance by SNSA or its affiliates with covenants in their financing arrangements.

SERVICES AGREEMENT


    Pursuant to a corporate services agreement, SNSA supplies through its subsidiaries, financial, risk management, public relations and other services to us for an annual fee based on costs incurred in rendering those services. The fee is subject to negotiation and agreement between us and SNSA on an annual basis. The fees for 2001, 2000 and 1999 were approximately $3.7 million, $3.3 million and $2.5 million, respectively. The services agreement is automatically renewed for additional one-year terms unless we and SNSA are unable to agree on the annual fees payable. The services agreement may also be terminated by either party on the occurrence of certain events, including the other party's:


    - failure to pay amounts due under the services agreement within 15 days after notice;

    - breach of any material obligation under the services agreement and failure to cure any breach within 30 days after notice; and

    - bankruptcy or related proceedings.

INTERCOMPANY PAYMENTS

    Our payments to SNSA for the years 2001, 2000 and 1999 consisted of the following in millions:

                                                  YEAR ENDED          YEAR ENDED          YEAR ENDED
                                               NOVEMBER 30, 2001   NOVEMBER 30, 2000   NOVEMBER 30, 1999
                                               -----------------   -----------------   -----------------
Interest payments............................        $0.4                $3.6                $10.4
Management services..........................        $3.7                $3.3                $ 2.5

    Short-term payables due to SNSA of $9.5 million as of November 30, 2001 (2000: $8.5 million) relate primarily to outstanding insurance premiums and management service charges.


    SNSA has provided us with a $65.0 million unsecured bridge loan to enable us to partially fund the purchase of 6,142,847 shares from Vinci. The loan is subordinated to our principal credit facility and bears interest at a rate of 4.75% per annum as well as an up front fee of $65,000. Under the terms of the loan, repayment is to be made on the earlier of either the date of the receipt of the proceeds from the sale of our common shares, or August 2, 2002.


SERVICE MARK AGREEMENT

    We and SNSA are parties to an agreement under which we have been granted the right to use the Stolt name and logo, without payment of any royalty, so long as SNSA or its affiliates own more than one-third of our voting shares.

                           BACKGROUND OF THE OFFERING


    In December 1999, we acquired ETPM from Vinci's predecessor, Groupe GTM. We paid $111.6 million in cash and 6,142,857 class A shares. On March 7, 2001, our class A shares, including the shares held by Vinci, were reclassified as common shares on a one-for-one basis. The purchase agreement effectively provided that in the event of a sale of Vinci's Stolt Offshore shares, Vinci would receive a minimum of $18.50 per share. In accordance with the terms of the purchase agreement, in May 2002, Stolt Offshore Investing Ltd. purchased all these shares from Vinci. The total payment for the shares of $113.6 million was made in two tranches: on May 3, 2002, Stolt Offshore Investing Ltd. paid a total of
$54.7 million, based on the then current market value per share; on May 14, 2002, we paid the remaining $58.9 million to Vinci pursuant to our obligation under the ETPM agreement to satisfy the guaranteed price. The latter payment reflected the difference between that aggregate market value paid by Stolt Offshore Investing Ltd. and the guaranteed aggregate price of $113.6 million. The shares purchased by Stolt Offshore Investing Ltd. are included in the shares offered by this prospectus.



    We borrowed $110.0 million of the funds used for the share purchase from our banks under our existing bank credit facilities and from SNSA, our parent company, under a bridge loan. See "Use of Proceeds."



    On December 7, 1999, we acquired a 49% interest in the joint venture NKT. As partial consideration for the acquisition of our interest, we issued to NKT Holdings 1,758,242 class A shares, which were reclassified as common shares in March 2001. In accordance with the terms of the purchase agreement for our joint venture interest, a group company purchased 249,621 common shares from NKT Holdings at a guaranteed price of $13.65 per share for an aggregate price of $3,407,327 in February 2002. These shares were later transferred to Stolt Offshore Investing Ltd. and are included in the shares offered by this prospectus.


                              SELLING SHAREHOLDER


    Our indirect wholly owned subsidiary, Stolt Offshore Investing Ltd., is offering 6,392,478 of our shares as part of this offering, representing all of the 9.1% of our issued common shares that it owned as of May 23, 2002. Its principal executive offices are Clarendon House, 2 Church Street, Hamilton, Bermuda. Following this offering, Stolt Offshore Investing Ltd. will cease to own any of our common shares.


                                    TAXATION


LUXEMBOURG TAXATION



    The following is intended as a summary of the material tax considerations affecting dividend payments by Stolt Offshore relevant to prospective investors in Stolt Offshore. It does not constitute and should not be construed to constitute legal or tax advice to any such investor. Prospective investors are therefore urged to consult their own tax advisers with respect to their particular circumstances. Double taxation treaties may contain rules affecting the description in this summary.



    Under present Luxembourg law, so long as Stolt Offshore maintains its status as a holding company, no income tax, withholding tax, capital gains tax, estate or inheritance tax is payable in Luxembourg by shareholders in respect of the shares, except for shareholders domiciled, resident (or, in certain circumstances, formerly resident) or having a permanent establishment in Luxembourg.



    Shareholders domiciled or resident in Luxembourg (except holding companies) or who have a permanent establishment in Luxembourg with whom the holding of the shares is effectively connected, have to include the dividend received in their taxable income during the relevant period.



    Physical persons domiciled or resident in Luxembourg are not subject to taxation of capital gains unless the disposal of the shares preceded the acquisition or the disposal occurs within 6 months following the acquisition of the shares. Physical persons domiciled or resident in Luxembourg who own more than 10% (the limit being 25% for those participations which had been acquired prior to fiscal year 2002 and disposed of at the latest during fiscal year 2007) of the issued shares are liable to taxation on capital gains even after the 6 months holding and physical persons who were formerly residents or domiciled in Luxembourg will remain so liable during a period of 5 years after they have given up their domicile or residence in Luxembourg or their holding has been reduced below 10% (the limit being 25% for those participations which had been acquired prior to fiscal year 2002 and disposed of at the latest during fiscal year 2007) provided they had their domicile or residence in Luxembourg for more than 15 years.



    Income and capital gains on shares which are included in the assets of a trade or business of a physical person domiciled or resident in Luxembourg or in the permanent establishment in Luxembourg of a non-resident and income capital gains on shares which are held by corporations (other than holding companies) will be included in the taxable income of the relevant taxpayers.



    There is no Luxembourg transfer duty or stamp tax applicable on sales in acquisitions of the shares.


U.S. FEDERAL INCOME TAXATION


    In the opinion of White & Case LLP, special tax counsel to Stolt Offshore, the following is a description of the material U.S. federal income tax consequences that may be relevant with respect to the acquisition, ownership and disposition of common shares or ADSs. This description addresses only the U.S. federal income tax considerations of holders that will hold common shares or ADSs as capital assets. This description does not address tax considerations applicable to:


    - holders of common shares or ADSs that may be subject to special tax rules, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax-exempt entities,

    - taxpayers that have elected to use mark-to-market accounting,

    - persons that received common shares or ADSs as compensation for the performance of services,

    - persons that will hold common shares or ADSs as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for U.S. federal income tax purposes,

    - persons that have a "functional currency" other than the U.S. dollar, or

    - holders that own, or are deemed to own, 10% or more, by voting power or value, of the stock of Stolt Offshore.

    Moreover, this description does not address the U.S. federal estate and gift or alternative minimum tax consequences of the acquisition, ownership and disposition of common shares or ADSs. This description is based on:

    - the Internal Revenue Code of 1986, as amended, or the Code,

    - U.S. Treasury Regulations issued under the Code, and

    - judicial and administrative interpretations of the Code and regulations,

each as in effect and available on the date of this prospectus. This description is also based in part on the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

    The U.S. Treasury Department has expressed concern that depositaries for American depositary receipts, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of U.S. foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a U.S. foreign tax credit for Luxembourg taxes and sourcing rules described below could be affected by future actions that may be taken by the U.S. Treasury Department.

    For purposes of this description, a U.S. Holder is a beneficial owner of common shares or ADSs that, for U.S. federal income tax purposes, is:

    - a citizen or resident of the United States,

    - a partnership or corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia,

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

    - a trust if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and
      (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

    A Non-U.S. Holder is a beneficial owner, or, in the case of a partnership, a holder of common shares or ADSs that is not a U.S. Holder.


    WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, OWNING OR DISPOSING OF COMMON SHARES OR ADSS.


OWNERSHIP OF ADSS IN GENERAL

    For U.S. federal income tax purposes, a holder of ADSs generally will be treated as the owner of the common shares represented by such ADSs.

DISTRIBUTIONS

    If you are a U.S. Holder, the gross amount of any distribution by Stolt Offshore of cash or property, other than certain distributions, if any, of common shares distributed pro rata to all shareholders of Stolt Offshore, including holders of ADSs, with respect to common shares or ADSs will be includible in your income as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Stolt Offshore as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent, if any, that the amount of any distribution by Stolt Offshore exceeds Stolt Offshore's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of your adjusted tax basis in the common shares or ADSs and thereafter as capital gain.

    Dividends received by you with respect to common shares or ADSs will be treated as foreign source income, which, if you are a U.S. Holder, may be relevant in calculating your foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Stolt Offshore generally will constitute "passive income", or, in the case of certain U.S. Holders, "financial services income".

    Subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements", if you are a Non-U.S. Holder of common shares or ADSs, generally you will not be subject to U.S. federal income or withholding tax on dividends received on common shares or ADSs, unless such income is effectively connected with your conduct of a trade or business in the U.S.

SALE OR EXCHANGE OF COMMON SHARES OR ADSS

    If you are a U.S. Holder, you will generally recognize gain or loss on the sale or exchange of common shares or ADSs equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in the common shares or ADSs. Such gain or loss will be capital gain or loss. If you are a noncorporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for such common shares or ADSs exceeds one year and will be further reduced if your holding period exceeds five years. If you are a U.S. Holder, gain or loss, if any, recognized by you generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

    If you are a U.S. Holder, your initial tax basis of common shares will be the U.S. dollar value of the Norwegian kroner denominated purchase price determined on the date of purchase. If the common shares are treated as traded on an "established securities market," and you are a cash basis U.S. Holder (or, if you elect, an accrual basis U.S. Holder), you will determine the dollar value of the cost of such common shares by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to Norwegian kroners and the immediate use of that currency to purchase common shares generally will not result in taxable gain or loss for a U.S. Holder. If you are a U.S. Holder, the initial tax basis of the ADSs will be the U.S. dollar denominated purchase price determined on the date of purchase.

    With respect to the sale or exchange of common shares, the amount realized generally will be the U.S. dollar value of the payment received determined on
(1) the date of receipt of payment in the case of a cash basis U.S. Holder and
(2) the date of disposition in the case of an accrual basis U.S. Holder. If the common shares are treated as traded on an "established securities market," a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the U.S. dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

    If you are a Non-U.S. Holder of common shares or ADSs, subject to the discussion below under "Backup Withholding Tax and Information Reporting Requirements", you will generally not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such common shares or ADSs unless (1) such gain is effectively connected with your conduct of a trade or business in the U.S. or (2) if you are an individual Non-U.S. Holder, you are present in the U.S. for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

    U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, common shares or ADSs made within the U.S. to a holder of common shares or ADSs, other than an "exempt recipient", including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, common shares or ADSs within the U.S. to a holder, other than an "exempt recipient", if you fail to furnish your correct taxpayer identification number or otherwise fail to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 30% for years 2002 and 2003, 29% for years 2004 and 2005, and 28% for years 2006 through 2010.


    THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES OR ADSS. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF YOUR PARTICULAR SITUATION.

                                  UNDERWRITING

GENERAL

    Under the terms of an underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, we and the selling shareholder have agreed to sell to Lehman Brothers Inc. and Lehman Brothers has agreed to purchase from us and the selling shareholder an aggregate of 8,000,000 common shares and ADSs.

    Under the terms and conditions of the underwriting agreement, Lehman Brothers is committed to take and pay for all of the common shares and ADSs offered by this prospectus if any are taken, other than those covered by the over-allotment option described below. Lehman Brothers may elect to receive all or a portion of the shares offered by this prospectus (including shares purchased pursuant to the over-allotment option described below) in the form of common shares or ADSs in order to accommodate requests of investors.

    The underwriting agreement provides that Lehman Brothers' obligations to purchase our common shares and ADSs depend on the satisfaction of the conditions contained in the underwriting agreement, including that:

    - the representations and warranties made by us and the selling shareholder to Lehman Brothers are true;

    - there is no material change in the financial markets; and

    - we and the selling shareholder deliver customary closing documents to Lehman Brothers.

OVER-ALLOTMENT OPTION

    We have granted Lehman Brothers an option to purchase, from time to time until 30 days after the date of the underwriting agreement, in whole or in part, up to an aggregate of 1,200,000 common shares or ADSs at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The option may be exercised to cover over-allotments, if any, made in connection with the offering.

    Lehman Brothers has advised us and the selling shareholder that it proposes to offer common shares and ADSs directly to the public at the public offering price on the cover of this prospectus and to selected dealers at such offering
price less a selling concession not in excess of $         per share. Lehman
Brothers may allow, and the selected dealers may re-allow, a discount from the
concession not in excess of $         per share to other dealers. After the
offering, Lehman Brothers may change the public offering price and other offering terms.

    A portion of the shares offered by this prospectus may be sold directly to SNSA at the public offering price indicated on the cover of this prospectus.

SELLING AGENT

    Fearnley Fonds will act as a selling agent for Lehman Brothers for sales of the common shares to Norwegian persons. "Norwegian persons" are any national or resident of Norway or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of Norway or of any political subdivision thereof (other than a branch located outside Norway of any Norwegian Person), and shall include any Norwegian branch of a person who is otherwise not a Norwegian Person. Fearnley Fonds will receive a customary fee for its services.

COMMISSIONS AND EXPENSES

    The following table summarizes the underwriting discounts and commissions we and the selling shareholders will pay to Lehman Brothers. These amounts are shown assuming both no exercise and full exercise of Lehman Brothers' over-allotment option to purchase 1,200,000 additional shares. The underwriting fee is the difference between the initial price to the public and the amount Lehman Brothers will pay to us and the selling shareholder for the shares.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per share............................................     $              $
                                                          -----          -----
Total................................................
                                                          =====          =====

    The expenses of the offering that are payable by us are estimated to be
$         .

STABILIZATION, SHORT POSITIONS, PENALTY BIDS AND PASSIVE MARKET MAKING


    Lehman Brothers may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids or purchases and passive market making for the purpose of pegging, fixing or maintaining the price of the common shares and ADSs, in accordance with Regulation M under the Securities Exchange Act of 1934:


    - Over-allotment involves sales by Lehman Brothers of common shares or ADSs in excess of the number of common shares or ADSs Lehman Brothers is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares and ADSs over-allotted by Lehman Brothers is not greater than the number of common shares or ADSs that it may purchase in the over-allotment option. In a naked short position, the number of common shares and ADSs involved is greater than the number of shares in the over-allotment option. Lehman Brothers may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market;

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum;

    - Syndicate covering transactions involve purchases of the common shares or ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, Lehman Brothers will consider, among other things, the price of common shares or ADSs available for purchase in the open market as compared to the price at which they may purchase common shares or ADSs through the over-allotment option. If Lehman Brothers sells more common shares or ADSs than could be covered by the over-allotment option, a naked short position, the position can be closed out only by buying common shares or ADSs in the open market. A naked short position is more likely to be created if Lehman Brothers is concerned that there could be downward pressure on the price of the common shares or ADSs in the open market after pricing that could adversely affect investors who purchase in the offering; and

    - Penalty bids permit Lehman Brothers to reclaim a selling concession from a syndicate member when the common shares and ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.


    - Passive market making involves representatives or selling group members making bids for or purchasing our ordinary shares until a stabilizing bid is made, if ever. Passive market making may occur during the period before the commencement of offers or sales of our ordinary shares and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid, that bid must be lowered when specified purchase limits are exceeded.


    These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or ADSs or preventing or retarding a decline in the market price of the common shares or the ADSs. As a result, the price of the common shares and the ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Neither we, the selling shareholder nor Lehman Brothers make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares and the ADSs. In addition, neither we, the selling shareholder nor Lehman Brothers make representations that we or Lehman Brothers will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

LOCK-UP AGREEMENT


    We, our directors, officers, and certain shareholders, including SNSA, have agreed not to offer to sell, sell or otherwise dispose of, directly or indirectly, any shares of capital stock or any securities that may be converted into or exchanged for any shares of capital stock for a period of 90 days from the date of the underwriting agreement without the prior written consent of Lehman Brothers, except that we may sell the common shares or ADSs offered in connection with this offering and we may grant options to purchase common shares under our option plans.


INDEMNIFICATION

    We have agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that Lehman Brothers may be required to make for these liabilities.

OFFERS AND SALES IN CANADA


    This prospectus is not, and under no circumstances is it to be construed as, an advertisement or a public offering of shares in Canada or any province or territory thereof. Any offer or sale of shares in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian Securities regulators and only by a dealer registered in accordance with local provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.


STAMP TAXES

    Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

ELECTRONIC DISTRIBUTION

    A prospectus in electronic format may be made available on the Lehman Brothers or Fearnley Fonds Internet sites or through other online services maintained by Lehman Brothers, Fearnley Fonds or their affiliates. In those cases, prospective investors may view offering terms online and, depending on the site, may be allowed to place orders online. Lehman Brothers may agree with us to allocate a specific number of common shares or ADSs for sale to online brokerage account holders. Any such allocation for online distribution will be made on the same basis as other allocations.


    Other than this prospectus in electronic format, the information on the Lehman Brothers and Fearnley Fonds web sites and any information contained in any other web site maintained by Lehman Brothers or Fearnley Fonds is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved or endorsed by us or Lehman Brothers or Fearnley Fonds in their respective capacities as underwriter or selling agent and should not be relied upon by investors.

OTHER

    Lehman Brothers has provided and expects to continue to provide financial advisory or investment banking services to us for which it has received and continues to receive customary compensation.

NORWAY

    This document is not a prospectus under Norwegian legislation and has not been approved by the Oslo Stock Exchange. We are not making an offering subject to prospectus requirements under Norwegian legislation.

UNITED KINGDOM

    Lehman Brothers has represented and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date of the offering, will not offer or sell any common shares or ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services and Markets Act 2000 (the "FSMA"); (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any common shares or ADSs in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares or ADSs in, from or otherwise involving the United Kingdom.

JAPAN

    Lehman Brothers has represented and agreed that it has not offered or sold and will not offer or sell any common shares or ADSs, directly or indirectly, in Japan or to or for the account of any resident of Japan except (A) pursuant to an exemption from the registration requirements of the Securities and Exchange law of Japan and (B) in compliance with any other applicable requirements of Japanese law.

GERMANY

    The offer and sale of shares within Germany is subject to restrictions set forth in the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz). Lehman Brothers has agreed that it will not offer, sell, or deliver common shares or ADSs in Germany as part of a public offering. Securities will be offered, sold or delivered in Germany exclusively to professional investors within the meaning of Section 2 of the German Securities Selling Prospectus Act.

THE NETHERLANDS

    The common shares and ADSs may not be offered, transferred, delivered or sold in The Netherlands as part of the initial distribution or any time thereafter, and this prospectus may not be distributed and circulated in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational institutions and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).

LUXEMBOURG

    We are not making, and we have not authorized anyone to make, a public offering of shares in Luxembourg.

                             EXPENSES OF THE ISSUE

    We will pay the following estimated expenses (not including underwriting discounts and commissions and expenses reimbursed by us) to be incurred in connection with the issuance and distribution of the common shares to which this prospectus relates. Other than the SEC filing fee, all of these expenses are estimated.


SEC filing fee..............................................  $    7,258
NASD filing fee.............................................       8,389
Accounting fees and expenses................................     170,000
Legal fees and expenses.....................................     250,000
Transfer Agent's fees.......................................     300,000
Printing and engraving expenses.............................     100,000
Luxembourg tax on increase of capital.......................     202,527
Miscellaneous...............................................      11,826
                                                              ----------
Total.......................................................  $1,050,000
                                                              ==========



                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act of 1933 relating to this offering of our common shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the Commission allow us to omit various information from this prospectus that is included in the registration statement. Statements made in this prospectus or incorporated herein by reference concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents.


    You may read and copy the registration statement, including the related exhibits, the documents incorporated by reference into this prospectus and any document we file with the Commission, without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. In addition, the registration statement and the documents incorporated by reference into this prospectus are publicly available through the web site maintained by the Securities and Exchange Commission at www.sec.gov.



    We are subject to the informational requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers and, in accordance with these requirements, we file reports with the Commission. As a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Securities and Exchange Commission, within six months after the end of each fiscal year, an annual report on Form 20-F containing financial statements examined and reported on, with an opinion expressed, by an independent public accounting firm.


    We furnish to Citibank, N.A., as depositary under our Deposit Agreement, copies of all reports required to be filed by us with the Commission under the Exchange Act, including our annual reports in English containing a brief description of our operations and our audited annual consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and Regulation S-X of the Commission. In addition, we are required under the Deposit Agreement to furnish the depositary with copies of all notices of meetings of holders of common shares and other reports and communications that are generally made available to such holders. Under certain circumstances, the depositary will arrange for the mailing, at our expense, of such notices, other reports and communications to all holders of American Depositary Shares.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" into this prospectus information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c) or 15(d) of the Exchange Act (including reports on Form 6-K, if we identify in those reports that they are being incorporated by reference into this prospectus) until we have sold all of the common shares to which this prospectus relates or the offering is otherwise terminated:


    - our Annual Report on Form 20-F for the year ended November 30, 2001 (including the description of share capital contained therein).


    You may request a copy of these filings, at no cost, by writing or telephoning us. Any requests should be directed to:

                                 Julian Thomson
                            Stolt Offshore M.S. Ltd.
                                 Dolphin House
                                 Windmill Road
                               Sunbury-on-Thames
                               Middlesex TW16 7HT
                                    England
                             Tel: (44) 1932-773-700

                                 LEGAL MATTERS

    The validity of the common shares offered hereby will be passed upon by Elvinger, Hoss & Prussen, our Luxembourg counsel. Certain legal matters in connection with this offering relating to U.S. federal and New York law will be passed upon for us by White & Case LLP, New York, New York. James P. Hurlock, a member of our board of directors, is a retired partner of White & Case LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by Weil, Gotshal & Manges LLP.

                                    EXPERTS

    Our Consolidated Financial Statements as of November 30, 2001 and 2000 and for the three years ended November 30, 2001 included elsewhere in this prospectus have been audited by Arthur Andersen, Glasgow, Scotland, independent public accountants, as indicated in their reports with respect thereto, and included herein in reliance on the authority of that firm as experts in accounting and auditing in giving those reports.

    The financial statements of Mar Profundo Girassol as of December 31, 2001 and 2000 and for the two years ended December 31, 2001 filed as an exhibit to the registration statement relating to this prospectus have been audited by Barbier Frinault & Associes, Paris, France, independent public accountants, and are included in the registration statement in reliance on the authority of that firm as experts in accounting and auditing and in giving those reports.

                         INDEX TO FINANCIAL STATEMENTS



                                                                PAGE
                                                              --------
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants....................     F-2

Consolidated Statements of Operations for the years ended
  November 30, 2001, 2000 and 1999..........................     F-3

Consolidated Balance Sheets at November 30, 2001 and 2000...     F-4

Consolidated Statements of Shareholders' Equity for the
  years ended November 30, 2001, 2000, 1999 and 1998........     F-5

Consolidated Statements of Cash Flows for the years ended
  November 30, 2001, 2000 and 1999..........................     F-6

Notes to Consolidated Financial Statements..................     F-7

UNAUDITED QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Operations for the three months
  ended February 28, 2002 and February 28, 2001.............    F-37

Consolidated Balance Sheets as of February 28, 2002,
  February 28, 2001 and audited Consolidated Balance Sheets
  as of November 30, 2001...................................    F-38

Segmental Analysis of Revenue for the three months ended
  February 28, 2002 and February 28, 2001...................    F-39

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Stolt Offshore S.A.

    We have audited the accompanying consolidated balance sheets of Stolt Offshore S.A. (a Luxembourg company) and its subsidiaries as of November 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stolt Offshore S.A. and subsidiaries as of November 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen
Glasgow, United Kingdom
January 30, 2002

                     CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30                                      2001        2000        1999
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                  $           $           $
================================================================================================
Net operating revenue                                          1,255,938     983,420     640,726
------------------------------------------------------------------------------------------------
Operating expenses                                           (1,161,553)   (930,046)   (568,304)
================================================================================================
GROSS PROFIT--$                                                   94,385      53,374      72,422
------------------------------------------------------------------------------------------------
          --%                                                       7.5%        5.4%       11.3%
------------------------------------------------------------------------------------------------
Equity in net income of non-consolidated joint
  ventures                                                        11,655       5,793       5,197
------------------------------------------------------------------------------------------------
Administrative and general expenses                             (64,043)    (60,913)    (51,825)
------------------------------------------------------------------------------------------------
Impairment of Comex trade name                      note 2       (7,932)          --          --
------------------------------------------------------------------------------------------------
Restructuring charges                               note 16           --     (3,294)     (1,639)
================================================================================================
NET OPERATING INCOME (LOSS)                                       34,065     (5,040)      24,155
------------------------------------------------------------------------------------------------
NON-OPERATING (EXPENSE) INCOME
------------------------------------------------------------------------------------------------
Interest expense                                                (29,271)    (32,157)    (17,692)
------------------------------------------------------------------------------------------------
Interest income                                                    2,451       2,165         966
------------------------------------------------------------------------------------------------
Foreign currency exchange losses, net                              (323)       (810)        (80)
------------------------------------------------------------------------------------------------
Other income, net                                                  2,300         142         355
================================================================================================
INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
  INTERESTS                                                        9,222    (35,700)       7,704
------------------------------------------------------------------------------------------------
Income tax (provision) benefit                      note 10     (20,619)       3,778       8,509
================================================================================================
(LOSS) INCOME BEFORE MINORITY INTERESTS                         (11,397)    (31,922)      16,213
------------------------------------------------------------------------------------------------
Minority interests                                               (2,806)     (2,521)          --
================================================================================================
NET (LOSS) INCOME                                               (14,203)    (34,443)      16,213
================================================================================================
EARNINGS PER COMMON SHARE
------------------------------------------------------------------------------------------------
Net (loss) income per Common Share and Common
  Share equivalent:
------------------------------------------------------------------------------------------------
  Basic                                                           (0.16)      (0.44)        0.27
------------------------------------------------------------------------------------------------
  Diluted                                                         (0.16)      (0.44)        0.27
------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
  COMMON SHARE EQUIVALENTS OUTSTANDING              note 2        NUMBER      Number      Number
------------------------------------------------------------------------------------------------
  Basic                                                           87,201      78,774      59,092
------------------------------------------------------------------------------------------------
  Diluted                                                         87,201      78,774      59,545
------------------------------------------------------------------------------------------------

    The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS

----------------------------------------------------------------------------------------------------
AS OF NOVEMBER 30                                                                   2001        2000
(IN THOUSANDS, EXCEPT SHARE DATA)                                                      $           $
====================================================================================================
ASSETS
----------------------------------------------------------------------------------------------------
CURRENT ASSETS
----------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                         11,670       6,315
----------------------------------------------------------------------------------------------------
Restricted cash deposits                                      note 4               1,296       4,337
----------------------------------------------------------------------------------------------------
Trade receivables                                             note 5             428,601     268,491
----------------------------------------------------------------------------------------------------
Inventories and work-in-progress                              note 6              25,424      33,701
----------------------------------------------------------------------------------------------------
Receivables due from related parties and short-term advances  note 9
  to non-consolidated joint ventures                                              61,140      29,837
----------------------------------------------------------------------------------------------------
Prepaid expenses and other current assets                     note 7              44,836      51,817
====================================================================================================
TOTAL CURRENT ASSETS                                                             572,967     394,498
====================================================================================================
Fixed assets, at cost                                         note 8           1,096,329   1,042,974
----------------------------------------------------------------------------------------------------
Less accumulated depreciation and amortization                note 8           (316,858)   (239,626)
====================================================================================================
Total fixed assets, net                                                          779,471     803,348
====================================================================================================
Deposits and non-current receivables                          note 7              36,192      24,223
----------------------------------------------------------------------------------------------------
Investments in and advances to non-consolidated joint         note 9
  ventures                                                                        35,529      37,004
----------------------------------------------------------------------------------------------------
Deferred taxes                                                note 10             10,386      13,705
----------------------------------------------------------------------------------------------------
Goodwill and other intangible assets                          note 2             122,236     126,733
----------------------------------------------------------------------------------------------------
Prepaid pension asset                                         note 11              3,482       3,261
====================================================================================================
TOTAL ASSETS                                                                   1,560,263   1,402,772
====================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
----------------------------------------------------------------------------------------------------
Bank overdrafts                                               note 12              5,240       1,767
----------------------------------------------------------------------------------------------------
Short-term payables due to SNSA                               note 15              9,482       8,512
----------------------------------------------------------------------------------------------------
Current maturities of long-term debt and capital lease        note 13
  obligations                                                                     23,653       3,844
----------------------------------------------------------------------------------------------------
Accounts payable and accrued liabilities                      note 14            349,440     255,624
----------------------------------------------------------------------------------------------------
Accrued salaries and benefits                                                     41,515      36,736
----------------------------------------------------------------------------------------------------
Other current liabilities                                                         65,445      75,344
====================================================================================================
TOTAL CURRENT LIABILITIES                                                        494,775     381,827
====================================================================================================
Long-term debt and capital lease obligations                  note 13            335,026     288,653
----------------------------------------------------------------------------------------------------
Deferred taxes                                                note 10             18,194      26,743
----------------------------------------------------------------------------------------------------
Other long-term liabilities                                                       39,955      30,505
----------------------------------------------------------------------------------------------------
Accrued pension liability                                     note 11              4,992       3,797
----------------------------------------------------------------------------------------------------
Minority interests                                                                 7,299       1,798
====================================================================================================
TOTAL LONG-TERM LIABILITIES                                                      405,466     351,496
====================================================================================================
Commitments and contingencies                                 notes 17 and 22
----------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY                                          note 19
----------------------------------------------------------------------------------------------------
Common Shares, $2.00 par value--140,000,000 shares
  authorized (2000: 34,000,000), 70,228,536 shares issued
  and outstanding (2000: 22,723,134)                                             140,457      45,446
----------------------------------------------------------------------------------------------------
Class A Shares, $2.00 par value--nil shares authorized
  (2000: 68,000,000), nil shares issued and outstanding
  (2000: 47,429,790)                                                                  --      94,860
----------------------------------------------------------------------------------------------------
Class B Shares, $2.00 par value--34,000,000 shares
  authorized, issued and outstanding (2000: 34,000,000)                           68,000      68,000
----------------------------------------------------------------------------------------------------
Paid-in surplus                                                                  463,615     463,379
----------------------------------------------------------------------------------------------------
Retained earnings                                                                 52,436      66,639
----------------------------------------------------------------------------------------------------
Accumulated comprehensive loss                                                  (64,486)    (68,875)
====================================================================================================
TOTAL SHAREHOLDERS' EQUITY                                                       660,022     669,449
====================================================================================================
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     1,560,263   1,402,772
====================================================================================================

    The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------------------------------------------------
                                                                                               Accumulated           Total
                                      Common    Class A    Class B    Paid-in    Retained    comprehensive   shareholders'
                                      Shares     Shares     Shares    surplus    earnings             loss          equity
(in thousands, except share data)          $          $          $          $           $                $               $
==========================================================================================================================
BALANCE, NOVEMBER 30, 1998            44,731     39,360     68,000    178,290      84,869         (14,700)         400,550
--------------------------------------------------------------------------------------------------------------------------
Net income                                --         --         --         --      16,213               --          16,213
--------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net              --         --         --         --          --          (8,825)         (8,825)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                      --         --         --         --          --               --              --
--------------------------------------------------------------------------------------------------------------------------
Exercise of share options                182         62         --        339          --               --             583
--------------------------------------------------------------------------------------------------------------------------
Other, net                                --         --         --       (78)          --               --            (78)
==========================================================================================================================
BALANCE, NOVEMBER 30, 1999            44,913     39,422     68,000    178,551     101,082         (23,525)         408,443
--------------------------------------------------------------------------------------------------------------------------
Issuance of 1,758,242 Class A
  Shares                                  --      3,516         --     21,934          --               --          25,450
--------------------------------------------------------------------------------------------------------------------------
Issuance of 6,142,857 Class A
  Shares                                  --     12,286         --    101,357          --               --         113,643
--------------------------------------------------------------------------------------------------------------------------
Issuance of 10,341,261 Class A
  Shares                                  --     20,683         --     79,317          --               --         100,000
--------------------------------------------------------------------------------------------------------------------------
Issuance of 9,433,962 Class A
  Shares                                  --     18,868         --     81,132          --               --         100,000
--------------------------------------------------------------------------------------------------------------------------
Net loss                                  --         --         --         --    (34,443)               --        (34,443)
--------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net              --         --         --         --          --         (45,350)        (45,350)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                        --         --         --         --          --               --              --
--------------------------------------------------------------------------------------------------------------------------
Exercise of share options                533         85         --      1,280          --               --           1,898
--------------------------------------------------------------------------------------------------------------------------
Other, net                                --         --         --      (192)          --               --           (192)
==========================================================================================================================
BALANCE, NOVEMBER 30, 2000            45,446     94,860     68,000    463,379      66,639         (68,875)         669,449
--------------------------------------------------------------------------------------------------------------------------
Reclassification of Class A
  Shares to Common Shares             94,860   (94,860)         --         --          --               --              --
--------------------------------------------------------------------------------------------------------------------------
Net loss                                  --         --         --         --    (14,203)               --        (14,203)
--------------------------------------------------------------------------------------------------------------------------
Translation adjustment in respect
  of SFAS No. 133                         --         --         --         --          --          (2,238)         (2,238)
--------------------------------------------------------------------------------------------------------------------------
Gain on hedging reclassified into
  earnings                                --         --         --         --          --            2,238           2,238
--------------------------------------------------------------------------------------------------------------------------
Translation adjustments, net              --         --         --         --          --            4,389           4,389
--------------------------------------------------------------------------------------------------------------------------
Comprehensive loss                        --         --         --         --          --               --              --
--------------------------------------------------------------------------------------------------------------------------
Exercise of share options                151         --         --        376          --               --             527
--------------------------------------------------------------------------------------------------------------------------
Other, net                                --         --         --      (140)          --               --           (140)
==========================================================================================================================
BALANCE, NOVEMBER 30, 2001           140,457         --     68,000    463,615      52,436         (64,486)         660,022
==========================================================================================================================

---------------------------------  ---------------
                                     Comprehensive
                                            income
                                            (loss)
(in thousands, except share data)                $
=================================
BALANCE, NOVEMBER 30, 1998
---------------------------------
Net income                                  16,213
---------------------------------
Translation adjustments, net               (8,825)
---------------------------------
Comprehensive income                         7,388
---------------------------------
Exercise of share options
---------------------------------
Other, net
=================================
BALANCE, NOVEMBER 30, 1999
---------------------------------
Issuance of 1,758,242 Class A
  Shares
---------------------------------
Issuance of 6,142,857 Class A
  Shares
---------------------------------
Issuance of 10,341,261 Class A
  Shares
---------------------------------
Issuance of 9,433,962 Class A
  Shares
---------------------------------
Net loss                                  (34,443)
---------------------------------
Translation adjustments, net              (45,350)
---------------------------------
Comprehensive loss                        (79,793)
---------------------------------
Exercise of share options
---------------------------------
Other, net
=================================
BALANCE, NOVEMBER 30, 2000
---------------------------------
Reclassification of Class A
  Shares to Common Shares
---------------------------------
Net loss                                  (14,203)
---------------------------------
Translation adjustment in respect
  of SFAS No. 133                          (2,238)
---------------------------------
Gain on hedging reclassified into
  earnings                                   2,238
---------------------------------
Translation adjustments, net                 4,389
---------------------------------
Comprehensive loss                         (9,814)
---------------------------------
Exercise of share options
---------------------------------
Other, net
=================================
BALANCE, NOVEMBER 30, 2001
=================================


    The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


----------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30                                     2001        2000       1999
(IN THOUSANDS)                                                        $           $          $
==============================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------
Net (loss) income                                              (14,203)    (34,443)     16,213
----------------------------------------------------------------------------------------------
ADJUSTMENTS TO RECONCILE NET (LOSS) INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
----------------------------------------------------------------------------------------------
Depreciation and amortization                                    91,750      82,117     56,136
----------------------------------------------------------------------------------------------
Impairment of Comex trade name                                    7,932          --         --
----------------------------------------------------------------------------------------------
Amortization of drydock costs                                     8,441       3,985      3,793
----------------------------------------------------------------------------------------------
Equity in earnings of non-consolidated joint ventures          (11,655)     (5,793)    (5,197)
----------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                    2,806       2,521         --
----------------------------------------------------------------------------------------------
Deferred tax                                                    (4,434)    (16,731)   (15,668)
----------------------------------------------------------------------------------------------
Gain on sale of assets                                          (1,234)       (572)      (290)
----------------------------------------------------------------------------------------------
CHANGES IN OPERATING ASSETS AND LIABILITIES, NET OF
  ACQUISITIONS
----------------------------------------------------------------------------------------------
Trade receivables                                             (141,003)      18,316     42,320
----------------------------------------------------------------------------------------------
Prepaid expenses and other current assets                        10,024    (18,576)        774
----------------------------------------------------------------------------------------------
Inventories and work-in-progress                                  8,241    (13,160)      4,653
----------------------------------------------------------------------------------------------
Accounts and notes payable                                       91,022      29,094   (53,737)
----------------------------------------------------------------------------------------------
Accrued salaries and benefits                                       635     (5,517)    (8,793)
----------------------------------------------------------------------------------------------
Other short-term and other long-term liabilities               (25,928)      28,630      2,239
----------------------------------------------------------------------------------------------
Payments of drydock costs                                      (17,893)    (11,638)    (2,108)
==============================================================================================
NET CASH PROVIDED BY OPERATING ACTIVITIES                         4,501      58,233     40,335
==============================================================================================
CASH FLOWS USED IN INVESTING ACTIVITIES
----------------------------------------------------------------------------------------------
Acquisition of subsidiaries, net of cash acquired                  (61)   (111,175)         --
----------------------------------------------------------------------------------------------
Purchase of fixed assets                                       (62,868)    (61,724)   (90,918)
----------------------------------------------------------------------------------------------
Proceeds from sale of fixed and intangible assets                 5,590      19,157      2,807
----------------------------------------------------------------------------------------------
(Increase) decrease in investments and other non-current
  financial assets                                             (26,089)     (6,886)        680
----------------------------------------------------------------------------------------------
Dividends from non-consolidated joint ventures                   12,235          --     11,640
==============================================================================================
NET CASH USED IN INVESTING ACTIVITIES                          (71,193)   (160,628)   (75,791)
==============================================================================================
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES
----------------------------------------------------------------------------------------------
Net increase (decrease) in bank overdrafts                        3,332   (104,323)      5,624
----------------------------------------------------------------------------------------------
Proceeds from issuance of long-term debt                         69,985     340,000     34,000
----------------------------------------------------------------------------------------------
Repayments of long-term debt                                         --   (175,597)    (1,370)
----------------------------------------------------------------------------------------------
Decrease (increase) in restricted cash deposits securing
  capital lease obligations and accrued taxation liabilities      2,628     (2,601)    (1,012)
----------------------------------------------------------------------------------------------
Repayments of capital lease obligations                         (3,845)     (5,425)    (3,117)
----------------------------------------------------------------------------------------------
Decrease in funding from affiliate                                   --   (150,000)         --
----------------------------------------------------------------------------------------------
Proceeds from the issuance of Class A Shares                         --     199,808         --
----------------------------------------------------------------------------------------------
Exercise of share options                                           387       1,898        583
==============================================================================================
NET CASH PROVIDED BY FINANCING ACTIVITIES                        72,487     103,760     34,708
==============================================================================================
Effect of exchange rate changes on cash                           (440)       (902)    (2,775)
==============================================================================================
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              5,355         463    (3,523)
----------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                    6,315       5,852      9,375
==============================================================================================
CASH AND CASH EQUIVALENTS AT END OF YEAR                         11,670       6,315      5,852
==============================================================================================


    The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY


    Stolt Offshore S.A. ("the Company") is one of the largest offshore contractors in the world with services covering all phases of subsea offshore oil and gas operations from exploration to decommissioning. The Company operates in more than 60 countries worldwide and maintains regional offices in the United Kingdom; Norway; Asia Pacific; Southern Europe, Africa and the Middle East ("SEAME"); South America; and North America.


    The market for the Company's services is dependent upon the success of exploration and the level of development and production expenditures in the oil and gas industry. Such expenditures are cyclical in nature and influenced by prevailing and anticipated oil and gas prices.

    The Company has investments in several joint ventures, the most significant of which is Mar Profundo Girassol, a joint venture with a French engineering company. The Company's share of the joint venture's net income is 50%.

    The remainder of the joint ventures in which the Company has interests, with the exception of Seaway Heavy Lifting Limited ("SHL") and NKT Flexibles I/S, have been entered into on project specific bases to enhance the range of services provided to the customer. In these joint ventures, the Company will typically have interests ranging from 25% to 55%.

2.  ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the U.S. and include the accounts of all majority-owned companies in which the Company has operating control. All significant intercompany transactions and balances have been eliminated. The Company accounts for its non-consolidated joint ventures under the equity method.

    The Company records minority interest expense, which reflects the portion of the earnings of the majority-owned operations that are applicable to the minority interest partners. Following the acquisition of ETPM S.A. ("ETPM") in 2000, the Company increased its holding in Alto Mar Girassol from 33 1/3% to 66 2/3%. The minority interest amounts recorded in the accompanying consolidated financial statements primarily represent the share of minority partners interest in this entity and minority partners 62% interest in Paragon Engineering Holdings, Inc., the recently acquired engineering service group which is discussed further in Note 3.

FOREIGN CURRENCY TRANSLATION

    The Company, incorporated in Luxembourg, has U.S. Dollar share capital and dividends are expected to be paid in U.S. Dollars. As a result, the Company's reporting currency is the U.S. Dollar.

    The Company translates the financial statements of its subsidiaries from their functional currencies (usually local currencies) into U.S. Dollars. Assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at exchange rates which approximate the average exchange rates prevailing during the period. The resulting translation adjustments are recorded in a separate component of accumulated comprehensive loss as "Translation adjustments, net" in the accompanying consolidated statements of shareholders' equity. Exchange gains and losses resulting from transactions denominated in a currency other than that of the functional currency are included in "Foreign currency exchange losses, net" in the accompanying consolidated statements of operations. The functional currencies of the companies that comprise the Norway region and the U.K. region are Norwegian Kroner and British Pound, respectively. The U.S. Dollar is the functional currency of the most significant subsidiaries within the Asia Pacific, North America, SEAME and South America regions.

    The Company uses derivative instruments, primarily foreign exchange forward contracts, to reduce its exposure to currency fluctuations. All of the instruments used are hedges against forecasted underlying operating or balance sheet exposures, the former designated as cash flow hedges and the latter designated as fair value hedges. The Company does not enter into open speculative positions. Effective December 1, 2000, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. If the derivative is designated as a cash flow hedge, the effective portions of the changes in the fair value of the derivative instrument are recorded in other comprehensive income ("OCI") and are recognized in the statement of operations when the hedged item affects earnings. If the derivative instrument is designated as a fair value hedge, the changes in the fair value of the derivative instrument and of the hedged item attributable to the hedged risk are recognized in the results of operations. Ineffective portions of changes in the fair value or the cash flow hedges are recognized in earnings. The cumulative effect of adopting SFAS No. 133 was not material. See the further discussion on derivative instruments in Note 23.

REVENUE RECOGNITION


    Long-term contracts are accounted for using the percentage-of-completion method. Revenue and gross profit are recognized each period based upon the advancement of the work-in-progress, which is based on the ratio of costs incurred to date to the total estimated costs, taking into account the level of physical completion. Where the stage of completion is insufficient to enable a reasonably certain forecast of gross profit to be established, no gross profit is recognized during the period. Provisions for anticipated losses are made in the period in which they become known.


    A major portion of the Company's revenue is billed under fixed-price contracts. However, due to the nature of the services performed, variation orders are commonly billed to the customers in the normal course of business and are recognized as contract revenue only after agreement from the customers has been reached on the scope of work and fees to be charged.


    The financial reporting of the Company's contracts depends on estimates, which are assessed continually during the term of these contracts. Recognized revenues and profits are subject to revisions as the contract progresses to completion, and revisions in profit estimates are reflected in the period in which the facts that give rise to the revision become known. The net effect on net income of significant revisions to contract estimates was $2.4 million, $(10.7) million and $0.0 million in 2001, 2000 and 1999, respectively. The net effect of these revisions on net (loss) income per share was $0.03, $(0.14) and $0.0 in 2001, 2000 and 1999, respectively.


FIXED ASSETS

    Fixed assets are recorded at cost or fair market value when obtained through acquisition. Interest costs incurred between the date that financing is provided for an asset and the date that the asset is ready for use are capitalized. No interest was capitalized for the years ended November 30, 2001, 2000 or 1999. Assets acquired pursuant to capital leases are capitalized at the present value of the underlying lease obligations and amortized on the same basis as fixed assets described below.

    Depreciation of fixed assets is recorded on a straight-line basis over the useful lives of the assets as follows:

----------------------------------------------------------------------------
Construction support ships                                     6 to 25 years

Operating equipment                                            7 to 10 years

Buildings                                                     20 to 33 years

Other assets                                                   5 to 10 years
----------------------------------------------------------------------------

    Ships are depreciated to a residual value of 10% of acquisition cost, which reflects management's estimate of salvage or otherwise recoverable value. No residual value is assumed with respect to other fixed assets.

    Costs for fitting out construction support ships are capitalized and amortized over a period equal to the remaining useful life of the related equipment. Permanent marine inventories on ships are depreciated in a manner similar to their related ships.

    Depreciation expense, which includes amortization of assets under capital leases, was approximately $86.0 million for the year ended November 30, 2001 (2000: $76.2 million and 1999: $50.3 million).

    On December 1, 1999 the Company changed its accounting policy for drydock costs from an accrual basis to a deferral basis. Amortization of capitalized drydock costs was $8.4 million for the year ended November 30, 2001 (2000:
$4.0 million and 1999: $3.8 million). The unamortized portion of capitalized drydock costs of $21.2 million (2000: $11.9 million) is included in "Deposits and non-current receivables" in the accompanying consolidated balance sheets.

    Maintenance and repair costs, which are expensed as incurred, were $42.1 million for the year ended November 30, 2001 (2000: $44.2 million and 1999: $33.7 million).

GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill arising on acquisitions prior to June 30, 2001 is being amortized on a straight-line basis over 15 to 30 years and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill arising after this date will not be amortized in accordance with SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS" and is tested for impairment on an annual basis or earlier whenever indicators of impairment arise.

    Included in the net book value of intangible assets at November 30, 2001 was goodwill of $120.1 million (2000: $117.7 million) and other intangible assets of $2.1 (2000: $9.0 million). The amortization expense for the year ended
November 30, 2001 was $5.7 million excluding the one-off impairment charge for the Comex trade name as discussed below (2000: $5.9 million and 1999:
$5.8 million).

    During the year ended November 30, 2001, in light of the increased worldwide recognition of the Stolt Offshore name, the Company reviewed the carrying value of its former trade name Comex for possible impairment in accordance with SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". The Company determined that the value of the trade name had been impaired and recorded a charge of $7.9 million in its results of operations for the write-down of the trade name.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include time deposits and certificates of deposit with an original maturity of three months or less.

EARNINGS PER SHARE

    Earnings per share is computed using the weighted average number of Common and Class B Shares and equivalents outstanding during each period. The computations for the three years ended November 30, 2001 are based upon the following outstanding shares:

===============================================================================================
AS OF NOVEMBER 30                                                2001         2000         1999
===============================================================================================
BASIC
-----------------------------------------------------------------------------------------------
Common Shares                                              70,201,030   61,774,156   42,091,928
-----------------------------------------------------------------------------------------------
Class B Shares                                             17,000,000   17,000,000   17,000,000
===============================================================================================
TOTAL                                                      87,201,030   78,774,156   59,091,928
===============================================================================================
DILUTED
-----------------------------------------------------------------------------------------------
Common Shares                                              70,201,030   61,774,156   42,544,870
-----------------------------------------------------------------------------------------------
Class B Shares                                             17,000,000   17,000,000   17,000,000
===============================================================================================
TOTAL                                                      87,201,030   78,774,156   59,544,870
===============================================================================================
Basic                                                      87,201,030   78,774,156   59,091,928
-----------------------------------------------------------------------------------------------
Potentially dilutive share options                                 --           --      452,942
===============================================================================================
Diluted                                                    87,201,030   78,774,156   59,544,870
===============================================================================================

    The diluted loss per share for the year ended November 30, 2001 does not include common share equivalents in respect of share options of 415,941 as their effect would be anti-dilutive (2000: 624,373).

    Class B Shares have only 50% of the economic rights of Common Shares.

    All share data and per share data have been restated to reflect the share reclassification on March 7, 2001 whereby Class A Shares were reclassified to Common Shares on a one-for-one basis.

STOCK BASED COMPENSATION

    The Company has elected to account for its stock based compensation awards to employees and directors under Accounting Principles Board ("APB") Opinion No. 25 and to provide the disclosures required by SFAS No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" in Note 20.

CONSOLIDATED STATEMENT OF CASH FLOWS

    Cash interest and cash paid for income taxes during the year ended November 30, 2001 were $27.2 million and $13.7 million, respectively, (2000:
$27.0 million and $8.0 million, respectively, and 1999: $7.1 million and $10.4 million, respectively).

IMPACT OF NEW ACCOUNTING STANDARDS

    In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "BUSINESS COMBINATIONS" and SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS". SFAS No. 141 applies to all business combinations with a closing date after June 30, 2001 and eliminates the pooling-of-interests method of accounting and further clarifies the criteria for recognition of intangible assets separately from goodwill. SFAS No. 142 eliminates the amortization of goodwill and indefinite-lived intangible assets and initiates an annual review for impairment. Identifiable intangible assets with determinable useful lives will continue to be amortized. The amortization provisions apply to goodwill and to other intangible assets acquired after June 30, 2001. Goodwill and other intangible assets acquired prior to June 30, 2001 will be affected upon adoption. The Company will adopt SFAS No. 142 for the fiscal year commencing December 1, 2002 which will require the Company to cease amortization of its remaining net goodwill balance and perform an impairment test of its existing goodwill based on a fair value concept. The Company has not determined the impact that these Statements will have on goodwill and other intangible assets or whether a cumulative effect adjustment will be required upon adoption to reflect the impairment of previously recognized goodwill and other intangible assets.

    In June 2001, the FASB issued SFAS No. 143, "ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS". SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Changes in the liability for an asset retirement due the passage of time shall be recognized as an increase in the carrying amount of the liability and as an operating expense in the statement of operations. SFAS
No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not anticipate that adoption of SFAS No. 143 will have a material impact on its results of operations or its financial position.

    In August 2001, the FASB issued SFAS No. 144, "ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS". SFAS No. 144 superseded SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF." SFAS No. 144 primarily addresses significant issues relating to the implementation of SFAS No. 121 and develops a single accounting model for long-lived assets to be disposed of by sale that is consistent with the fundamental provisions of SFAS No. 121. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. The Company currently has no plans to dispose of any operations and, accordingly, does not anticipate that adoption of SFAS No. 144 will have a material impact on its results of operations or its financial position.

COMPARATIVE AMOUNTS

    Certain amounts within the 2000 financial statements have been reclassified to conform with the 2001 presentation.

3.  BUSINESS ACQUISITIONS

    On March 30, 2001, the Company acquired 82% of the voting rights and 62% of the economic rights of a newly created company, Paragon Engineering
Holdings, Inc. ("PEH"). PEH subsequently purchased 20% of the share capital of Paragon Engineering Services, Inc. ("Paragon"), a Houston-based engineering service company, and an option to purchase an additional 40% of the share capital. PEH exercised the option on September 4, 2001. On July 18, 2001, the Company purchased the entire share capital of the Paris-based engineering company Ingerop Litwin ("Litwin"). These acquisitions, by adding conceptual design and detailed engineering services, will enable the Company to better undertake all engineering required on many of the large engineering, procurement, installation and commission type contracts that are expected to come into the market in the next few years.

    The consideration, including acquisition costs, paid to acquire Paragon and Litwin was $16.7 million of which $4.3 million in relation to the Paragon acquisition has been deferred for payment until March 30, 2005. The net present value of the deferred payment has been included in "Other long-term liabilities" in the accompanying balance sheet. Additionally, from March 30, 2005, the Paragon sale agreement provides for a payment to be made to a former shareholder of Paragon, under the terms of a put and call option. This payment is contingent upon a multiplier of the future earnings of Paragon, as defined in the agreement, exceeding the deferred consideration. No recognition of the contingent payment has been made in the financial statements of the Company as it is not certain beyond reasonable doubt that this payment will be made and currently it is not possible to quantify the amount.

    The results of Paragon have been included in the consolidated results of operations from September 4, 2001, when the Company assumed effective control of the entity. The amount which represents the minority shareholders' interests in the results of Paragon, effectively 62%, has been recorded as minority interest expense in the results of operations of the Company. The results of Litwin have been included in the consolidated results of operations from July 18, 2001.

    The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition. The Company is in the process of obtaining third-party valuations of certain intangible assets, thus the allocation of the purchase price is subject to refinement. All intangible assets other than goodwill, which are mainly customer lists and various engineering databases, are subject to amortization over estimated useful lives of three to 10 years.

======================================================================
(in thousands)                                                       $
======================================================================
Current assets                                                  30,989
----------------------------------------------------------------------
Fixed assets, at cost                                            2,538
----------------------------------------------------------------------
Intangible assets                                                2,066
----------------------------------------------------------------------
Goodwill                                                         8,475
----------------------------------------------------------------------
Other non-current assets                                           939
======================================================================
Total assets acquired                                           45,007
----------------------------------------------------------------------
Current liabilities                                           (23,897)
----------------------------------------------------------------------
Non-current liabilities                                          (799)
----------------------------------------------------------------------
Minority interest                                              (3,657)
======================================================================
Net assets acquired                                             16,654
======================================================================

    On December 7, 1999, the Company completed a transaction to form a joint venture entity, NKT Flexibles I/S ("NKT"), a manufacturer of flexible flowlines and dynamic flexible risers for the offshore oil and gas industry. The transaction was effected through the acquisition of Danco A/S, a wholly-owned Norwegian company, which holds the investment in NKT. NKT is owned 51% by NKT Holdings A/S, and 49% by the Company through Danco A/S. The total consideration for the acquisition was $36.0 million: $10.5 million cash and the issue of 1,758,242 Class A Shares, with an average guaranteed value of $14.475 per share for a value of $25.5 million. The Class A Shares have subsequently been converted to Common Shares on a one-for-one basis. As of November 30, 2001, the Company continued to have an obligation for an average guaranteed value of $14.95 over 1,128,742 Common Shares.

    The acquisition of Danco A/S has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's results of operations from the date of acquisition. The excess of cash paid over the fair value of net assets acquired has been recorded as goodwill of $2.1 million at the date of acquisition. The goodwill is being amortized over 10 years. The Company accounts for the investment in NKT as a non-consolidated joint venture under the equity method.

    On December 16, 1999, the Company acquired approximately 55% of the French offshore construction and engineering company ETPM S.A. ("ETPM"), a wholly-owned subsidiary of Groupe GTM S.A. ("GTM"). GTM has subsequently been acquired by Groupe Vinci S.A. ("Vinci"). The remaining 45% of ETPM was acquired on
February 4, 2000.

    The total consideration for the acquisition was $350.0 million and was comprised of the following items: (i) $111.6 million in cash; (ii) the issue of 6,142,857 Class A Shares, which have subsequently converted to Common Shares on a one-for-one basis, with a minimum guarantee price of $18.50 per share for a total value of $113.6 million; (iii) the assumption of debt of $18.4 million due from ETPM to GTM and debt of $71.0 million due to third parties;
(iv) acquisition costs of $3.4 million; and (v) $32.0 million being the net present value at acquisition of a hire purchase arrangement for two ships owned by GTM, the SEAWAY POLARIS and the DLB 801, with an early purchase option after two years.

    The acquisition has been accounted for by the purchase method of accounting and, accordingly, the operating results have been included in the Company's results of operations from the date of acquisition. The acquisition generated negative goodwill of $5.8 million and non-current assets have been reduced by this amount.

    The acquisition was initially funded by cash provided by Stolt-Nielsen S.A. ("SNSA"), the Company's majority shareholder, and was replaced by a bridge finance facility which has subsequently been repaid.

    As described more fully in Note 24, Vinci has advised the Company of its intention to sell all of the Common Shares given as partial consideration by the Company for the acquisition of ETPM. The Company, in turn, has advised Vinci that it will organize the sale. As specified in the ETPM acquisition agreement, the minimum share price guarantee of $18.50 per share will apply.

    The following unaudited pro forma information presents a summary of the consolidated results of operations of the Company, Paragon and Litwin as if the acquisitions occurred at the beginning of 2000 and the consolidated results of operations of the Company, ETPM and Danco A/S as if the acquisitions occurred at the beginning of 1999. Pro forma adjustments include depreciation and amortization, interest charges on debt and lines of credit, elimination of deferred gains, adjustments to operating lease expense, pension adjustments, elimination of related party transactions and the tax adjustments associated with the above. The pro forma consolidated results of operations for the year ended
November 30, 2000 would not be materially different from the actual results in respect of the acquisitions of ETPM and Danco A/S as the acquisitions occurred close to the start of the financial year.

    Pro forma results for the Company, Paragon and Litwin.

===================================================================================
                                                                          (unaudited)
FOR THE YEAR ENDED NOVEMBER 30                                     2001        2000
(in thousands, except per share data)                                 $           $
===================================================================================
Net operating revenue                                         1,313,289   1,030,748
-----------------------------------------------------------------------------------
Net loss                                                        (14,193)   (40,277)
-----------------------------------------------------------------------------------
Net loss per share:
-----------------------------------------------------------------------------------
  Basic                                                           (0.16)     (0.51)
-----------------------------------------------------------------------------------
  Diluted                                                         (0.16)     (0.51)
===================================================================================

    Pro forma results for the Company, ETPM and Danco A/S.

=======================================================================
                                                              (unaudited)
FOR THE YEAR ENDED NOVEMBER 30                                     1999
(in thousands, except per share data)                                 $
=======================================================================
Net operating revenue                                         1,360,678
-----------------------------------------------------------------------
Net income                                                       25,683
-----------------------------------------------------------------------
Net income per share:
-----------------------------------------------------------------------
  Basic                                                            0.33
-----------------------------------------------------------------------
  Diluted                                                          0.33
=======================================================================

    The pro forma consolidated results do not purport to be indicative of results that would have occurred had the acquisitions been in effect for the period presented, nor do they purport to be indicative of the results that will be obtained in the future.

    The Company's revenue for 2001 included sales of $1.1 million to Paragon. The Company's revenue for 1999 included sales of $2.1 million to ETPM.

4.  RESTRICTED CASH DEPOSITS

    Restricted cash balances comprise both funds held in a separate Company bank account, which will be used to settle accrued taxation liabilities, and deposits made by the Company as security for certain third-party obligations. There are no other significant conditions on the restricted cash balances.

5.  TRADE RECEIVABLES


    Trade receivables at November 30, 2001 of $428.6 million (2000:
$268.5 million) are net of allowances for doubtful accounts of $9.2 million (2000: $8.3 million). Included in trade receivables at

November 30, 2001 was $215.1 million (2000: $99.8 million) of unbilled receivables and $1.2 million (2000: $.8 million) of retainage.


6.  INVENTORIES AND WORK-IN-PROGRESS

    Inventories and work-in-progress are stated at the lower of cost or market value and comprise the following:

=================================================================================
AS OF NOVEMBER 30                                                2001       2000
(in thousands)                                                      $          $
=================================================================================
Materials and supplies, net of reserve of $4,181 (2000:
  $2,423)                                                      14,620     11,789
---------------------------------------------------------------------------------
Spare parts, net of reserve of $1,402 (2000: $1,502)            4,281      5,027
---------------------------------------------------------------------------------
Work-in-progress and mobilizations                              4,227     14,441
---------------------------------------------------------------------------------
Fuels                                                           2,237      2,398
---------------------------------------------------------------------------------
Other                                                              59         46
=================================================================================
                                                               25,424     33,701
=================================================================================

    Costs are generally determined in accordance with the weighted-average cost method. Costs of fitting out and preparing equipment for specific contracts are included in work-in-progress. Such costs, principally labor and materials, are amortized over the shorter of the expected duration of the contracts or the estimated useful life of the asset.

7.  EMPLOYEE LOANS

    Included in prepaid expenses and other current assets are loans to employees of $4.5 million (2000: $2.6 million). Included in deposits and non-current receivables are loans to employees of $0.1 million (2000: $0.4 million).

8.  FIXED ASSETS, NET

    Fixed assets comprise the following:

=========================================================================================================
AS OF NOVEMBER 30                                                          2001                   2000
(in thousands)                                                        $       %              $       %
=========================================================================================================
Construction support ships                                      715,367      65        711,062      68
---------------------------------------------------------------------------------------------------------
Operating equipment                                             322,339      29        281,816      27
---------------------------------------------------------------------------------------------------------
Land and buildings                                               19,964       2         19,916       2
---------------------------------------------------------------------------------------------------------
Other assets                                                     38,659       4         30,180       3
---------------------------------------------------------------------------------------------------------
                                                              1,096,329     100      1,042,974     100
---------------------------------------------------------------------------------------------------------
Less: Accumulated depreciation and amortization                (316,858)              (239,626)
---------------------------------------------------------------------------------------------------------
                                                                779,471                803,348
=========================================================================================================

9.  INVESTMENTS IN AND ADVANCES TO NON-CONSOLIDATED JOINT VENTURES

    Investments in and advances to non-consolidated joint ventures comprise the following:

=================================================================================================
AS OF NOVEMBER 30                                       Geographical              2001       2000
(in thousands)                                          location                     $          $
=================================================================================================
NKT Flexibles I/S                                       Denmark                 18,379     23,237
-------------------------------------------------------------------------------------------------
Mar Profundo Girassol                                   West Africa, SEAME       9,580     11,261
-------------------------------------------------------------------------------------------------
Sonamet                                                 West Africa, SEAME     (7,458)    (8,126)
-------------------------------------------------------------------------------------------------
Sonastolt                                               West Africa, SEAME       6,150      5,321
-------------------------------------------------------------------------------------------------
Seaway Heavy Lifting Limited                            Cyprus                   3,191      2,809
-------------------------------------------------------------------------------------------------
Project joint ventures                                  Norway, SEAME            2,555      (190)
-------------------------------------------------------------------------------------------------
Other                                                   Norway, SEAME            3,132      2,692
=================================================================================================
                                                                                35,529     37,004
=================================================================================================

    In circumstances where the Company owns more than 50% of the voting interest, but the Company's ability to control the operation of the investee is restricted by the significant participating interest held by another party, the investment is consolidated under the equity method of accounting.

    The Company accrues losses in excess of the investment value when the Company is committed to provide ongoing financial support to the joint venture.

    Taxation in respect of project joint ventures has been included in the results of the relevant subsidiaries. Undistributed reserves of all other joint ventures will not be taxed on distribution.

    Summarized financial information for the Company's non-consolidated joint ventures, representing 100% of the respective amounts included in the joint ventures' financial statements, is as follows:

INCOME STATEMENT DATA

============================================================================================
FOR THE YEAR ENDED NOVEMBER 30                                   2001       2000       1999
(in thousands)                                                      $          $          $
============================================================================================
Net operating revenue                                         296,305    357,984    237,516
--------------------------------------------------------------------------------------------
Gross profit                                                   27,599     29,102     14,581
--------------------------------------------------------------------------------------------
Net income                                                     24,329     15,351     13,117
============================================================================================

BALANCE SHEET DATA

=================================================================================
AS OF NOVEMBER 30                                                2001       2000
(in thousands)                                                      $          $
=================================================================================
Current assets                                                231,402    216,333
---------------------------------------------------------------------------------
Non-current assets                                            104,868    127,073
---------------------------------------------------------------------------------
Current liabilities                                           237,581    247,510
---------------------------------------------------------------------------------
Long-term liabilities                                          38,922     25,269
=================================================================================

    For commercial reasons, the Company has structured certain contractual services through its joint ventures. The income statement data for the non-consolidated joint ventures presented above includes the following expenses related to transactions with the Company in 2001, 2000 and 1999 respectively: charter hire of $5.1 million, $4.4 million and $7.2 million and other expenses of $60.5 million, $34.2 million and $27.9 million. The joint ventures also received revenue of $39.5 million, $45.0 million and $7.0 million from the Company. The balance sheet data includes amounts payable to joint ventures by the Company of $9.7 million and $17.4 million and short-term amounts receivable by the Company of $61.1 million and $29.8 million at November 30, 2001 and 2000, respectively.

10.  INCOME TAXES

    The income tax (provision) benefit is as follows:

============================================================================================
FOR THE YEAR ENDED NOVEMBER 30                                   2001       2000       1999
(in thousands)                                                      $          $          $
============================================================================================
Current                                                       (25,052)   (12,953)    (7,159)
--------------------------------------------------------------------------------------------
Deferred                                                        4,433     16,731     15,668
============================================================================================
Income tax (provision) benefit                                (20,619)     3,778      8,509
============================================================================================

    The tax effects of temporary differences and net operating loss carryforwards ("NOLs") at November 30, 2001 and 2000 are as follows:

=================================================================================
AS OF NOVEMBER 30                                                2001       2000
(in thousands)                                                      $          $
=================================================================================
Net operating loss carryforwards                               77,128     61,788
---------------------------------------------------------------------------------
Other accruals, net                                            38,118     18,952
---------------------------------------------------------------------------------
Fixed assets                                                  (63,290)   (72,822)
=================================================================================
Net deferred tax before valuation allowance                    51,956      7,918
---------------------------------------------------------------------------------
Valuation allowance                                           (57,142)   (20,956)
=================================================================================
Net deferred tax liability                                     (5,186)   (13,038)
=================================================================================
Short-term deferred tax asset                                   2,622         --
---------------------------------------------------------------------------------
Long-term deferred tax asset                                   10,386     13,705
---------------------------------------------------------------------------------
Deferred tax liability                                        (18,194)   (26,743)
=================================================================================
                                                               (5,186)   (13,038)
=================================================================================

    The Company accounts for income taxes in accordance with SFAS No. 109, "ACCOUNTING FOR INCOME TAXES". SFAS No. 109 requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be "more likely than not".


    The Company has a net deferred tax asset in the U.S. totalling
$10.8 million. This represents NOLs, net of fixed asset and other timing differences. These NOLs expire through 2019. Management has decided not to increase the net deferred tax asset for NOLs at this time and has taken a valuation allowance against the current year's NOL.

    Management has determined that the results of the U.S. businesses have been severely impacted by the oil and gas prices, which remained low for most of 2001. Management believes, based on the Company's history of operating earnings prior to this significant market slump and its expectations for the future, that operating income of the Company will more likely than not be sufficient to fully realize the $10.8 million net deferred tax asset prior to the expiry of the NOLs. In determining this, management has considered the fact that there are a number of bids for larger field development projects coming into the market and that the margins on local business are expected to recover in 2002 and a reduction in the intercompany interest burden of the U.S. subsidiaries over the next few years.

    The Company has taken a valuation allowance against the brought forward deferred tax asset for NOLs of $1.6 million in Australia and has recognized no deferred tax benefit against the 2001 results.

    The net deferred tax asset in Norway of $2.2 million represents NOLs. Management has determined, based on the history of operating earnings and expectations of the future, that the operating income of the Company will more likely than not be sufficient to fully realize these net deferred tax assets prior to the expiry of the NOLs, which expire through to 2011.


    The United Kingdom has unused NOLs, on a tax-effected basis, of $4.4 million as at November 30, 2001, which may be carried forward indefinitely.



    The Company's United Kingdom shipping subsidiaries have elected to join the United Kingdom tonnage tax regime, whereby taxable income over the next ten years will be computed in part by reference to the tonnage of vessels. Accordingly, the Company has released part of the deferred tax liability arising on accelerated United Kingdom shipping tax allowances.

    The income tax benefit (provision) at the Company's effective tax rate differs from the income tax benefit (provision) at the statutory rate. Principal reconciling items include the following:


---------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30, 2001                          U.S.   Scandinavia       U.K.   France(a)      Other          Total
(in thousands)                                                   $             $          $           $          $              $
=================================================================================================================================
(Loss)/income before income taxes and minority interests  (45,886)       (3,221)      7,333    (21,910)     72,906          9,222
---------------------------------------------------------------------------------------------------------------------------------
Utilization of prior year losses(b)                             --            --         --     (1,957)         --        (1,957)
---------------------------------------------------------------------------------------------------------------------------------
Income subject to withholding taxes                             --            --         --          --   (37,105)       (37,105)
---------------------------------------------------------------------------------------------------------------------------------
Income in non-taxable areas                                     --            --         --          --   (28,776)       (28,776)
---------------------------------------------------------------------------------------------------------------------------------
Losses for which no benefit is recognized                       --            --         --          --     10,568         10,568
=================================================================================================================================
Taxable (loss) income                                     (45,886)       (3,221)      7,333    (23,867)     17,593       (48,048)
---------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                             34%           28%        30%         36%        40%(c)         33%
=================================================================================================================================
Tax at statutory rate                                       15,601           902    (2,200)       8,697    (7,036)         15,964
---------------------------------------------------------------------------------------------------------------------------------
Non-deductible amortization                                (1,682)            --      (382)     (2,920)         --        (4,984)
---------------------------------------------------------------------------------------------------------------------------------
Adjustments in respect of prior years                        1,092            --    (3,849)     (3,324)    (5,138)       (11,219)
---------------------------------------------------------------------------------------------------------------------------------
Change in valuation allowance                             (14,679)            --    (3,226)     (5,033)    (8,752)       (31,690)
---------------------------------------------------------------------------------------------------------------------------------
Imputed interest deduction                                      --            --         --          --      5,381          5,381
---------------------------------------------------------------------------------------------------------------------------------
Withholding and other taxes                                     --            --    (1,212)         173    (8,484)        (9,523)
---------------------------------------------------------------------------------------------------------------------------------
Permanent differences                                        (350)           123       (62)          --         --          (289)
---------------------------------------------------------------------------------------------------------------------------------
Change in tax regime                                            --            --     15,200          --         --         15,200
---------------------------------------------------------------------------------------------------------------------------------
Other                                                           18            --         --       (467)        990            541
=================================================================================================================================
Income tax benefit (provision)                                  --         1,025      4,269     (2,874)   (23,039)       (20,619)
=================================================================================================================================



---------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30, 2000
(in thousands)
=================================================================================================================================
(Loss)/income before income taxes and minority interests  (49,992)      (24,935)    (1,708)       5,413     35,522       (35,700)
---------------------------------------------------------------------------------------------------------------------------------
Utilization of prior year losses(b)                             --            --         --    (11,728)      (525)       (12,253)
---------------------------------------------------------------------------------------------------------------------------------
Income subject to withholding taxes                             --            --         --          --   (38,254)       (38,254)
---------------------------------------------------------------------------------------------------------------------------------
Income in non-taxable areas                                     --            --         --          --   (25,360)       (25,360)
---------------------------------------------------------------------------------------------------------------------------------
Losses for which no benefit is recognized                       --         1,905      1,114      13,157     25,560         41,736
=================================================================================================================================
Taxable (loss) income                                     (49,992)      (23,030)      (594)       6,842    (3,057)       (69,831)
---------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                             34%           29%        30%         38%        45%(c)         33%
=================================================================================================================================
Tax at statutory rate                                       16,997         6,743        178     (2,584)      1,377         22,711
---------------------------------------------------------------------------------------------------------------------------------
Non-deductible amortization                                (1,734)           (9)      (495)          --      (666)        (2,904)
---------------------------------------------------------------------------------------------------------------------------------
Adjustments in respect of prior years                          872       (1,500)      (758)          --      (900)        (2,286)
---------------------------------------------------------------------------------------------------------------------------------
Change in valuation allowance                             (10,219)            --         --     (1,519)         --       (11,738)
---------------------------------------------------------------------------------------------------------------------------------
Tax credits for research and development                        --            --         --       3,932         --          3,932
---------------------------------------------------------------------------------------------------------------------------------
Imputed interest deduction                                      --            --         --          --      7,379          7,379
---------------------------------------------------------------------------------------------------------------------------------
Withholding and other taxes                                     --            --         --     (2,052)    (9,935)       (11,987)
---------------------------------------------------------------------------------------------------------------------------------
Participation exemption income                                  --            --         --          --    (2,237)        (2,237)
---------------------------------------------------------------------------------------------------------------------------------
Changes in tax rates                                            --            --         --       (176)      (196)          (372)
---------------------------------------------------------------------------------------------------------------------------------
Exchange loss                                                   --            --         --         213        380            593
---------------------------------------------------------------------------------------------------------------------------------
Other                                                           24           115      (249)       (444)      1,241            687
=================================================================================================================================
Income tax benefit (provision)                               5,940         5,349    (1,324)     (2,630)    (3,557)          3,778
=================================================================================================================================



(a) As a consequence of the acquisition of ETPM, taxation in France has become more significant and has therefore been separately identified in 2001 and 2000. In 1999, it was included in "other".



(b) The reported utilization of prior year losses against current year profits represents entities where deferred tax assets had not previously been recognized for those losses.



(c) The statutory tax rate for the "other" category represents a weighted average of various local statutory tax rates including certain revenue taxes.

---------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30                                U.S.   Scandinavia       U.K.   France(a)      Other          Total
(in thousands)                                                   $             $          $           $          $              $
=================================================================================================================================
(Loss)/income before income taxes and minority interests  (41,085)        18,015      (128)                 30,902          7,704
---------------------------------------------------------------------------------------------------------------------------------
Utilization of prior year losses(b)                             --            --         --               (10,926)       (10,926)
---------------------------------------------------------------------------------------------------------------------------------
Income in non-taxable areas                                     --            --         --                (8,648)        (8,648)
---------------------------------------------------------------------------------------------------------------------------------
Losses for which no benefit is
  recognized                                                    --            --         --                  8,398          8,398
=================================================================================================================================
Taxable (loss) income                                     (41,085)        18,015      (128)                 19,726        (3,472)
---------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                             34%           28%        30%                    37%(c)         50%
=================================================================================================================================
Tax at statutory rate                                       13,969       (5,044)         38                (7,221)          1,742
---------------------------------------------------------------------------------------------------------------------------------
Non-deductible amortization                                     --          (51)      (145)                  (329)          (525)
---------------------------------------------------------------------------------------------------------------------------------
Adjustments in respect of prior years                           --            --        750                     --            750
---------------------------------------------------------------------------------------------------------------------------------
State tax credit                                               975            --         --                     --            975
---------------------------------------------------------------------------------------------------------------------------------
Imputed tax deduction                                           --            --         --                  4,030          4,030
---------------------------------------------------------------------------------------------------------------------------------
Change in valuation allowance                                (216)            --    (1,800)                  1,968           (48)
---------------------------------------------------------------------------------------------------------------------------------
Non-taxable dividend income from joint ventures                 --            --         --                    189            189
---------------------------------------------------------------------------------------------------------------------------------
Changes in tax rates                                            --            --      (192)                     --          (192)
---------------------------------------------------------------------------------------------------------------------------------
Exchange loss                                                   --           253        983                    257          1,493
---------------------------------------------------------------------------------------------------------------------------------
Other                                                          210           249      (192)                  (172)             95
=================================================================================================================================
Income tax benefit (provision)                              14,938       (4,593)      (558)                (1,278)          8,509
=================================================================================================================================



(a) As a consequence of the acquisition of ETPM, taxation in France has become more significant and has therefore been separately identified in 2001 and 2000. In 1999, it was included in "other".



(b) The reported utilization of prior year losses against current year profits represents entities where deferred tax assets had not previously been recognized for those losses.



(c) The statutory tax rate for the "other" category represents a weighted average of various local statutory tax rates including certain revenue taxes.

11.  PENSION COMMITMENTS

    The Company operates both defined contribution and defined benefit pension plans, depending on location, covering certain qualifying employees. Contributions under the defined contribution pension plans are determined as a percentage of gross salary. The expense relative to these plans for the years ended November 30, 2001, 2000 and 1999 was $1.6 million, $1.1 million and
$1.4 million, respectively.

    The Company operates both funded and unfunded defined benefit pension plans. The benefits under the defined benefit pension plans are based on years of service and salary levels. Plan assets of the funded schemes primarily are comprised of marketable securities.

    The following tables provide a reconciliation of benefit obligation and plan assets:

---------------------------------------------------------------------------------
AS OF NOVEMBER 30                                                 2001       2000
(IN THOUSANDS)                                                       $          $
=================================================================================
CHANGE IN BENEFIT OBLIGATION
---------------------------------------------------------------------------------
Benefit obligation at beginning of year                         18,558     17,742
---------------------------------------------------------------------------------
Service cost                                                     1,735      1,394
---------------------------------------------------------------------------------
Interest cost                                                    1,165      1,010
---------------------------------------------------------------------------------
Actuarial (gains)/losses                                         (266)      1,133
---------------------------------------------------------------------------------
Foreign currency exchange rate changes                             131    (2,295)
---------------------------------------------------------------------------------
Benefits paid from plan assets                                   (423)      (426)
=================================================================================
Benefit obligation at end of year                               20,900     18,558
=================================================================================
CHANGE IN PLAN ASSETS
---------------------------------------------------------------------------------
Fair value of plan assets at beginning of year                  19,155     19,023
---------------------------------------------------------------------------------
Actual return on plan assets                                   (2,198)      1,911
---------------------------------------------------------------------------------
Foreign currency exchange rate changes                             192    (2,407)
---------------------------------------------------------------------------------
Company contributions                                            1,508      1,054
---------------------------------------------------------------------------------
Benefits paid from plan assets                                   (423)      (426)
---------------------------------------------------------------------------------
Plan amendments                                                    240         --
=================================================================================
Fair value of plan assets at end of year                        18,474     19,155
=================================================================================

    The following table sets forth the funded status of the funded defined benefit pension plans:

---------------------------------------------------------------------------------
                                                                 Pension benefits
FOR THE YEAR ENDED NOVEMBER 30                                    2001       2000
(IN THOUSANDS)                                                       $          $
=================================================================================
Funded status of the plans                                     (2,426)        597
---------------------------------------------------------------------------------
Unrecognized net gain                                            5,936      2,693
---------------------------------------------------------------------------------
Unrecognized prior service benefit                                 259        287
---------------------------------------------------------------------------------
Unrecognized net transition obligation                           (287)      (316)
=================================================================================
Prepaid benefit cost                                             3,482      3,261
=================================================================================

    The weighted average assumptions used are as follows:

--------------------------------------------------------------------------------------------
                                                                            Pension benefits
                                                                  2001       2000       1999
FOR THE YEAR ENDED NOVEMBER 30                                       %          %          %
============================================================================================
Discount rate                                                   6.2        6.1        6.1
--------------------------------------------------------------------------------------------
Expected return on plan assets                                  7.0        7.0        7.1
--------------------------------------------------------------------------------------------
Rate of compensation increase                                   3.2        3.3        3.3
--------------------------------------------------------------------------------------------

    Net periodic pension benefit costs for funded defined benefit schemes include the following components:

--------------------------------------------------------------------------------------------
                                                                            Pension benefits
FOR THE YEAR ENDED NOVEMBER 30                                    2001       2000       1999
(IN THOUSANDS)                                                       $          $          $
============================================================================================
Service cost                                                     1,735      1,394      1,426
--------------------------------------------------------------------------------------------
Interest cost                                                    1,165      1,010      1,040
--------------------------------------------------------------------------------------------
Expected return on plan assets                                 (1,308)    (1,287)    (1,251)
--------------------------------------------------------------------------------------------
Amortization of transition obligation                             (41)         92       (47)
--------------------------------------------------------------------------------------------
Recognized net actuarial losses                                     38         38        155
--------------------------------------------------------------------------------------------
Amortization of prior service benefit                               86       (41)         44
============================================================================================
Benefit cost                                                     1,675      1,206      1,367
============================================================================================

    As at November 30, 2001, all of the Company's funded pension plans had benefit obligations in excess of plan assets. As at November 30, 2000, the Company had funded pension plans which had benefit obligations in excess of plan assets. The benefit obligations of these plans were $6.9 million and the value of assets under these plans were $6.2 million.

    The following tables provide a reconciliation of the benefit obligation and accrued pension liability of the unfunded plan.

---------------------------------------------------------------------------------
                                                                 Pension benefits
FOR THE YEAR ENDED NOVEMBER 30                                    2001       2000
(IN THOUSANDS)                                                       $          $
=================================================================================
Benefit obligation at beginning of year                          3,797         --
---------------------------------------------------------------------------------
Acquisitions                                                       612      3,642
---------------------------------------------------------------------------------
Service cost                                                       301        277
---------------------------------------------------------------------------------
Interest cost                                                      223        213
---------------------------------------------------------------------------------
Benefits paid from plan assets                                      --       (85)
---------------------------------------------------------------------------------
Foreign currency exchange rate changes                              59      (250)
=================================================================================
Benefit obligation at end of year                                4,992      3,797
=================================================================================

    As the plan is unfunded, the benefit obligation is equal to the unfunded status of the plan and the accrued pension liability.

    The weighted average assumptions used are as follows:

---------------------------------------------------------------------------------
                                                                 Pension benefits
                                                                  2001       2000
FOR THE YEAR ENDED NOVEMBER 30                                       %          %
=================================================================================
Discount rate                                                   6.2        5.5
---------------------------------------------------------------------------------
Expected return on plan assets                                  N/A        N/A
---------------------------------------------------------------------------------
Rate of compensation increase                                   3.0        3.5
=================================================================================

    Net periodic pension benefit costs include the following components:

---------------------------------------------------------------------------------
                                                                 Pension benefits
FOR THE YEAR ENDED NOVEMBER 30                                    2001       2000
(IN THOUSANDS)                                                       $          $
=================================================================================
Service cost                                                    301        277
---------------------------------------------------------------------------------
Interest cost                                                   223        213
=================================================================================
Benefit cost                                                    524        490
=================================================================================

    In Asia Pacific, retirement indemnities, for which the Company has accrued $0.3 million at November 30, 2001 (2000: $0.3 million) are paid as a lump sum upon retirement. They are primarily based upon the employees' years of service and salary levels.

12.  BANK OVERDRAFT AND LINES OF SHORT-TERM CREDIT

    As of November 30, 2001, the Company has external, third-party bank overdraft and lines of credit and short-term loan notes totalling $45.9 million (2000: $38.3 million). Amounts borrowed pursuant to these facilities bear interest at rates ranging from 4.22% to 6.75% at November 30, 2001. As of November 30, 2001 short-term borrowings under these facilities totalled
$5.2 million (2000: $1.8 million).

13.  LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

    The Company's principal credit facility is a $440.0 million Secured Multi-Currency Revolving Facility (the "Secured Credit Facility") with a syndicate of banks, the lead banks being Den norske Bank ASA, Banc of America Securities LLC, Salomon Brothers International Limited, HSBC Bank plc and ING Barings LLC. The Secured Credit Facility was entered into on September 22, 2000.

    The Secured Credit Facility is a five-year revolving credit facility, which reduces to $385.0 million and $330.0 million on August 31, 2002 and August 31, 2003, respectively. The total amount which can be drawn under the facility and the interest charge on outstanding debt is based on the ratio of the Company's debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). The interest charge will range from 0.75% to 1.75% over the London InterBank Offer Rate ("LIBOR").

Debt under the Secured Credit Facility is secured by a first priority mortgage on certain of the Company's ships.

    Under the Secured Credit Facility agreement, the Company is permitted to borrow up to $100.0 million from SNSA provided that this debt is subordinate and junior to all indebtedness due under the agreement.

    As of November 30, 2001, the Company had available bank facilities of $485.9 million of which $340.2 million were utilized. Of the bank facilities utilized, $335.0 million was classified as long-term debt.

    Long-term debt, excluding borrowings from SNSA, comprises the following:

---------------------------------------------------------------------------------
AS OF NOVEMBER 30                                                 2001       2000
(IN THOUSANDS)                                                       $          $
=================================================================================
Revolving credit agreement with a weighted average interest
  rate of 3.82% (2000: 8.31%)                                  335,000    265,000
---------------------------------------------------------------------------------
Other bank borrowings                                               17         32
=================================================================================
                                                               335,017    265,032
---------------------------------------------------------------------------------
Less: current portion                                             (17)       (16)
=================================================================================
Long-term debt                                                 335,000    265,016
=================================================================================

    The net book value of assets collateralizing this debt was $365.3 million as of November 30, 2001.

    Total debt outstanding at November 30, 2001 is repayable as $335.0 million in U.S. Dollars.

    Minimum annual principal repayments of debt for the fiscal years subsequent to November 30, 2001 are as follows:

----------------------------------------------------------------------
(in thousands)                                                       $
======================================================================
2002                                                               17
----------------------------------------------------------------------
2003                                                            5,000
----------------------------------------------------------------------
2005                                                          330,000
======================================================================
                                                              335,017
======================================================================

    The Secured Credit Facility contains various financial covenants, including but not limited to, minimum consolidated tangible net worth, maximum consolidated debt to net worth and maximum consolidated debt to EBITDA.

    At November 30, 2001, property under capital leases, comprising operating and other equipment, amounts to $31.9 million, at cost. Accumulated amortization of these leases is $3.5 million.

    Minimum payments under capital leases at November 30, 2001, which are due primarily in U.S. Dollars, are as follows:

----------------------------------------------------------------------
(in thousands)                                                       $
======================================================================
2002                                                            25,051
----------------------------------------------------------------------
2003                                                                20
----------------------------------------------------------------------
2004 to 2006                                                         7
======================================================================
Total minimum lease payments                                    25,078
----------------------------------------------------------------------
Less: Amount representing interest and executory costs         (1,416)
======================================================================
Present value of net minimum lease payments                     23,662
======================================================================

14.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities comprise the following:

---------------------------------------------------------------------------------
AS OF NOVEMBER 30                                                 2001       2000
(IN THOUSANDS)                                                       $          $
=================================================================================
Invoice accruals                                              230,243    154,758
---------------------------------------------------------------------------------
Trade payables                                                108,750     97,418
---------------------------------------------------------------------------------
Trade notes payable                                               151        790
---------------------------------------------------------------------------------
Other                                                          10,296      2,658
=================================================================================
                                                              349,440    255,624
=================================================================================

15.  RELATED PARTY TRANSACTIONS

    Related party transactions consisted of the following charges paid to SNSA:

--------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30                                    2001       2000       1999
(IN THOUSANDS)                                                       $          $          $
--------------------------------------------------------------------------------------------
Management services                                            3,676      3,290       2,500
--------------------------------------------------------------------------------------------
Interest charges                                                 394      3,561      10,412
--------------------------------------------------------------------------------------------
Guarantee fees                                                    --        282          --
============================================================================================

    Management services comprise charges for legal, administrative, treasury, taxation, insurance and information technology services performed by SNSA for the Company.

    Short-term payables due to SNSA of $9.5 million as of November 30, 2001 (2000: $8.5 million) relate primarily to outstanding insurance premiums and management service charges.

16.  RESTRUCTURING AND REORGANIZATION PROGRAM

    In 2000, in relation to the integration of ETPM, the Company recorded restructuring charges of $3.3 million. Additionally, the Company capitalized costs of $1.0 million, net of tax, as an adjustment to the purchase price of ETPM.

    The costs are summarized in the table below.

------------------------------------------------------------------------------------------------
                                                               Expensed
                                                                  (non-
FOR THE YEAR ENDED                                            recurring
NOVEMBER 30, 2000                                                items)   Capitalized      Total
(in thousands)                                                        $             $          $
================================================================================================
Redundancy costs                                                 2,610             --    2,610
------------------------------------------------------------------------------------------------
Lease costs, net of tax of $0.4 million                             --            961      961
------------------------------------------------------------------------------------------------
Integration costs                                                  684             --      684
================================================================================================
Total                                                            3,294            961    4,255
================================================================================================


    The reorganization program removed duplicate capacity in the U.K. and SEAME regions. The Company recorded redundancy costs of $0.9 million to close the former ETPM sites in the United Kingdom and transfer all administrative and operational functions to the Company's office in Aberdeen, Scotland and $1.7 million to close its office in Marseille, France and transfer all operational and administrative functions for the SEAME region to Paris, France. The costs associated with leasing and maintaining the U.K. premises while vacant and, subsequently terminating the leases, amounted to $1.0 million. The lease costs were capitalized as an adjustment to the purchase price of ETPM. Additionally, integration costs of $0.7 million were incurred to introduce common information and reporting systems and to standardize processes. All redundancy, integration and lease costs have been fully paid, and there is no outstanding provision for such costs at November 30, 2001.



    During 1999, the Company carried out a reorganization of its North Sea operations and closed offices in the United Kingdom and Norway. Non-recurring costs amounting to $1.6 million were expensed, of which $1.3 million related to redundancy and relocation costs and $0.3 million related to other administrative costs. All costs relating to this reorganization were paid out during 1999 and 2000, and there is no outstanding provision for such costs at November 30, 2001.


17.  OPERATING LEASES

    Total operating lease commitments as of November 30, 2001 amount to $103.6 million. Charter hire obligations towards certain construction support, diving support, survey and inspection ships account for $53.9 million of the total commitments. The remaining obligations relate to office facilities and equipment.

    Total minimum annual lease commitments are payable as follows:

----------------------------------------------------------------------
(in thousands)                                                       $
======================================================================
2002                                                           25,803
----------------------------------------------------------------------
2003                                                           22,874
----------------------------------------------------------------------
2004                                                           15,505
----------------------------------------------------------------------
2005                                                           13,809
----------------------------------------------------------------------
2006                                                           11,263
----------------------------------------------------------------------
Thereafter                                                     14,299
======================================================================
                                                              103,553
======================================================================

(in thousands)                                                       $
======================================================================
Norwegian Kroner                                               47,124
----------------------------------------------------------------------
Euros                                                          33,168
----------------------------------------------------------------------
U.S. Dollars                                                   15,920
----------------------------------------------------------------------
British Pounds                                                  6,633
----------------------------------------------------------------------
Singapore Dollars                                                 488
----------------------------------------------------------------------
Australian Dollars                                                220
======================================================================
                                                              103,553
======================================================================

    Total operating lease rentals charged as an expense for the year ended November 30, 2001 were $21.4 million (2000: $23.2 million and 1999:
$28.1 million).

    Future minimum lease payments have not been reduced by future minimum sublease rentals of $3.7 million under operating leases.

18.  SEGMENT AND RELATED INFORMATION

    In 1999, the Company adopted SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" which changed the way the Company reported information about its operating segments.


    The Company has reportable segments based on the geographic distribution of the activities as follows: the Asia Pacific reporting segment includes all activities east of the Indian sub-continent including Australasia; the North America reporting segment includes all activity in Canada, the U.S. and Central America; the Norway reporting segment includes all activities in Scandinavia and the Baltic states; the SEAME reporting segment covers activities in Southern Europe and Africa, India and the Middle East; the South America reporting segment incorporates activities in South America and the islands of the southern Atlantic Ocean; and the United Kingdom reporting segment includes activities in the United Kingdom, Ireland, Germany, Belgium, The Netherlands and islands in the northern Atlantic Ocean. The Corporate reporting segment includes items that cannot be allocated to one particular region. This reporting segment includes activities of the SHL and NKT joint ventures; Serimer DASA, a contract welding services entity employed both onshore and offshore by pipelay contractors; Paragon and Litwin, which both provide engineering services for the offshore oil and gas industry. Also included in Corporate are assets which have global mobility including construction support ships and ROVs; other assets that are used globally and therefore cannot be attributed to any one reporting segment; and management and corporate services provided for the benefit of the whole group, including engineering, finance and legal departments.

    The accounting policies of the reporting segments are the same as those described in Note 2. The segmental information is presented after the elimination of intercompany balances between the reportable segments. For the years ended November 30, 2000 and 1999, inter segment sales and transfers are not significant. For the year ended November 30, 2001, Corporate shows a significant increase in net operating revenue. This revenue arises from Paragon and Litwin, which were acquired during 2001.

    Summarized financial information concerning each of the Company's reportable segments is provided in the following tables:


---------------------------------------------------------------------------------------------------------------------------------
                                           Asia       North                             South
FOR THE YEAR ENDED NOVEMBER 30, 2001    Pacific     America     Norway      SEAME     America       U.K.    Corporate       Total
(in thousands)                                $           $          $          $           $          $            $           $
=================================================================================================================================
Net operating revenue--external          39,437     276,681    110,631    520,207      50,472    214,721       43,789   1,255,938
---------------------------------------------------------------------------------------------------------------------------------
Net operating revenue--internal(a)        4,255      78,970     36,768     78,311      12,674     53,080        4,567          --
---------------------------------------------------------------------------------------------------------------------------------
Equity in net income of
  non-consolidated joint ventures            --          --      5,798     10,902          --         --      (5,045)      11,655
---------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization           (2,015)    (21,546)    (1,074)    (5,984)     (6,003)    (1,480)     (53,648)    (91,750)
---------------------------------------------------------------------------------------------------------------------------------
Impairment of Comex trade name               --          --         --         --          --         --      (7,932)     (7,932)
---------------------------------------------------------------------------------------------------------------------------------
Research and development expense             --          --         --         --          --         --        (393)       (393)
---------------------------------------------------------------------------------------------------------------------------------
Interest expense                          (421)     (2,942)      (118)    (2,891)     (2,285)      (458)     (20,156)    (29,271)
---------------------------------------------------------------------------------------------------------------------------------
Interest income                              --          --         --         --          --         --        2,451       2,451
---------------------------------------------------------------------------------------------------------------------------------
Income tax (expense) benefit            (3,242)          --      1,025   (19,672)          --      4,269      (2,999)    (20,619)
---------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                       (3,238)    (36,191)     12,746      4,857       5,494      5,554      (3,425)    (14,203)
---------------------------------------------------------------------------------------------------------------------------------
Segment assets                           37,449     325,613     55,475    294,267      87,517     81,050      678,892   1,560,263
---------------------------------------------------------------------------------------------------------------------------------
Long-lived assets(b)                     14,328      70,244     12,839     64,875      62,092     13,073      613,741     851,192
---------------------------------------------------------------------------------------------------------------------------------
Investments in and advances to
  non-consolidated joint ventures            --          --      5,684      7,865          --         --       21,980      35,529
---------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                        270       1,789        430      4,060      18,824         --       37,495      62,868
=================================================================================================================================



---------------------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30, 2000
(in thousands)
=================================================================================================================================
Net operating revenue                    40,507     122,314    198,779    444,877      52,836    123,607          500     983,420
=================================================================================================================================
Equity in net income of
  non-consolidated joint ventures            --          --      1,019      9,427          --         --      (4,653)       5,793
---------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization           (2,591)    (21,717)    (1,102)    (4,770)     (5,972)    (3,620)     (42,345)    (82,117)
---------------------------------------------------------------------------------------------------------------------------------
Research and development expense             --          --         --         --          --         --        (950)       (950)
---------------------------------------------------------------------------------------------------------------------------------
Restructuring charge                         --          --         --    (1,793)          --    (1,501)           --     (3,294)
---------------------------------------------------------------------------------------------------------------------------------
Interest expense                          (642)     (5,225)      (626)    (1,503)     (2,206)    (1,199)     (20,756)    (32,157)
---------------------------------------------------------------------------------------------------------------------------------
Interest income                              --          --         --         --          --         --        2,165       2,165
---------------------------------------------------------------------------------------------------------------------------------
Income tax (expense) benefit              (104)       5,940      3,662   (10,867)       (340)      3,483        2,004       3,778
---------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                      (15,020)    (15,285)      6,719      9,242       8,081    (5,724)     (22,456)    (34,443)
---------------------------------------------------------------------------------------------------------------------------------
Segment assets                           32,974     268,663     62,301    253,625      77,559     97,316      610,334   1,402,772
---------------------------------------------------------------------------------------------------------------------------------
Long-lived assets(b)                     16,450      88,924      6,527     73,127      66,207     26,786      586,554     864,575
---------------------------------------------------------------------------------------------------------------------------------
Investments in and advances to
  non-consolidated joint ventures            --          --      2,470      8,488          --         --       26,046      37,004
---------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                        438       3,107        337      3,769      20,307          9       33,757      61,724
=================================================================================================================================



(a) Internal revenues are eliminated on consolidation of the Company's results and are therefore shown in the table to equal to zero.



(b) Long-lived assets include net fixed assets, investments in and advances to non-consolidated joint ventures and deposits and non-current receivables.

---------------------------------------------------------------------------------------------------------------------------------
                                            Asia       North                             South
FOR THE YEAR ENDED NOVEMBER 30, 1999     Pacific     America     Norway      SEAME     America       U.K.    Corporate      Total
(in thousands)                                 $           $          $          $           $          $            $          $
=================================================================================================================================
Net operating revenue                     42,715     156,399    164,539     57,114      56,355    162,032        1,572    640,726
---------------------------------------------------------------------------------------------------------------------------------
Equity in net income of
  non-consolidated joint ventures             --          --      3,526      1,145          --         --          526      5,197
---------------------------------------------------------------------------------------------------------------------------------
Depreciation and amortization            (2,417)    (24,127)    (2,476)    (1,413)     (5,244)    (2,149)     (18,310)   (56,136)
---------------------------------------------------------------------------------------------------------------------------------
Research and development expense              --          --         --         --          --         --      (1,162)    (1,162)
---------------------------------------------------------------------------------------------------------------------------------
Restructuring charge                          --          --    (1,261)         --          --      (378)           --    (1,639)
---------------------------------------------------------------------------------------------------------------------------------
Interest expense                           (455)     (3,948)    (1,845)      (555)       (987)    (1,711)      (8,191)   (17,692)
---------------------------------------------------------------------------------------------------------------------------------
Interest income                               --          --         --         --          --         --          966        966
---------------------------------------------------------------------------------------------------------------------------------
Income tax benefit (expense)                 465      14,609    (4,593)        530          --    (2,803)          301      8,509
---------------------------------------------------------------------------------------------------------------------------------
Net (loss) income                        (4,548)       8,521     11,190      3,928       8,776    (2,283)      (9,371)     16,213
---------------------------------------------------------------------------------------------------------------------------------
Capital expenditures                       3,704       9,030        913        380      14,661      1,818       60,412     90,918
=================================================================================================================================

(a) Internal revenues are eliminated on consolidation of the Company's results and are therefore shown in the table to equal to zero.

(b) Long-lived assets include net fixed assets, investments in and advances to non-consolidated joint ventures and deposits and non-current receivables.


    Revenue Analysis by Product Line:



=============================================================================================
FOR THE YEAR ENDED NOVEMBER 30,
(in thousands)                                                     2001      2000       1999
=============================================================================================
Regional Business                                               314,191   285,152    336,523
---------------------------------------------------------------------------------------------
Subsea Construction                                             279,482   267,071    160,950
---------------------------------------------------------------------------------------------
Pipelay & EPIC(a)                                               337,765   213,744          0
---------------------------------------------------------------------------------------------
Deepwater Development(b)                                        280,712   199,958    141,681
---------------------------------------------------------------------------------------------
Standalone Businesses(c)                                         43,788    17,495      1,570
---------------------------------------------------------------------------------------------
Total Revenue                                                 1,255,938   983,420    640,654
=============================================================================================



(a)  This product line did not exist until 2000.



(b)  This product line was called Field Development in 1999.



(c)  This relates to Serimer DASA Paragon Engineering and other.

    During the year ended November 30, 2001, two customers of the Company each individually accounted for more than 10% of the Company's revenue. The revenue from the largest customer was $269.2 million and was attributable to the SEAME reporting segment (2000: $198.2 million attributable to the Norway, SEAME, U.K. and North America reporting segments). The revenue from the second customer was $131.5 million and was attributable to the North America reporting segment.

    During the year ended November 30, 2000, in addition to the largest customer described in the comparative information above, another customer accounted for more than 10% of the Company's revenue. The revenue from this customer was $99.3 million and was attributable to the Asia Pacific, Norway, SEAME, U.K. and North America reporting segments.

    During the year ended November 30, 1999, one customer accounted for more than 10% of the Company's revenue. Revenue from this customer was $76.5 million and was attributable to the Norway reporting segment.

19.  COMMON SHARES, CLASS A SHARES AND CLASS B SHARES

    The Company has authorized share capital of 140,000,000 Common Shares, par value $2.00 per share, and 34,000,000 Class B Shares, par value $2.00 per share. Class B Shares are convertible into Common Shares, on a two-for-one basis, at any time at the option of the Class B shareholders.

    On March 7, 2001, the Company reorganized the share structure of the Company by increasing the authorized share capital of the Company from 102,000,000 to 140,000,000 Common Shares and reclassifying all outstanding Class A Shares to Common Shares on a one-for-one basis.

    On February 4, 2000, the Company issued 6,142,857 Class A Shares, which have subsequently been reclassified to Common Shares on a one-for-one basis, as partial consideration for its acquisition of the French offshore construction and engineering company ETPM as described in Note 3.

    During 2000, the Company, through a series of transactions, issued 19,775,223 Class A Shares, which have subsequently been reclassified to Common Shares on a one-for-one basis, to SNSA for cash of $200.0 million.

    On December 7, 1999, the Company issued 1,758,242 Class A Shares, which have subsequently been reclassified to Common Shares on a one-for-one basis, as partial consideration for its acquisition of the 49% interest in NKT as described in Note 3.

    As of November 30, 2001, 70,228,536 Common Shares and 34,000,000 Class B Shares were outstanding. SNSA holds 42% of the Common Shares and 100% of the Class B Shares which represents an economic interest of 53% of the Company and 61% of the voting rights.

    Common Shares and Class B Shares vote as a single class on all matters submitted to a vote of shareholders, with each share entitled to one vote, with the exception of recapitalization, reclassification or similar transactions affecting the relative rights, preferences and priorities of the Common Shares and Class B Shares, which require an affirmative vote of the holders of a majority of the outstanding Common Shares and Class B Shares each voting as a separate class. With respect to liquidation and dividend rights, the Class B Shares receive $0.005 per share for each $0.01 per Common Share.

    Luxembourg law requires that 5% of the Company's unconsolidated net profits each year be allocated to a legal reserve before declaration of dividends. This requirement continues until the reserve is 10% of the stated capital of the Company, as represented by Common Shares and Class B Shares, after which no further allocations are required until further issuance of shares.

    The legal reserve may also be satisfied by allocation of the required amount at the issuance of shares or by a transfer from paid-in surplus. The legal reserve is not available for dividends. The legal reserve for all outstanding Common Shares and Class B Shares has been satisfied and appropriate allocations are made to the legal reserve account at the time of each issuance of new shares.

    No portion of retained earnings represents undistributed earnings of non-consolidated joint ventures at November 30, 2001 or 2000.

20.  SHARE OPTION PLAN

    On April 28, 1993 the Company adopted a share option plan ("the Plan") covering 7.7 million shares represented by Common Shares, Class A Shares or any combination thereof not exceeding 7.7 million. Since March 7, 2001, all Class A Share options, when exercised, are automatically converted into Common Shares.

    The Company accounts for awards granted to directors and key employees under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for all share option grants in fiscal years 2001, 2000 and 1999 been determined consistent with SFAS No. 123, the Company's net (loss) income and net (loss) income per share would be changed to the following pro forma amounts:

============================================================================================
FOR THE YEAR ENDED NOVEMBER 30                                   2001       2000       1999
(in thousands, except per share data)                               $          $          $
============================================================================================
Net (loss) income                                             (14,203)   (34,443)    16,213
--------------------------------------------------------------------------------------------
Net (loss) income pro forma                                   (17,944)   (37,633)    13,644
--------------------------------------------------------------------------------------------
(LOSS) INCOME PER SHARE, AS REPORTED
--------------------------------------------------------------------------------------------
Basic                                                           (0.16)     (0.44)      0.27
--------------------------------------------------------------------------------------------
Diluted                                                         (0.16)     (0.44)      0.27
--------------------------------------------------------------------------------------------
(LOSS) INCOME PER SHARE PRO FORMA
--------------------------------------------------------------------------------------------
Basic                                                           (0.21)     (0.48)      0.23
--------------------------------------------------------------------------------------------
Diluted                                                         (0.21)     (0.48)      0.23
============================================================================================

    Options may be granted under the Plan which are exercisable during periods of up to ten years. The options granted under the Plan will be at an exercise price not less than the fair market value per share at the time the option is granted. Options vest 25% on the first anniversary of the grant date, with an additional 25% vesting on each subsequent anniversary. A Compensation Committee appointed by the Company's Board of Directors administers the Plan. Options are awarded at the discretion of the Company to Directors and key employees.

    The following tables reflects activity under the Plan for the three-year period ended November 30, 2001:

--------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30                          2001                  2000                  1999
--------------------------------------------------------------------------------------------------------
                                                    WEIGHTED              Weighted              Weighted
                                                     AVERAGE               average               average
                                                    EXERCISE              exercise              exercise
                                                       PRICE                 price                 price
                                             SHARES        $      SHARES         $      SHARES         $
========================================================================================================
Outstanding at beginning of year          2,533,249    10.00   2,088,736     9.44    1,971,304     8.94
--------------------------------------------------------------------------------------------------------
Granted                                     640,300    13.43     880,949    10.34      365,304    10.49
--------------------------------------------------------------------------------------------------------
Exercised                                   (75,612)     6.98   (309,237)     6.14    (121,901)     4.71
--------------------------------------------------------------------------------------------------------
Forfeited                                   (73,527)    11.15   (127,199)    11.63    (125,971)    10.32
========================================================================================================
Outstanding at end of year                3,024,410    10.77   2,533,249    10.00    2,088,736     9.44
========================================================================================================
Exercisable at end of year                1,477,306     9.65   1,037,466     8.99      971,944     7.72
========================================================================================================
Weighted average fair value of options
  granted                                              10.36                 7.43                  8.12
========================================================================================================

    All share data and per share data has been restated to reflect the share reclassification on March 7, 2001 whereby Class A Shares were reclassified to Common Shares on a one-for-one basis.

    The fair value of each share option grant is estimated as of the date of grant using the Black Scholes option pricing model with the following weighted average assumptions:

============================================================================================
                                                                 2001       2000       1999
============================================================================================
Risk free interest rates                                        5.62%      6.55%      5.82%
--------------------------------------------------------------------------------------------
Expected lives                                                7 YEARS    7 years    7 years
--------------------------------------------------------------------------------------------
Expected volatility                                             81.0%      70.2%      88.0%
--------------------------------------------------------------------------------------------
Expected dividend yields                                           --         --         --
============================================================================================

    The following tables summarize information about share options outstanding as of November 30, 2001:

----------------------------------------------------------------------------------------------------
AS OF NOVEMBER 30, 2001                      Options outstanding                 Options exercisable
----------------------------------------------------------------------------------------------------
                                                        Weighted   Weighted                 Weighted
                                                         average    average                  average
                                                       remaining   exercise                 exercise
                                          Options    contractual      price        Number      price
Range of exercise price               outstanding   life (years)          $   exercisable          $
====================================================================================================
COMMON SHARES
----------------------------------------------------------------------------------------------------
$13.56 - 16.58                           800,300           8.79       14.25       137,625      16.58
----------------------------------------------------------------------------------------------------
$ 7.82 - 11.12                            13,000           9.73        9.81            --         --
----------------------------------------------------------------------------------------------------
$ 5.17 -  7.38                           121,830           4.95        5.74       121,830       5.74
----------------------------------------------------------------------------------------------------
$ 2.71 -  3.00                           111,750           3.77        2.77       111,750       2.77
====================================================================================================
                                       1,046,880           7.82       11.98       371,205       8.87
====================================================================================================
CLASS A SHARES
----------------------------------------------------------------------------------------------------
$12.13 - 16.58                           106,250           6.72       16.18        74,938      16.44
----------------------------------------------------------------------------------------------------
$ 7.82 - 11.13                         1,115,187           8.16       10.21       353,234      10.19
----------------------------------------------------------------------------------------------------
$ 5.17 -  7.38                            61,290           4.95        5.74        61,290       5.74
----------------------------------------------------------------------------------------------------
$ 2.71 -  3.00                            52,125           3.80        2.77        52,125       2.77
====================================================================================================
                                       1,334,852           7.73       10.19       541,587       9.83
====================================================================================================

    As part of the acquisition of the former Ceanic Corporation in 1998, holders of Ceanic share options were entitled to exercise all vested and one-third of the unvested options, or to convert any portion thereof to vested Stolt Offshore S.A. Common Share options. Their remaining two-thirds unvested Ceanic share options were automatically converted to unvested Stolt Offshore S.A. Common Share options at the date of acquisition. The following table summarizes information about these options which are outstanding as at November 30, 2001:

----------------------------------------------------------------------------------------------------
                                             Options outstanding               Options exercisable
----------------------------------------------------------------------------------------------------
                                                        Weighted   Weighted                 Weighted
                                                         average    average                  average
                                                       remaining   exercise                 exercise
                                          Options    contractual      price        Number      price
Range of exercise price               outstanding   life (years)          $   exercisable          $
====================================================================================================
COMMON SHARES
----------------------------------------------------------------------------------------------------
$7.82 - 11.20                            530,149           5.93       10.75       464,541      10.76
----------------------------------------------------------------------------------------------------
$5.21 -  7.38                            112,529           5.50        6.42        99,973       6.43
====================================================================================================
                                         642,678           5.85        9.99       564,514       9.99
====================================================================================================

21.  PROFIT SHARING PLAN

    During 1993 the Company adopted a profit sharing plan which distributes 10% of the Company's net income after specified adjustments, to certain of its employees worldwide. The determination of an employee's individual award will be based on salary and overall contribution to the Company. The Compensation Committee appointed by the Company's Board of Directors administers this plan. No charge in respect of profit sharing has been included in the statement of operations for each of the years ended November 30, 2001, 2000 and 1999.

22.  COMMITMENTS AND CONTINGENCIES

    The Company has issued performance bonds amounting to $418 million at November 30, 2001. In the normal course of business, the Company provides project guarantees to guarantee the project performance of subsidiaries and joint ventures to third parties.

    At November 30, 2001, the Company has committed to purchase fixed assets of $15.1 million from external suppliers.


    Coflexip S.A. ("CSO") has commenced legal proceedings through the United Kingdom High Court against three subsidiaries of Stolt Offshore S.A. claiming infringement of a certain patent held by CSO relating to flexible flowline laying technology in the United Kingdom Judgment was given on January 22, 1999 and January 29, 1999. The disputed patent was held valid. The Company appealed and the Appeal Court maintained the validity of the patent and broadened its application compared to the High Court decision. The Company has applied for leave to appeal the Appeal Court decision to the House of Lords, which has now been denied. During 2001, CSO submitted an amended claim to damages claiming the lost profits on a total of 15 projects. In addition, there is a claim for alleged price depreciation on certain other projects. The total claim is for approximately $89 million, up from approximately $14 million claimed previously, plus interest, legal costs and a royalty for each time that the flexible lay system tower on the SEAWAY FALCON was brought into United Kingdom waters. The Company estimates that the total claim will be of the order of $115 million. In the alternative, CSO claims a reasonable royalty for each act of infringement, interest and legal costs. CSO has not quantified this claim, but it will be considerably less than the claim to lost profits. The Company, in consultation with its advisers, has assessed that the range of possible outcomes for the resolution of damages is $1.5 million to $115 million and has determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, "ACCOUNTING FOR CONTINGENCIES", the Company has provided $1.5 million in the financial statements, being the lower amount of the range. The amount of damages is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.


    In September 1999, the Company terminated its charter of the ship, TOISA PUMA, for default. The Company is currently in arbitration with the owners who are contesting that the termination was wrongful. The arbitration has held that the ship was in breakdown, but that the termination was nevertheless wrongful. The Company applied for leave to appeal the decision to the High Court, which has been denied. During 2001, the owner has quantified his claim to approximately $8 million. The Company has disputed the magnitude of the claim in relation to lack of instigation, lack of cost savings and lack of actual loss for parts of the claim. In addition, the Company has a counterclaim related to the breakdown of the ship. The Company, in consultation with its advisers, has assessed the range of possible outcomes for the resolution of damages with the upper amount being $8 million. The Company has determined that there is no amount within the range that is a better estimate than any other amount. Consequently, in accordance with SFAS No. 5, the Company has provided in the financial statements an amount to cover the liability for damages which is at the lower amount of the range. The amount of such liability is nevertheless uncertain and no assurance can be given that the provided amount is sufficient.

    Legal costs are expensed as incurred.

    In the ordinary course of business, various claims, suits and complaints have been filed against the Company. In the opinion of management, all such matters are adequately covered by indemnity agreements, recorded provisions in the financial statements and insurance or, if not so covered, would not have a material effect on the financial position, results of operations or cash flows of the Company if resolved unfavorably.

23.  FINANCIAL INSTRUMENTS

    The Company operates in a large number of countries throughout the world and, as a result, is exposed to currency fluctuations largely as a result of incurring operating expenses in the normal course of business. The Company's major foreign currency exposures are to the Euro, British Pound and Norwegian Krone. To manage this volatility, the Company nets the exposures on a consolidated basis to take advantage of natural offsets. For the residual portion, the Company enters into derivative instruments pursuant to the Company's policies in areas such as counterparty exposure and hedging practices. Designation is performed on a specific exposure basis to support hedge accounting. The changes in the fair value of these derivative instruments are offset in part or in whole by corresponding changes in the fair value of cash flows of the underlying exposures being hedged. The Company does not hold or issue derivative instruments for trading purposes.

    All of the Company's derivative instruments are over the counter instruments entered into with major financial credit institutions to hedge the Company's committed exposures. The Company's derivative instruments are primarily standard foreign exchange forward contracts which subject the Company to a minimum level of exposure risk and have maturities of less than 18 months. The Company does not consider that it has a material exposure to credit risk from third parties failing to perform according to the terms of derivative instruments.

    The following foreign exchange forward contracts, maturing between December 13, 2001 and June 27, 2002 were outstanding as of November 30, 2001:

=======================================================================================================
FOR THE YEAR ENDED NOVEMBER 30                                             2001                  2000
(in thousands)                                               PURCHASE      SELL     Purchase     Sell
=======================================================================================================
Euros                                                          23,396        --     143,894        --
-------------------------------------------------------------------------------------------------------
Singapore Dollars                                                 300        --          --        --
-------------------------------------------------------------------------------------------------------
Norwegian Kroner                                                   --        --      97,000        --
-------------------------------------------------------------------------------------------------------
British Pounds                                                     --        --          --     7,240
-------------------------------------------------------------------------------------------------------

    As of November 30, 2001, the fair values of these derivative instruments were recorded in the consolidated balance sheet as $0.8 million in assets and $0.8 million in liabilities. Gains and losses on these instruments are deferred in OCI until the underlying transaction is recognized in the results of operations. Qualifying cash flow hedges currently deferred in OCI are not material. These amounts will be reclassified into results of operations as the underlying transactions are recognized.

    During the year ended November 30, 2001, no amount was recognized in the statement of operations for an amount relating to a hedge's ineffectiveness or to a discontinued fair value hedge or cash flow hedge.

    The following table summarizes the estimated fair value amounts of the Company's other financial instruments which have been determined by the Company, using appropriate market information and valuation methodologies. Considerable judgment is required to develop these estimates of fair values, thus the estimates provided herein are not necessarily indicative of the amounts that could be realized in a current market exchange:

=====================================================================================================
                                                                         2001                  2000
                                                            CARRYING     FAIR     Carrying     Fair
AS OF NOVEMBER 30                                             AMOUNT    VALUE       amount    value
(in millions)                                                      $        $            $        $
=====================================================================================================
FINANCIAL ASSETS
-----------------------------------------------------------------------------------------------------
Cash and cash equivalents                                       11.7     11.7          6.3      6.3
-----------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
-----------------------------------------------------------------------------------------------------
Bank overdrafts                                                  5.2      5.2          1.8      1.8
-----------------------------------------------------------------------------------------------------
Long-term debt                                                 335.0    335.0        265.0    265.0
=====================================================================================================

    The carrying amounts of cash and cash equivalents and bank overdrafts approximate their fair value. The estimated value of the Company's long-term debt is based on interest rates at November 30, 2001 and 2000 using debt instruments of similar risk.

24.  SUBSEQUENT EVENTS

    Vinci, owner of the 6,142,857 Common Shares issued as partial consideration in the acquisition of ETPM in December 1999, has advised the Company of its intention to sell all of the shares as permitted by the ETPM acquisition agreement. The Company in turn has advised Vinci that it will organize the sale and it is the Company's intention to buy the shares back in the second quarter of 2002. The transaction will be funded through the use of existing credit facilities and the sale of Common Shares to SNSA and other interested parties for up to $65.0 million.

                      STOLT OFFSHORE S.A. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



=======================================================================================
                                                              FEBRUARY        FEBRUARY
                                                                 28,             28,
                                                                2002            2001
=======================================================================================
Net operating revenue                                         $294,051        $ 191,075
---------------------------------------------------------------------------------------
Operating expenses                                            (269,537)        (183,147)
---------------------------------------------------------------------------------------
Gross profit                                                    24,514            7,928
---------------------------------------------------------------------------------------
Equity in net income of non-consolidated joint ventures            149            2,532
---------------------------------------------------------------------------------------
Administrative and general expenses                            (16,931)         (17,317)
---------------------------------------------------------------------------------------
Income/(loss) from operations                                    7,732           (6,857)
---------------------------------------------------------------------------------------
Non-operating (expense)/income
---------------------------------------------------------------------------------------
  Interest expense, net                                         (4,003)          (7,366)
---------------------------------------------------------------------------------------
  Foreign exchange gain/(loss)                                     253             (938)
---------------------------------------------------------------------------------------
  Other income, net                                                139              652
---------------------------------------------------------------------------------------
Income/(loss) before income taxes and minority interests         4,121          (14,509)
---------------------------------------------------------------------------------------
Income tax provision                                            (1,283)            (454)
---------------------------------------------------------------------------------------
Income/(loss) before minority interests                          2,838          (14,963)
---------------------------------------------------------------------------------------
Minority interests                                              (2,620)            (520)
---------------------------------------------------------------------------------------
Net income/(loss)                                             $    218        $ (15,483)
---------------------------------------------------------------------------------------
PER SHARE DATA
---------------------------------------------------------------------------------------
Net profit/(loss) per share
---------------------------------------------------------------------------------------
  Basic                                                       $     --        $   (0.18)
---------------------------------------------------------------------------------------
  Diluted                                                     $     --        $   (0.18)
---------------------------------------------------------------------------------------
Weighted average number of Common Shares and
  Common Share equivalents outstanding
---------------------------------------------------------------------------------------
  Basic                                                         87,206           87,155
---------------------------------------------------------------------------------------
  Diluted                                                       87,476           87,155
---------------------------------------------------------------------------------------
SELECTED INFORMATION
---------------------------------------------------------------------------------------
Capital expenditures                                          $  6,650        $  21,345
---------------------------------------------------------------------------------------
Depreciation and amortisation                                 $ 22,781        $  20,586
=======================================================================================

                      STOLT OFFSHORE S.A. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



==================================================================================================
                                                      UNAUDITED        UNAUDITED         AUDITED
                                                       FEBRUARY         FEBRUARY         NOVEMBER
                                                         28,              28,              30,
                                                         2002             2001             2001
==================================================================================================
ASSETS
--------------------------------------------------------------------------------------------------
Cash and cash equivalents                             $    9,181       $   12,454       $   11,670
--------------------------------------------------------------------------------------------------
Other current assets                                     498,991          394,363          561,297
--------------------------------------------------------------------------------------------------
Fixed assets, net of accumulated depreciation            764,710          813,393          779,471
--------------------------------------------------------------------------------------------------
Other non-current assets                                 203,243          211,993          207,825
--------------------------------------------------------------------------------------------------
    Total assets                                      $1,476,125       $1,432,203       $1,560,263
--------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------
Bank overdrafts                                       $   23,119       $    1,884       $    5,240
--------------------------------------------------------------------------------------------------
Current portion of long-term debt and capital lease
  obligations                                                 53           59,001           23,653
--------------------------------------------------------------------------------------------------
Accounts payable and accrued liabilities                 403,315          347,291          465,882
--------------------------------------------------------------------------------------------------
Long-term debt and capital lease obligations             323,010          290,044          335,026
--------------------------------------------------------------------------------------------------
Other non-current liabilities                             71,592           73,940           70,440
--------------------------------------------------------------------------------------------------
Shareholders' equity
--------------------------------------------------------------------------------------------------
  Common Shares                                          140,457           45,473          140,457
--------------------------------------------------------------------------------------------------
  Class A Shares(a)                                           --           94,872               --
--------------------------------------------------------------------------------------------------
  Class B Shares                                          68,000           68,000           68,000
--------------------------------------------------------------------------------------------------
  Paid-in-surplus                                        461,967          463,504          463,615
--------------------------------------------------------------------------------------------------
  Retained earnings                                       52,654           51,156           52,436
--------------------------------------------------------------------------------------------------
  Accumulated other comprehensive loss                   (68,282)         (62,962)         (64,486)
--------------------------------------------------------------------------------------------------
  Treasury stock                                          (1,760)              --               --
--------------------------------------------------------------------------------------------------
    Total shareholders' equity                           653,036          660,043          660,022
--------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity        $1,476,125       $1,432,203       $1,560,263
--------------------------------------------------------------------------------------------------
Total interest-bearing debt and capital lease
  obligations net of cash and cash equivalents and
  receivables from related parties                    $  339,001       $  334,230       $  352,249
==================================================================================================



(a) As a result of a share reclassification on March 7, 2001, all Class A Shares were reclassified as Common Shares on a one-to-one basis.

                      STOLT OFFSHORE S.A. AND SUBSIDIARIES
                               SEGMENTAL ANALYSIS
                                 (IN THOUSANDS)



    In 1999, the Company adopted SFAS No. 131 "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" which changed the way the Company reported information about its operating segments. The tables below show summarised profit and loss information relating to this disclosure. Balance sheet information has not been disclosed as there has not been a material movement in segmental assets since November 30, 2001.



    The Company has seven reportable segments based on geographical regions:
Asia Pacific, North America, Norway, SEAME(a), South America, U.K. and Corporate. Management may from time to time change the segmentation of the business, which will result in a restatement of the figures.



======================================================================================================================
FOR THE THREE MONTHS ENDED      ASIA       NORTH                              SOUTH
FEBRUARY 28, 2002              PACIFIC    AMERICA     NORWAY     SEAME(A)    AMERICA          UK   CORPORATE     TOTAL
======================================================================================================================
Net operating revenue--
  external                     $ 6,975    $70,728    $12,868     $137,201    $13,465    $ 24,982   $27,832    $294,051
----------------------------------------------------------------------------------------------------------------------
Net operating revenue--
  internal(b)                  $   279    $12,187    $ 2,925     $ 18,179    $ 2,173    $  6,626   $ 1,232          --
----------------------------------------------------------------------------------------------------------------------
(Loss)/income from
  operations                   $  (148)   $(1,890)      (703)    $ 19,707    $ 3,233    $ (2,450)  $(10,017)  $  7,732
----------------------------------------------------------------------------------------------------------------------
  Interest expense, net                                                                                       $ (4,003)
----------------------------------------------------------------------------------------------------------------------
  Foreign exchange gain                                                                                       $    253
----------------------------------------------------------------------------------------------------------------------
  Minority interest                                                                                           $ (2,620)
----------------------------------------------------------------------------------------------------------------------
  Other income, net                                                                                           $    139
----------------------------------------------------------------------------------------------------------------------
Income before taxes                                                                                           $  1,501
======================================================================================================================



======================================================================================================================
FOR THE THREE MONTHS ENDED      ASIA       NORTH                              SOUTH
FEBRUARY 28, 2001              PACIFIC    AMERICA     NORWAY     SEAME(A)    AMERICA          UK   CORPORATE     TOTAL
======================================================================================================================
Net operating revenue--
  external                     $ 5,102    $33,258    $14,861     $ 90,378    $13,137    $ 32,650   $ 1,689    $191,075
----------------------------------------------------------------------------------------------------------------------
Net operating revenue--
  internal(b)                  $   134    $ 2,605    $ 2,864     $  5,241    $ 1,753    $  6,320   $   566          --
----------------------------------------------------------------------------------------------------------------------
(Loss)/income form
  operations                   $(1,301)   $(1,936)   $ 4,009     $ 11,175    $ 1,717    $    700   $(21,221)  $ (6,857)
----------------------------------------------------------------------------------------------------------------------
  Interest expense, net                                                                                       $ (7,366)
----------------------------------------------------------------------------------------------------------------------
  Foreign exchange loss                                                                                       $   (938)
----------------------------------------------------------------------------------------------------------------------
  Minority interest                                                                                           $   (520)
----------------------------------------------------------------------------------------------------------------------
  Other income, net                                                                                           $    652
----------------------------------------------------------------------------------------------------------------------
Loss before taxes                                                                                             $(15,029)
======================================================================================================================



(a)  SEAME is defined as Southern Europe, Africa and the Middle East



(b) Internal revenues are eliminated on consolidation of the Company's results and are therefore shown in the table to equal to zero



    Three customers each individually accounted for more than 10% of the Company's revenue for the quarter ended February 28, 2002. The revenue from these customers was $121.1 million and was attributable to the North America and SEAME segments. In the quarter ended February 28, 2001, one customer accounted for more than 10% of the Company's revenue. The revenue from this customer was $71.9 million and was attributable to the Norway, SEAME and U.K. segments.

                            8,000,000 COMMON SHARES


                                     [LOGO]


                              STOLT OFFSHORE S.A.


                                ---------------


                                   PROSPECTUS
                                            , 2002


                             ---------------------


                                LEHMAN BROTHERS

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Articles of Incorporation of Stolt Offshore S.A. ("Stolt Offshore") provide that Stolt Offshore shall indemnify any present or former director or officer to the fullest extent permitted by law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding (whether civil, criminal or otherwise, including appeals), actual or threatened, in which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer, and against amounts paid or incurred by him in the settlement thereof; provided, however, that Stolt Offshore is not obligated to provide such indemnification or reimbursement: (i) against any liability to Stolt Offshore or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of Stolt Offshore; or (iii) in the event of a settlement, unless the settlement has been approved by the court or by Stolt Offshore's Board of Directors. Such indemnification includes, without limitation, attorneys' fees and costs.

    In each case, the enforceability of Stolt Offshore's obligation to indemnify, pay or reimburse a director or officer would be limited by the laws of Luxembourg. Stolt Offshore has been advised by Elvinger, Hoss & Prussen, its Luxembourg counsel, that under Luxembourg law indemnification of directors and officers is a matter of contract, and that the Articles of Incorporation would be enforceable as such a contract.

ITEM 9. EXHIBITS.


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENTS
---------------------   ------------------------------------------------------------
1                       Underwriting Agreement.*

4.1                     Deposit Agreement among Stolt Offshore S.A., Citibank, N.A., as Depositary, and holders and beneficial owners of American
                        Depositary Receipts issued thereunder. Incorporated herein by reference to Exhibit A to the Registration Statement on
                        Form F-6 (Registration No. 333-8848) filed with the
                        Commission under the Securities Act on June 1, 1998.

4.2                     Form of American Depositary Receipt. Incorporated herein by reference to Annex A to Exhibit A to the Registration
                        Statement on Form F-6 (Registration No. 333-8848) filed with the Commission under the Securities Act on June 1, 1998.

5.1                     Opinion of Elvinger, Hoss & Prussen.

5.2                     Opinion of White & Case LLP.

23.1                    Consent of Elvinger, Hoss & Prussen (included in Exhibit
                        5.1).

23.2                    Consent of White & Case LLP (included in Exhibit 5.2).

23.3                    Consent of Arthur Andersen, Independent Public Accountants.

23.4                    Consent of Barbier Frinault & Associes.

24 Power of Attorney (included on the signature page of this Registration Statement).**

99.1                    Financial Statements of Mar Profundo Girassol as at and for
                        the years ended December 31, 2001 and 2000.

99.2                    Letter of Stolt Offshore S.A., addressed to the Securities and Exchange Commission, regarding representations to Stolt
                        Offshore S.A. by Arthur Andersen and Barbier Frinault and
                        Associes.**


------------------------

*   To be filed by amendment.

**  Previously filed.

ITEM 10. UNDERTAKINGS.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England on the 30th day of May 2002.


                                                       STOLT OFFSHORE S.A.

                                                       By:  *
                                                            -----------------------------------------
                                                            Name: Bernard Vossier
                                                            Title: CHIEF EXECUTIVE OFFICER


                      SIGNATURE                                            TITLE
                      ---------                                            -----
By: *                                                  Chief Executive Officer, Director
-------------------------------------------              (Principal Executive Officer)
Name: Bernard Vossier

By: *                                                  Chief Financial Officer
-------------------------------------------              (Principal Financial Officer and Principal
Name: Bruno Chabas                                       Accounting Officer)

By: *                                                  Chairman of the Board of Directors
-------------------------------------------
Name: Jacob Stolt-Nielsen

By: *                                                  Director
-------------------------------------------
Name: Fernand Poimboeuf

By: *                                                  Director
-------------------------------------------
Name: J. Frithjof Skouveroe

By: *                                                  Director
-------------------------------------------
Name: Niels G. Stolt-Nielsen

By: *                                                  Director
-------------------------------------------
Name: Mark Woolveridge

By: *                                                  Director
-------------------------------------------
Name: James B. Hurlock

                      SIGNATURE                                            TITLE
                      ---------                                            -----
By:                                                    Director
-------------------------------------------
Name: Haakon Lorentzen

*By: /s/ ALAN B. WINSOR                                Attorney-in-fact
-------------------------------------------
Name: Alan B. Winsor
Date: May 30, 2002

STOLT-NIELSEN INC.,
  its duly authorized representative in the United
  States

By: /s/ ALAN B. WINSOR
-------------------------------------------
Name: Alan B. Winsor
Title: Senior Vice President, Secretary and General
       Counsel
Date: May 30, 2002

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENTS
---------------------   ------------------------------------------------------------
1                       Underwriting Agreement.*

4.1                     Deposit Agreement among Stolt Offshore S.A., Citibank, N.A., as Depositary, and holders and beneficial owners of American
                        Depositary Receipts issued thereunder. Incorporated herein by reference to Exhibit A to the Registration Statement on
                        Form F-6 (Registration No. 333-8848) filed with the
                        Commission under the Securities Act on June 1, 1998.

4.2                     Form of American Depositary Receipt. Incorporated herein by reference to Annex A to Exhibit A to the Registration
                        Statement on Form F-6 (Registration No. 333-8848) filed with the Commission under the Securities Act on June 1, 1998.

5.1                     Opinion of Elvinger, Hoss & Prussen.

5.2                     Opinion of White & Case LLP.

23.1                    Consent of Elvinger, Hoss & Prussen (included in Exhibit
                        5.1).

23.2                    Consent of White & Case LLP (included in Exhibit 5.2).

23.3                    Consent of Arthur Andersen, Independent Public Accountants.

23.4                    Consent of Barbier Frinault & Associes.

24 Power of Attorney (included on the signature page of this Registration Statement).**

99.1                    Financial Statements of Mar Profundo Girassol as at and for
                        the years ended December 31, 2001 and 2000.

99.2                    Letter of Stolt Offshore S.A., addressed to the Securities and Exchange Commission, regarding representations to Stolt
                        Offshore S.A. by Arthur Andersen and Barbier Frinault and
                        Associes.**


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*   To be filed by amendment.

**  Previously filed.